     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON APRIL 19, 1996


                                                      REGISTRATION NO. 33-
- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                             ---------------------

                                    FORM S-4
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                             ---------------------

                            ILLINOIS TOOL WORKS INC.
             (Exact name of registrant as specified in its charter)
                             ---------------------

            DELAWARE                          3089                         36-1258310
  (State or other jurisdiction    (Primary Standard Industrial          (I.R.S. Employer
      of incorporation or         Classification Code Number)         Identification No.)
          organization)

                             3600 WEST LAKE AVENUE
                         GLENVIEW, ILLINOIS 60025-5811
                                 (847) 724-7500
  (Address, including Zip Code, and telephone number, including area code, of registrant's principal executive offices)
                             ---------------------
                            STEWART S. HUDNUT, ESQ.
                            ILLINOIS TOOL WORKS INC.
                             3600 WEST LAKE AVENUE
                         GLENVIEW, ILLINOIS 60025-5811
                                 (847) 724-7500
 (Name, address, including Zip Code, and telephone number, including area code, of agent for service)
                             ---------------------
                                   COPIES TO:

           CHARLES J. MCCARTHY, ESQ.                       JOSEPH D. MASTERSON, ESQ.
                 JENNER & BLOCK                                 QUARLES & BRADY
                 ONE IBM PLAZA                             411 EAST WISCONSIN AVENUE
            CHICAGO, ILLINOIS 60611                        MILWAUKEE, WISCONSIN 53202

                             ---------------------
     APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the effective date of this registration statement and certain other conditions under the Agreement and Plan of Merger are met or waived.
     If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box: / /

                        CALCULATION OF REGISTRATION FEE


- -----------------------------------------------------------------------------------------------------
- -----------------------------------------------------------------------------------------------------
                                                     PROPOSED MAXIMUM PROPOSED MAXIMUM
      TITLE OF EACH CLASS OF         AMOUNT TO BE     OFFERING PRICE    AGGREGATE       AMOUNT OF
   SECURITIES TO BE REGISTERED        REGISTERED        PER SHARE     OFFERING PRICE REGISTRATION FEE
- -----------------------------------------------------------------------------------------------------
Common Stock, without par value... 1,230,175 shares(1)    $51.59(2)   $63,465,823(2)  $21,885(2)(3)
- -----------------------------------------------------------------------------------------------------
- -----------------------------------------------------------------------------------------------------



(1) Estimated, based on the maximum aggregate number of shares of Illinois Tool Works Inc. ("ITW") common stock issuable pursuant to the proposed merger (the "Merger") of a wholly owned subsidiary of ITW with Medalist Industries, Inc. ("Medalist") assuming (i) 4,473,362 shares of common stock of Medalist outstanding (and shares issuable with respect to outstanding options and convertible debentures) immediately prior to the Merger, and
     (ii) the Merger conversion ratio is one Medalist common share for 0.275 of a share of ITW common stock, the applicable fraction of a share of ITW common stock for the Merger conversion ratio if the applicable average closing price of ITW common stock is $52.70, the lowest average closing price in the range set forth in the second paragraph of the first page of the Proxy Statement/Prospectus forming a part of this Registration Statement.



(2) Estimated solely for the purpose of calculating the registration fee and computed pursuant to Rule 457(f)(1) and Rule 457(c) of the Securities Act of 1933 based on $14 3/16 per Medalist share, the average of the high and low prices of Medalist Common Stock (the securities to be received by ITW) on the Nasdaq Stock Market on April 17, 1996.



(3) Pursuant to Rule 457(b) of the Securities Act of 1933, the registration fee is offset by the $12,972 filing fee previously paid in connection with the filing by Medalist of the preliminary proxy materials on February 1, 1996.


     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF
THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SECTION 8(A), MAY DETERMINE.
- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

                             CROSS REFERENCE SHEET

       PURSUANT TO ITEM 501(B) OF REGULATION S-K AND RULE 404(A) SHOWING LOCATION IN PROXY STATEMENT/PROSPECTUS OF INFORMATION REQUIRED BY FORM S-4

           FORM S-4 ITEM NUMBER AND CAPTION          LOCATION IN PROXY STATEMENT/PROSPECTUS
      -------------------------------------------  -------------------------------------------
  A.  INFORMATION ABOUT THE TRANSACTION
  1.  Forepart of Registration Statement and
        Outside Front Cover Page of Prospectus...  Facing Page; Outside Front Cover Page of
                                                   Proxy Statement/Prospectus
  2.  Inside Front and Outside Back Cover Pages
        of Prospectus............................  Inside Front Cover Page of Proxy
                                                     Statement/Prospectus; Available
                                                     Information; Incorporation of Certain
                                                     Documents by Reference; Table of Contents
  3.  Risk Factors, Ratio of Earnings to Fixed
        Charges and Other Information
      (a)........................................  Summary -- The Companies
      (b)........................................  Summary -- The Companies
      (c)........................................  Summary -- The Merger Agreement
      (d)........................................  Summary -- Selected Historical and Pro
                                                   Forma Financial Data
      (e)........................................  Summary -- Selected Historical and Pro
                                                   Forma Financial Data
      (f)........................................  Summary -- Selected Historical and Pro
                                                   Forma Financial Data
      (g)........................................  Summary -- Market Price Data
      (h)........................................  Summary -- Shareholder and Regulatory
                                                     Approvals
      (i)........................................  Summary -- Shareholder and Regulatory
                                                     Approvals
      (j)........................................  Summary -- Dissenter's Rights
      (k)........................................  Summary -- Certain Federal Income Tax
                                                     Consequences
  4.  Terms of the Transaction
      (a)(1).....................................  The Merger Agreement
      (2)........................................  Special Factors -- Reasons for the Merger,
                                                     Recommendation of the Company's Board of
                                                     Directors; -- Opinion of Robert W. Baird
                                                     & Co. Incorporated
      (3)........................................  *
      (4)........................................  Comparison of Shareholder Rights;
                                                   Description of ITW Capital Stock
      (5)........................................  The Merger Agreement -- Accounting
                                                   Treatment
      (6)........................................  The Merger Agreement -- Certain Federal
                                                     Income Tax Consequences
      (b)........................................  Special Factors -- Opinion of Robert W.
                                                   Baird & Co. Incorporated

           FORM S-4 ITEM NUMBER AND CAPTION          LOCATION IN PROXY STATEMENT/PROSPECTUS
      -------------------------------------------  -------------------------------------------
      (c)........................................  The Merger Agreement -- General
  5.  Pro Forma Financial Information............  *
                                                     But see, Unaudited Pro Forma Condensed
                                                     Financial Information
  6.  Material Contacts with the Company Being
        Acquired.................................  Special Factors -- Background; The Merger
                                                     Agreement
  7.  Additional Information Required for
        Reoffering by Persons and Parties Deemed
        to be Underwriters.......................  *
  8.  Interests of Named Experts and Counsel.....  Legal Opinions
  9.  Disclosure of Commission Position on
        Indemnification for Securities Act
        Liabilities..............................  *
  B.  INFORMATION ABOUT THE REGISTRANT
 10.  Information with Respect to S-3 Registrants
      (a)........................................  Incorporation of Certain Documents by
                                                     Reference
      (b)........................................  *
 11.  Incorporation of Certain Information by
        Reference
      (a)........................................  Incorporation of Certain Documents by
                                                     Reference
      (b)........................................  Incorporation of Certain Documents by
                                                     Reference
 12.  Information with Respect to S-2 or S-3
        Registrants..............................  *
 13.  Incorporation of Certain Information by
        Reference................................  *
 14.  Information with Respect to Registrants
        Other Than S-3 or S-2 Registrants........  *
  C.  INFORMATION ABOUT THE COMPANY BEING
        ACQUIRED
 15.  Information with Respect to S-3
        Companies................................  *
 16.  Information with Respect to S-2 or S-3
        Companies................................  Special Factors -- Background; Summary --
                                                     Market Price Data; -- Dividend Policy; --
                                                     Selected Historical and Pro Forma
                                                     Financial Data; Certain Information
                                                     Regarding Medalist; Medalist Financial
                                                     Information; Incorporation of Certain
                                                     Documents by Reference
 17.  Information with Respect to Companies Other
        Than S-2 or S-3..........................  *
  D.  VOTING AND MANAGEMENT INFORMATION

           FORM S-4 ITEM NUMBER AND CAPTION          LOCATION IN PROXY STATEMENT/PROSPECTUS
      -------------------------------------------  -------------------------------------------
 18.  Information if Proxies, Consents or
        Authorizations are to be Solicited
      (a)(1).....................................  Notice of Special Meeting; Summary -- Time,
                                                     Place and Date of Special Meeting
      (2)........................................  Notice of Special Meeting;
                                                   Summary -- Purpose of Special Meeting, Vote
                                                     Required and Quorum
      (3)........................................  Summary -- Dissenter's Rights; Rights of
                                                     Dissenting Shareholders
      (4)........................................  Solicitation of Proxies
      (5)(i).....................................  Special Factors -- Interests of Certain
                                                   Persons in the Merger
      (ii).......................................  Summary -- Record Date, Voting Rights;
                                                     Certain Information Regarding Medalist --
                                                     Stock Ownership of Management and
                                                     Principal Shareholders
      (6)........................................  Summary -- Purpose of Special Meeting, Vote
                                                     Required and Quorum
      (7)........................................  Incorporation of Certain Documents by
                                                     Reference
      (b)........................................  Incorporation of Certain Documents by
                                                     Reference
 19.  Information if Proxies, Consents or
        Authorizations are not to be Solicited in
        an Exchange Offer........................  *

- ---------------

* Omitted, or Item is inapplicable or answer is negative.

                           MEDALIST INDUSTRIES, INC.
                        10850 WEST PARK PLACE, SUITE 150
                           MILWAUKEE, WISCONSIN 53224
                                 (414) 359-3000

                   NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
                           TO BE HELD ON MAY 29, 1996

     You are invited to attend a Special Meeting of Shareholders (the "Special Meeting") of Medalist Industries, Inc., a Wisconsin corporation ("Medalist" or the "Company"), to be held on Wednesday, May 29, 1996 at 10:00 a.m. (Central Standard Time) at the Milwaukee Hilton, 509 West Wisconsin Avenue, Milwaukee, Wisconsin, 53203.

     The purpose of the Special Meeting is to consider and vote upon:

          (1) A proposal to approve and adopt the Agreement and Plan of Merger dated as of January 8, 1996 (the "Merger Agreement") among Medalist, Illinois Tool Works Inc., a Delaware corporation ("ITW") and ITW ACQ. Inc., a newly formed Wisconsin corporation ("Newco") which is a wholly owned subsidiary of ITW. Pursuant to the Merger Agreement, (i) Newco will be merged with and into Medalist (the "Merger"), (ii) Medalist will continue as the surviving corporation and a wholly owned subsidiary of ITW, and the separate existence of Newco will cease, and (iii) each of the shares of Common Stock of the Company (the "Shares") outstanding at the effective time of the Merger (other than Shares held in the Company's treasury or by ITW, Newco or another direct or indirect wholly owned subsidiary of ITW) will be valued at $14.50 per share and will be converted into the equivalent value of ITW Common Stock based on the average closing price of ITW Common Stock as reported on the New York Stock Exchange Composite Transactions listing for the ten trading days ending on the second trading day before the Merger, all as more fully described in the accompanying Proxy Statement/Prospectus.

          (2) Such other matters relating to the foregoing as may be properly brought before the meeting or any adjournment or postponement thereof.

     The Company's Board of Directors has approved the Merger as being in the best interests of the Company and its shareholders and unanimously recommends that you vote FOR adoption of the Merger Agreement. All properly executed proxies received prior to the date and time of the Special Meeting will be voted in accordance with the directions thereon.

     The Board of Directors has fixed the close of business on April 11, 1996 as the record date for determining the shareholders entitled to notice of and to vote at the Special Meeting and any adjournment thereof. Only shareholders of record at the close of business on that date will be entitled to notice and to vote.

     A proxy, which is solicited on behalf of the Board of Directors, is enclosed, together with a return envelope which requires no postage if mailed in the United States. The affirmative vote of the holders of at least two-thirds of the outstanding Shares is required to approve the Merger Agreement. It is important that your Shares be represented at the Special Meeting. WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, YOU ARE REQUESTED TO INDICATE YOUR VOTING DIRECTIONS, SIGN, DATE AND PROMPTLY RETURN YOUR PROXY IN THE ENCLOSED POSTPAID ENVELOPE. IF YOU LATER DESIRE TO REVOKE YOUR PROXY, YOU MAY DO SO AT ANY TIME BEFORE THE VOTING BY GIVING WRITTEN NOTICE OF REVOCATION TO THE CORPORATE SECRETARY, BY SUBMITTING A LATER DATED PROXY TO THE CORPORATE SECRETARY, OR BY GIVING ORAL NOTICE TO THE PRESIDING OFFICER DURING THE SPECIAL MEETING.

                                      BY ORDER OF THE BOARD OF DIRECTORS

                                      William C. O'Loughlin,
                                      Secretary

Milwaukee, Wisconsin
April 23, 1996

     THIS TRANSACTION HAS NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION NOR HAS THE COMMISSION PASSED UPON THE FAIRNESS OR MERITS OF SUCH TRANSACTION OR UPON THE ACCURACY OR ADEQUACY OF THE INFORMATION CONTAINED IN THIS DOCUMENT. ANY REPRESENTATION TO THE CONTRARY IS UNLAWFUL.

                                   PROSPECTUS

                            ILLINOIS TOOL WORKS INC.

                                PROXY STATEMENT

                           MEDALIST INDUSTRIES, INC.

             FOR THE SPECIAL MEETING OF SHAREHOLDERS TO BE HELD ON
                                  MAY 29, 1996
                             ---------------------
    This Proxy Statement/Prospectus is being furnished to the shareholders of Medalist Industries, Inc., a Wisconsin corporation ("Medalist" or the "Company"), in connection with the solicitation of proxies by the Board of Directors of Medalist for use at the Special Meeting of Shareholders of Medalist to be held on Wednesday, May 29, 1996, including any adjournment or postponement thereof (the "Special Meeting"). At the Special Meeting, the Medalist shareholders will be asked to approve and adopt an Agreement and Plan of Merger dated as of January 8, 1996, as it may be amended from time to time (the "Merger Agreement"), among Medalist, Illinois Tool Works Inc., a Delaware corporation ("ITW"), and ITW ACQ. Inc., a newly formed Wisconsin corporation ("Newco") which is a wholly owned subsidiary of ITW.

    The Merger Agreement provides that, subject to the approval of the Merger Agreement at a Special Meeting of Shareholders to be held on Wednesday, May 29, 1996 by the holders of at least two-thirds of the outstanding shares of Medalist Common Stock and subject to satisfaction of the other conditions contained in the Merger Agreement, Newco will be merged with and into Medalist (the "Merger"), and each outstanding share of Medalist Common Stock (the "Shares") other than any Shares then held by ITW, Newco or another direct or indirect wholly owned subsidiary of ITW (the "ITW Buying Group") will be valued at $14.50 per share and converted into the equivalent value of ITW Common Stock based on the average closing price of ITW Common Stock as reported on the New York Stock Exchange ("NYSE") Composite Transactions listing for the ten trading days ending on the second trading day before the Merger (the "Merger Consideration"). See "THE MERGER AGREEMENT -- The Merger." ITW and its subsidiaries currently own no Medalist shares and do not expect to acquire any prior to the Merger. Although the precise exchange ratio will depend upon the average closing price of ITW Common Stock shortly before the Merger, each Medalist share would be converted into approximately 0.220 of an ITW share if the applicable average closing price for ITW stock is $65.875 per ITW share (the ITW closing price on April 17, 1996), and the conversion ratio would range from approximately 0.275 to approximately 0.183 of an ITW share per Medalist share if the applicable average closing price of ITW Common Stock varies by up to 20% at the time of the Merger (i.e., if ITW average closing price is between approximately $52.70 and approximately $79.05 per share). Although the Merger Agreement does not include any limit on the range of ITW closing prices, this Proxy Statement/Prospectus will be supplemented or updated prior to the Special Meeting (as adjourned or postponed, if applicable), or a new Special Meeting will be called to approve the Merger following disclosure of the appropriate range, if the actual exchange ratio falls outside of the range described above.

    This Proxy Statement/Prospectus also constitutes a Prospectus of ITW under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the shares of ITW Common Stock to be issued to the shareholders of Medalist (other than the ITW Buying Group) in the Merger.

    ITW Common Stock is listed on the NYSE and the Chicago Stock Exchange under the symbol ITW. On April 17, 1996 the closing sale price for ITW Common Stock on the NYSE was $65.875 per share.

    This Proxy Statement/Prospectus is first being sent on or about April 23, 1996 to shareholders of Medalist of record on April 11, 1996 (the "Record Date"). On the Record Date 3,898,281 shares of Medalist Common Stock were outstanding. On the Record Date for the Special Meeting, Medalist's executive officers and directors owned 238,762 (6.1%) of the outstanding Shares, and all of them have expressed an intention to vote for the Merger.
                             ---------------------
    NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION NOT CONTAINED IN THIS PROXY STATEMENT/ PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY MEDALIST, ITW OR NEWCO OR THEIR RESPECTIVE AFFILIATES. THE DELIVERY OF THIS PROXY STATEMENT/PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO PURCHASE THE SECURITIES OFFERED HEREBY OR THE SOLICITATION OF A PROXY WITHIN ANY JURISDICTION TO ANY PERSON TO WHOM SUCH OFFER OR SOLICITATION OF AN OFFER OR PROXY SOLICITATION WOULD BE UNLAWFUL.

    The information contained in this Proxy Statement/Prospectus concerning Medalist has been supplied by Medalist, and the information concerning ITW and Newco has been supplied by ITW.

    THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION NOR HAS THE COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THE INFORMATION CONTAINED IN THIS PROXY STATEMENT/PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
                             ---------------------
         The date of this Proxy Statement/Prospectus is April 23, 1996.

                             AVAILABLE INFORMATION

    Medalist and ITW are each subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith file reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). The Common Stock of Medalist is traded in the over-the-counter market and quoted on the Nasdaq Stock Market's National Market ("Nasdaq National Market") under the trading symbol "MDIN." ITW Common Stock is listed on the New York Stock Exchange and on the Chicago Stock Exchange under the symbol "ITW." Reports, proxy statements and other information filed by Medalist and ITW can be inspected at such exchanges and can be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the following Regional Offices of the Commission:
Midwest Regional Office, Citicorp Center, Suite 1400, 500 West Madison Street, Chicago, Illinois 60661; and Northeast Regional Office, 7 World Trade Center, Suite 1300, New York, New York 10048. Copies of such material can be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates.

    ITW has filed with the Commission a Registration Statement on Form S-4 (together with any amendments, schedules and exhibits thereto, the "Registration Statement") under the Securities Act with respect to the shares of ITW Common Stock to be issued in the Merger. This Proxy Statement/Prospectus does not contain all of the information contained in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the Commission. The Registration Statement is available for inspection and copying as set forth above. Statements contained in this Proxy Statement/Prospectus or in any document incorporated by reference into this Proxy Statement/Prospectus as to the contents of any contract or other document referred to herein or therein are not necessarily complete, and in each instance reference is made to the copy of such contract or other document filed as an exhibit to the Registration Statement or such other document, each such statement being qualified in all respects by such reference.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

    THIS PROXY STATEMENT/PROSPECTUS INCORPORATES DOCUMENTS BY REFERENCE WHICH ARE NOT PRESENTED HEREIN OR DELIVERED HEREWITH. SUCH DOCUMENTS (OTHER THAN EXHIBITS TO SUCH DOCUMENTS UNLESS SUCH EXHIBITS ARE SPECIFICALLY INCORPORATED HEREIN BY REFERENCE) ARE AVAILABLE, WITHOUT CHARGE, TO ANY PERSON, INCLUDING ANY BENEFICIAL OWNER, TO WHOM THIS PROXY STATEMENT/PROSPECTUS IS DELIVERED, ON WRITTEN OR ORAL REQUEST DIRECTED IN THE CASE OF DOCUMENTS RELATING TO MEDALIST, TO THE COMPANY, 10850 WEST PARK PLACE, SUITE 150, MILWAUKEE, WISCONSIN 53224,
ATTENTION: WILLIAM C. O'LOUGHLIN (TELEPHONE NUMBER (414) 359-3000), AND IN THE CASE OF DOCUMENTS RELATING TO ITW, TO ITW, 3600 WEST LAKE AVENUE, GLENVIEW, ILLINOIS 60025, ATTENTION: STEWART S. HUDNUT, SENIOR VICE PRESIDENT, GENERAL COUNSEL AND SECRETARY, TELEPHONE (847) 724-7500. IN ORDER TO ENSURE TIMELY DELIVERY OF REQUESTED DOCUMENTS, REQUESTS SHOULD BE MADE AS EARLY AS POSSIBLE, AND IN ANY EVENT BY MAY 22, 1996.

    The following documents have been filed with the Commission by Medalist (Commission File No. 1-6322) pursuant to the Exchange Act and are incorporated by reference and made a part of this Proxy Statement/Prospectus: (a) Medalist's Annual Report on Form 10-K for the year ended December 31, 1995; and (b) Medalist's Current Report on Form 8-K dated January 8, 1996.

    The following documents have been filed with the Commission by ITW (Commission File No. 1-4797) pursuant to the Exchange Act and are incorporated by reference and made a part of this Proxy Statement/Prospectus: (a) ITW's Annual Report on Form 10-K (as amended by its Form 10-K/A) for the year ended December 31, 1995; and (b) ITW's Proxy Statement for its Annual Meeting of Stockholders to be held on May 3, 1996. In lieu of incorporating by reference the description of ITW capital stock contained in a registration statement (or amendment thereto) or report filed under the Exchange Act, such description is included in this Proxy Statement/Prospectus under the caption "Description of ITW Capital Stock."

    All other documents and reports filed by Medalist or ITW pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act subsequent to the date hereof and prior to the date of the Special Meeting shall also be deemed to be incorporated by reference in this Proxy Statement/Prospectus and to be part hereof from the dates of filing of such documents or reports. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Proxy Statement/Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Proxy Statement/Prospectus.

                               TABLE OF CONTENTS

                                                                                        PAGE
                                                                                        ----
SUMMARY...............................................................................     5
  The Companies.......................................................................     5
  Time, Place and Date of the Special Meeting.........................................     5
  Record Date; Voting Rights..........................................................     5
  Purpose of Special Meeting, Vote Required and Quorum................................     5
  The Merger Agreement................................................................     6
  Dissenter's Rights..................................................................     6
  Opinion of Robert W. Baird & Co. Incorporated.......................................     6
  Recommendation of the Company's Board of Directors..................................     6
  Certain Conditions to the Merger; Termination and Amendment.........................     7
  Shareholder and Regulatory Approvals................................................     7
  Termination Fee.....................................................................     7
  Certain Effects of the Merger.......................................................     7
  Effective Time......................................................................     8
  Procedures for Exchange of Certificates.............................................     8
  Interests of Certain Persons in the Merger; Conflicts of Interest...................     8
  Certain Federal Income Tax Consequences.............................................     8
  Anticipated Accounting Treatment....................................................     9
  Restrictions on Resales by Affiliates...............................................     9
  Comparison of Shareholder Rights....................................................     9
  Market Price Data...................................................................     9
  Dividend Policy.....................................................................     9
  Selected Historical and Pro Forma Financial Data....................................    10
SPECIAL FACTORS.......................................................................    12
  Background..........................................................................    12
  Reasons for the Merger, Recommendation of the Company's Board of Directors..........    15
  Opinion of Robert W. Baird & Co. Incorporated.......................................    17
  Interests of Certain Persons in the Merger..........................................    21
  Certain Effects of the Merger.......................................................    22
THE MERGER AGREEMENT..................................................................    22
  The Merger..........................................................................    22
  Required Vote.......................................................................    23
  Exchange of Shares..................................................................    23
  Conditions of the Merger............................................................    24
  Representations and Warranties......................................................    24
  Covenants...........................................................................    25
  Indemnification of Officers and Directors...........................................    25
  No Solicitation.....................................................................    25
  Amendment...........................................................................    26
  Termination.........................................................................    26
  Termination Fee and Expenses........................................................    26
  Certain Federal Income Tax Consequences.............................................    27
  Resale of ITW Common Stock..........................................................    28
  Accounting Treatment................................................................    29
RIGHTS OF DISSENTING SHAREHOLDERS.....................................................    29

                                                                                        PAGE
                                                                                        ----
COMPARISON OF SHAREHOLDER RIGHTS......................................................    29
  Authorized Shares of Capital Stock..................................................    29
  Voting Rights and Voting Power......................................................    30
  Certain Statutory Provisions........................................................    30
  Certain Charter and Bylaw Provisions................................................    31
  Directors...........................................................................    31
  Special Meetings of Shareholders; Shareholder Action by Written Consent.............    31
  Certain Business Combinations.......................................................    32
DESCRIPTION OF ITW CAPITAL STOCK......................................................    32
  ITW Common Stock....................................................................    32
  ITW Preferred Stock.................................................................    33
EXPERTS...............................................................................    33
SOLICITATION OF PROXIES...............................................................    34
LEGAL OPINIONS........................................................................    34
CERTAIN INFORMATION REGARDING ITW AND NEWCO...........................................    34
  Business of ITW.....................................................................    34
  Newco...............................................................................    34
  Information Incorporated by Reference...............................................    34
CERTAIN INFORMATION REGARDING MEDALIST................................................    35
  Business of Medalist................................................................    35
  Stock Ownership of Management and Principal Shareholders............................    35
MEDALIST FINANCIAL INFORMATION........................................................    37
UNAUDITED PRO FORMA CONDENSED FINANCIAL INFORMATION...................................    53
MEDALIST INFORMATION INCORPORATED BY REFERENCE........................................    57
OTHER MATTERS.........................................................................    57
PROPOSALS BY HOLDERS OF MEDALIST STOCK................................................    57

                                    SUMMARY

     The following is a summary of certain information contained elsewhere in this Proxy Statement/Prospectus. This summary does not purport to be complete and is qualified in its entirety by reference to the more detailed information contained elsewhere in this Proxy Statement/Prospectus and the Exhibits hereto. Capitalized terms used but not defined in this Summary shall have the meanings given to them elsewhere in this Proxy Statement/Prospectus. Shareholders are urged to read this Proxy Statement/Prospectus and the Exhibits in their entirety.

THE COMPANIES

     Medalist designs, manufactures and distributes industrial fasteners and related hardware, and also provides quality assured, just-in-time inventory management systems to other manufacturers. It has approximately 900 employees. Its principal executive offices are located at 10850 West Park Place, Milwaukee, Wisconsin 53224, and its phone number is (414) 359-3000.

     ITW is a multinational manufacturer of highly engineered components and industrial systems, with approximately 345 operations in 34 countries and approximately 23,000 employees. Newco is a wholly owned subsidiary of ITW created to facilitate the Merger. ITW's principal executive offices are located at 3600 West Lake Avenue, Glenview, Illinois 60025, and its phone number is
(847) 724-7500.

TIME, PLACE AND DATE OF THE SPECIAL MEETING

     The Special Meeting will be held at 10:00 a.m., Central Standard Time, on Wednesday, May 29, 1996 at the Milwaukee Hilton, 509 West Wisconsin Avenue, Milwaukee, Wisconsin, 53203.

RECORD DATE; VOTING RIGHTS

     The close of business on April 11, 1996 has been fixed as the Record Date for the determination of those shareholders entitled to notice of and to vote at the Special Meeting. On such date, there were 3,898,281 shares of Medalist Common Stock outstanding, each of which is entitled to one vote. As of the Record Date, there were approximately 1,150 record holders of Common Stock. The Company has no other classes of equity securities outstanding.

PURPOSE OF SPECIAL MEETING, VOTE REQUIRED AND QUORUM

     At the Special Meeting, holders of Shares will be asked to consider and vote upon a proposal to approve and adopt the Merger Agreement. Holders of a majority of the Shares, represented in person or by proxy, will constitute a quorum. Abstentions and broker non-votes are counted as represented for the purpose of establishing a quorum. Under the Wisconsin Business Corporation Law (the "WBCL") and the Company's Articles of Incorporation, and assuming that ITW does not become a "significant shareholder" of Medalist under Section 180.1130 of the WBCL, the affirmative vote of the holders of two-thirds of the Medalist shares outstanding on the Record Date will be required to approve and adopt the Merger Agreement. Votes will be tabulated by an inspector at the meeting. See "THE MERGER AGREEMENT -- Required Vote."

     Shares represented by properly executed and unrevoked proxies will be voted at the Special Meeting in accordance with the directions contained therein. If no direction is made in a properly executed and unrevoked proxy, the Shares represented by such proxy will be voted FOR the approval and adoption of the Merger Agreement. If a shareholder does not return a signed proxy card, or does not instruct the broker holding such shares in street name, or if a shareholder elects to abstain on a signed proxy card submitted by such shareholder, that shareholder's Shares will not be voted, which will have the same effect as a vote against the Merger Agreement and the transactions contemplated thereby. Any shareholder is empowered to revoke a proxy at any time before its exercise by filing with the Secretary of the Company a written revocation or a duly executed proxy bearing a later date or by giving oral notice to the presiding officer at the Special Meeting. Any shareholder may attend the Special Meeting and vote in person, whether or not such shareholder has previously given a proxy.

THE MERGER AGREEMENT

     The Company, ITW and Newco have entered into the Merger Agreement, a copy of which is attached hereto as Exhibit A. Generally, the Merger Agreement provides that, subject to the satisfaction or waiver of certain conditions to the Merger, Newco will be merged with and into the Company and the Company will be the surviving corporation in the Merger, then as a wholly owned subsidiary of ITW. Upon the effectiveness of the Merger, each Share (other than Shares held in the Company's treasury or by ITW, Newco or another direct or indirect wholly owned subsidiary of ITW) will be converted into a portion of a share of ITW Common Stock equal to that fraction (the "Per Share Conversion Ratio") of which the numerator is $14.50 (the "Company Valuation") and the denominator is the average per share closing price of ITW Common Stock as reported on the NYSE Composite Transactions listing for the ten consecutive trading days ending on the second trading day prior to the effective date of the Merger (the "Average Closing Price"). Fractional ITW shares will not be issued; instead, the holder will be paid in cash based on the Average Closing Price of ITW shares. If the Merger is approved, the Medalist shares will be converted into shares representing approximately 0.7% of ITW's outstanding Common Stock (assuming an Average Closing Price of approximately $65.875 per ITW share). See "THE MERGER AGREEMENT -- The Merger" and Exhibits A and C to this Proxy Statement/Prospectus.

     Each employee or director stock option for Medalist shares which is outstanding on the effective date of the Merger will be converted into ITW shares based on the product of the Per Share Conversion Ratio and a fraction, the numerator of which is the excess of the Company Valuation over the option exercise price and the denominator of which is the Company Valuation. The Company's outstanding 7 1/2% Convertible Subordinated Debentures (the "Debentures"), which are currently convertible into Medalist Common Stock at a conversion price of $18.75 per share, will be modified to entitle their holders to acquire instead the number of ITW shares into which such Medalist shares would have been converted in the Merger. ITW intends to redeem the Debentures for cash at par shortly after the Merger.

DISSENTER'S RIGHTS

     ITW has no present intention to acquire any Medalist shares before the Merger. In that case there will be no dissenter's rights available to Medalist shareholders in connection with the Merger because Wisconsin law does not provide dissenter's rights to shareholders of companies listed on the Nasdaq National Market (such as Medalist) except in certain transactions with controlling shareholders. ITW will not be a controlling shareholder unless it acquires 10% or more of the outstanding Medalist shares. See "RIGHTS OF DISSENTING SHAREHOLDERS."

OPINION OF ROBERT W. BAIRD & CO. INCORPORATED

     Robert W. Baird & Co. Incorporated (sometimes referred to as "Baird") was retained by the Board of Directors of Medalist to render its opinion as to whether or not the Merger Consideration is fair, from a financial point of view, to the holders of Medalist shares (other than ITW, Newco and their respective affiliates). On January 8, 1996, Baird rendered its opinion to the Board of Directors of Medalist to the effect that, as of such date, the Merger Consideration was fair, from a financial point of view, to the holders of Medalist shares (other than ITW, Newco and their respective affiliates). A copy of the written opinion of Baird, dated January 8, 1996, which sets forth the assumptions made, the matters considered, the scope and limitations of the review undertaken and the procedures followed by Baird in rendering its opinion, is attached hereto as Exhibit B. Holders of Medalist shares should read the opinion of Baird carefully and in its entirety. See "SPECIAL FACTORS -- Opinion of Robert W. Baird & Co. Incorporated."

RECOMMENDATION OF THE COMPANY'S BOARD OF DIRECTORS

     The Company's Board of Directors has approved and adopted the Merger Agreement. THE COMPANY'S BOARD OF DIRECTORS HAS CONCLUDED THAT THE MERGER IS FAIR TO, AND IN THE BEST INTERESTS OF, THE SHAREHOLDERS OF THE COMPANY AND UNANIMOUSLY RECOMMENDED A VOTE FOR THE PROPOSAL TO APPROVE AND ADOPT THE MERGER AGREEMENT. The Medalist Board believes that the Merger Consideration provides a higher value to Medalist's shareholders than is likely to be realizable through continued operations or from other available alternatives. See "SPECIAL FACTORS -- Reasons for the Merger, Recommendation of the Company's Board of Directors." If the Merger is not approved, the Board currently intends that the Company will continue to operate as an independent company as though the proposal for the Merger had not occurred.

CERTAIN CONDITIONS TO THE MERGER; TERMINATION AND AMENDMENT

     The obligations of the Company, ITW and Newco to consummate the Merger are subject to a number of conditions, including (among others): (i) the approval of the Merger Agreement by the affirmative vote of the holders of at least two-thirds of the outstanding shares of Medalist's Common Stock; (ii) the listing on the NYSE of the ITW shares to be issued in the Merger; (iii) the absence of certain litigation or court orders; and (iv) the absence of any significant material adverse change (as defined in the Merger Agreement) in the business or financial condition of Medalist. In addition to the foregoing, the Merger Agreement may be terminated by mutual written consent of ITW and Medalist and by either ITW or Medalist if the Merger shall not have been consummated by June 1, 1996, or under certain other circumstances. The Merger Agreement may be amended by mutual consent of Medalist, ITW and Newco at any time prior to the Merger, except that, after approval of the Merger Agreement by Medalist's shareholders, no amendment that changes the consideration payable in the Merger or adversely affects the rights of Medalist's shareholders under the Merger Agreement may be made without the further approval of such shareholders. See "THE MERGER AGREEMENT -- Conditions to the Merger," "-- Amendment" and
"-- Termination."

SHAREHOLDER AND REGULATORY APPROVALS

     The Merger is subject to the approval of Medalist shareholders, but does not require the approval of ITW shareholders. The affirmative vote, in person or by proxy, of the holders of at least two-thirds ( 2/3) of the Medalist shares outstanding on the Record Date is required for approval of the transaction. ITW and its subsidiaries currently own no Medalist shares and they do not expect to own any prior to the Merger; if ITW were to become a 10% shareholder of Medalist before the Merger, however, 80% of Medalist's outstanding Shares would be required to approve the Merger, subject to certain exceptions. As of the Record Date, directors and executive officers of Medalist beneficially owned 238,762 (6.1%) of the outstanding Shares entitled to vote at the Special Meeting (excluding Shares which such persons have the right to acquire upon the exercise of stock options), all of whom have indicated that they will vote in favor of the Merger. The directors and executive officers of ITW beneficially own no such Shares and ITW and its subsidiaries own no such Shares. See "SPECIAL
FACTORS -- Interests of Certain Persons in the Merger," "THE MERGER
AGREEMENT -- Required Vote," and "CERTAIN INFORMATION REGARDING MEDALIST -- Stock Ownership of Management and Principal Shareholders."

     In addition, certain regulatory approvals or reviews are required in connection with consummation of the Merger. The waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act") has now expired. See "THE MERGER AGREEMENT -- Conditions of the Merger."

TERMINATION FEE

     The Company has agreed that if the Merger is not consummated and certain other conditions are satisfied (such as a breach of Medalist's representations and warranties or the existence of a tender offer or merger proposal for Medalist at a higher price) Medalist (a) will pay ITW a termination fee of $1,650,000, and (b) will reimburse ITW for its fees and expenses (up to an aggregate of $300,000) incurred in connection with the Merger. See "THE MERGER AGREEMENT -- Termination Fees and Expenses."

CERTAIN EFFECTS OF THE MERGER

     Upon the effectiveness of the Merger, shareholders of the Company, other than the ITW Buying Group, will no longer have any continuing interest as shareholders in the surviving corporation in the Merger, but will instead become shareholders in ITW. The Shares will no longer be traded in the over-the-counter market, price quotes will not be available in the Nasdaq National Market, the registration of the Shares under the

Exchange Act will be terminated and the Company will not be required to continue to comply with periodic reporting requirements under the Exchange Act. See "SPECIAL FACTORS -- Certain Effects of the Merger."

EFFECTIVE TIME

     The Merger will be effective as of the date and time (the "Effective Time") that Articles of Merger are filed with the Wisconsin Secretary of State in accordance with the WBCL. If the Merger is approved by Medalist's shareholders at the Special Meeting, it is currently anticipated that the Merger will become effective as soon as practical after the date of the approval and adoption of the Merger Agreement by the shareholders (subject to compliance with or waiver of the other conditions contained in the Merger Agreement). See "THE MERGER AGREEMENT -- The Merger" and Exhibits A and C to this Proxy Statement/Prospectus.

PROCEDURES FOR EXCHANGE OF CERTIFICATES

     Promptly after the Effective Time, a letter of transmittal and instructions for surrendering stock certificates evidencing shares of the Company's Common Stock will be mailed to each holder of the Company's Common Stock for use in exchanging such holder's stock certificates for the Merger Consideration to which such holder is entitled as a result of the Merger. SHAREHOLDERS SHOULD NOT SEND ANY STOCK CERTIFICATES WITH THEIR PROXY CARDS. A holder of Medalist Common Stock will not be entitled to any of the rights of a holder of ITW shares until such holder exchanges the Medalist shares for ITW shares. See "THE MERGER AGREEMENT -- Exchange of Shares."

INTERESTS OF CERTAIN PERSONS IN THE MERGER; CONFLICTS OF INTEREST

     In considering the Merger, shareholders should be aware that in addition to continuing to receive ordinary compensation and benefits from the Company through the date of the Merger, certain Company officers will receive severance or other benefits as a result of continuing to serve and assist Medalist and ITW through the consummation of the Merger and a transition period thereafter, which may present them with inherent conflicts of interest in connection with the Merger. Officers, directors and key employees who hold outstanding Medalist options will also receive ITW shares valued at the amount by which the Company Valuation exceeds the exercise price of these options, whether or not the options are currently exercisable. See "SPECIAL FACTORS -- Interests of Certain Persons in the Merger" and "CERTAIN INFORMATION REGARDING MEDALIST -- Stock Ownership of Management." The Company's Board of Directors was aware of these interests and considered them among the other matters described under "SPECIAL FACTORS -- Background of the Merger" and "SPECIAL FACTORS -- Reasons for the Merger, Recommendation of the Company's Board of Directors."

     ITW has agreed in the Merger Agreement that, after the Merger, the Company will continue to indemnify the Company's present and former directors and officers against certain liabilities. See "THE MERGER
AGREEMENT -- Indemnification of Officers and Directors." Under the terms of the Merger Agreement, existing directors of the Company will no longer serve as directors of the Company following the Merger. It is not anticipated that existing executive officers of Medalist will continue in those capacities beyond a transition period following consummation of the Merger.

CERTAIN FEDERAL INCOME TAX CONSEQUENCES

     The Merger is intended to be a tax-free reorganization so that no gain or loss would be recognized by ITW or Medalist and no gain or loss would be recognized by Medalist's shareholders, except in respect of cash received in lieu of fractional ITW shares. However, no request has been or will be made for a ruling from the Internal Revenue Service. Medalist shareholders are urged to consult their own tax advisors regarding all tax consequences of the Merger. See "THE MERGER -- Certain Federal Income Tax Consequences."

ANTICIPATED ACCOUNTING TREATMENT

     The Merger is expected to qualify as a "pooling-of-interests" for accounting and financial reporting purposes. See "THE MERGER -- Anticipated Accounting Treatment."

RESTRICTIONS ON RESALES BY AFFILIATES

     As a condition of the Merger, each affiliate of Medalist will have agreed not to sell ITW shares received pursuant to the Merger except in compliance with Rule 145 under the Securities Act or otherwise in compliance with the Securities Act and not to sell the ITW shares received in the Merger until after financial results that include at least 30 days of post-Merger operations have been publicly disclosed. Affiliates are also required to indicate that they have no present plan or intention to sell the ITW shares received pursuant to the Merger. See "THE MERGER AGREEMENT -- Resale of ITW Common Stock."

COMPARISON OF SHAREHOLDER RIGHTS

     See "COMPARISON OF SHAREHOLDER RIGHTS" for a summary of the material differences between the rights of holders of ITW Common Stock and Medalist Common Stock.

MARKET PRICE DATA

     ITW Common Stock is traded principally on the NYSE under the symbol ITW. Medalist Common Stock is traded on the Nasdaq National Market under the symbol MDIN. The following table sets forth, for the fiscal quarter indicated, the high and low sale prices of ITW Common Stock, as reported on the NYSE Composite Transactions listing, and the high and low sale prices of MDIN Common Stock, as reported on the Nasdaq National Market.

                                                                      ITW            MEDALIST
                                                                ---------------   ---------------
                                                                 HIGH     LOW      HIGH     LOW
                                                                ------   ------   ------   ------
Year Ended December 31, 1994
  First Quarter...............................................  45.125   37.00    15.75    12.00
  Second Quarter..............................................  42.25    36.75    14.50     6.50
  Third Quarter...............................................  44.875   37.00     8.50     5.25
  Fourth Quarter..............................................  45.50    39.625    7.50     5.00
Year Ended December 31, 1995
  First Quarter...............................................  48.875   39.75     8.50     5.50
  Second Quarter..............................................  55.625   46.00     7.00     5.00
  Third Quarter...............................................  65.50    54.25     7.87     5.62
  Fourth Quarter..............................................  64.25    54.50     7.25     5.25
Year Ended December 31, 1996
  First Quarter...............................................  69.50    51.875   14.50     6.00
  Second Quarter through April 17, 1996.......................  66.125   61.00    14.625   14.125

     Pursuant to the Merger Agreement, each Medalist Share will be converted into ITW Common Stock with a value (based on the average closing price during the ten consecutive trading days ending on the second trading day preceding the Merger) of $14.50. On January 8, 1996, the last trading day prior to the announcement by Medalist of the terms of the proposed Merger, the closing sale prices of ITW Common Stock and Medalist Common Stock were $57.125 and $6.75 per share, respectively. On April 17, 1996, the closing sale prices of ITW Common Stock and Medalist Common Stock were $65.875 and $14.125 per share, respectively.

DIVIDEND POLICY

     Medalist has not paid any dividends on its Common Stock since 1990, and its current debt arrangements prohibit payment of cash dividends. ITW paid quarterly dividends of $0.13 the first three quarters of 1994,

$0.15 per share for the fourth quarter of 1994 and the first three quarters of 1995, and $0.17 per share for the fourth quarter of 1995 and the first quarter of 1996.

SELECTED HISTORICAL AND PRO FORMA FINANCIAL DATA

     The following selected historical financial information of ITW and Medalist has been derived from their respective historical financial statements, and should be read in conjunction with such financial statements and the notes thereto, some of which are included in or incorporated by reference into this Proxy Statement/Prospectus. The selected pro forma financial information of ITW and Medalist is derived from their respective condensed financial statements. Historical and pro forma information for certain periods is derived from financial statements not included in or incorporated herein by reference. All information shown is in thousands except per share amounts.

                                                          YEAR ENDED DECEMBER 31,
                                       --------------------------------------------------------------
                                          1991         1992         1993         1994         1995
                                       ----------   ----------   ----------   ----------   ----------
HISTORICAL -- ITW
Operating revenues...................  $2,639,650   $2,811,645   $3,159,181   $3,461,315   $4,152,170
Operating income.....................     304,518      341,301      369,493      475,310      626,512
Net income...........................     180,559      192,080      206,570      277,783      387,608
Total assets at end of period........   2,257,139    2,204,187    2,336,891    2,580,498    3,667,018
Long-term debt at end of period......     307,082      251,979      375,641      272,987      615,557
Per share data:
  Book value.........................       10.88        11.96        11.12        13.53        16.27
  Cash dividends per share...........        0.40         0.45         0.49         0.54         0.62
  Net income.........................        1.62         1.72         1.83         2.45         3.29
HISTORICAL -- MEDALIST
Net sales from continuing
  operations.........................  $   55,007   $   79,885   $  131,498   $  133,531   $  126,016
Operating income (loss) from
  continuing operations..............       4,076         (671)       8,001        3,726        5,752
Income (loss) from continuing
  operations.........................       1,544       (3,223)       4,625           69        1,729
Total assets at end of period........      63,026       89,629       93,379       93,704       87,987
Long-term debt at end of period(1)...       9,205        8,841       40,423       39,949       33,376
Per share data:
  Book value.........................        9.16         5.69         7.71         7.73         8.16
  Income (loss) from continuing
     operations......................        0.66        (1.26)        1.20         0.02         0.45
PRO FORMA COMBINED ITW AND MEDALIST
Operating revenue....................                            $3,290,679   $3,594,846   $4,278,186
Operating income.....................                               377,494      479,036      632,264
Income from continuing operations....                               211,195      277,852      389,337
Total assets at end of period(4).....                             2,430,270    2,674,202    3,754,650
Long-term debt at end of period(1)...                               416,064      312,936      648,933
Per share data:
  Book value(4)......................                                                           16.42
  Income from continuing
     operations(2)...................                                  1.86         2.43         3.28
Per equivalent Medalist share(3):
  Book value.........................                                                            3.61
  Income from continuing
     operations......................                                   .41          .53          .72
  Cash dividends per share...........                                   .11          .12          .14

- ---------------

(1) Long-term debt includes noncurrent obligations under capital leases and subordinated debentures.
(2) Pro forma income from continuing operations per share has been calculated based on an ITW Average Closing Price of $65.875, the closing price on April 17, 1996, as reported on the New York Stock Exchange Composite Transactions listing.
(3) Shows the pro forma combined ITW and Medalist amounts per Medalist share prior to the Merger, assuming that ITW's Average Closing Price (as defined in the Merger Agreement) equals $65.875 per share (and therefore that each Medalist share is converted into approximately 0.220 of an ITW share).
(4) Pro forma amounts reflect transaction costs which will be expensed at the time of the Merger.

                                SPECIAL FACTORS

BACKGROUND

     The terms of the Merger Agreement are the result of arms-length negotiations between representatives of ITW and Medalist. The following is a brief discussion of the events that led to the negotiations, the Merger Agreement and related transactions.

     In early October 1995, Thomas J. Hansen, President of the Shakeproof Businesses division of ITW, contacted James S. Dahlke, President and Chief Executive Officer of Medalist, and expressed an interest in discussing the possibility of a friendly acquisition of Medalist by ITW. He also expressed a desire to review certain confidential Medalist information in order to facilitate those discussions. Mr. Dahlke relayed this information to the Medalist Board of Directors in connection with a meeting of the Medalist Board on October 24, 1995. Although the Board was not seeking such a transaction and had not solicited indications of interest from ITW or any other potential acquiror, the Board instructed Mr. Dahlke to ask that ITW send Medalist a letter indicating the nature and extent of its interest in acquiring Medalist. Mr. Dahlke communicated that request to Mr. Hansen. In addition, on October 31, 1995 Medalist provided to ITW, and on November 7, 1995 ITW signed and returned, a confidentiality agreement permitting ITW to receive and review certain evaluation material regarding Medalist sales, inventories, material contracts, environmental matters and product liability experience for purposes of evaluating a possible transaction.

     In the meantime, on November 2, 1995, Frank S. Ptak, Executive Vice President of ITW, sent a letter to Mr. Dahlke confirming ITW's interest in a possible acquisition of Medalist and inviting the parties to continue and expand their discussions on the mutual benefits of such a transaction. On November 13 and 14, 1995, the Medalist Board of Directors held a previously scheduled meeting for the primary purpose of reviewing 1996 business plans with the managers of each of Medalist's divisions. Noting continued uncertainties regarding the degree of ITW's actual interest and the possible consideration to Medalist's shareholders, as well as the serious business disruptions that could arise from takeover rumors even if nothing developed, the Board instructed Mr. Dahlke to decline any further discussions unless ITW was able to provide assurances that an attractive transaction might actually be available.

     On December 4, 1995, Mr. Ptak sent another letter to the Medalist Board of Directors affirming ITW's continued interest in a transaction and indicating that, based on ITW's preliminary review, it would consider a possible combination with Medalist which would result in Medalist's shareholders receiving consideration in the range of $14 to $15 per Medalist share. The letter indicated that the valuation was preliminary and would be subject to further due diligence review and to the execution of a definitive agreement, and it invited both companies to enter into good faith negotiations toward that end. The letter requested that the discussions be considered strictly confidential pending further developments.

     On December 6, 1995, the Medalist Board of Directors held a meeting by conference telephone to consider the December 4, 1995 letter from Mr. Ptak. The Board concluded that discussions with ITW should be pursued and directed that a committee of directors, Company executives and outside counsel should meet with ITW. On December 14, 1995, representatives of Medalist met with representatives of ITW for the purpose of assessing the level of ITW's seriousness and interest in acquiring Medalist, the general structure of the business combination transaction ITW had in mind, the additional information and due diligence investigations ITW would require, whether ITW's interest was conditioned upon a prompt and confidential negotiation without inquiries of other potential purchasers for Medalist, and similar matters. At this meeting, ITW expressed an interest in a stock-for-stock merger to be accomplished as expeditiously and confidentially as possible, consistent with ITW's requirements for further due diligence. While requesting prompt resolution and confidential treatment of the discussions, ITW indicated a willingness to include in the proposed Merger Agreement a right for the Medalist Board of Directors to provide information to other potential bidders or even terminate the agreement if the Board's fiduciary duties compelled it to do so because a higher offer came to light after the Merger Agreement was signed and before consummation of the Merger, subject to a breakup fee and expense reimbursement. ITW also requested that Medalist grant ITW an option for approximately 19% of Medalist's outstanding stock. ITW indicated that its anticipated offer would result in consideration to

Medalist shareholders of approximately $14 per share, but Medalist representatives asked for the opportunity to show ITW that a higher amount of consideration per share could be warranted. The parties agreed to continue their discussions.

     As part of the Board's responsibilities, from time to time it has reviewed the Company's strategic and competitive positions within the fastener industry, and discussed various courses of action and their anticipated risks and rewards. Based on these reviews, the course charted by the Board did not include an intention to sell or break up the Company at the time ITW's unsolicited offer was received. Instead, the Board was then focusing the Company's efforts on rebuilding its presence in the fastener marketplace. Given the Board's strategy for the Company, the potential adverse effects that a sudden redirection of that strategy could have on the Company and the need to investigate the quality and extent of ITW's offer, Medalist and ITW agreed to keep their negotiations confidential and exclusive until a definitive agreement between the parties could be reached or until their discussions proved unsuccessful. Any attempt by the Medalist Board to solicit other offers or to "auction" the Company would have resulted in the need to disclose confidential and proprietary information to additional strategic buyers already in the industry and, in the Board's judgment, would have committed the Company to a course of action that was not in the Board's contemplation at the time of ITW's bid and that could have been irrevocable in the event the ITW discussions failed. Because of its decision and agreement with ITW to keep their negotiations confidential and exclusive, Medalist would have been able to continue with its original business plan without damage to its customer, employee or financial base or disclosing confidential information to the market as a whole if a definitive agreement with ITW had not been reached.

     On December 16, 1995, representatives of ITW conducted due diligence and investigations at the executive offices of Medalist. On December 18, 1995, ITW advised Medalist that a merger consideration higher than $14 per share, perhaps as high as $15 per share, might be available if the transaction could be structured as a tax free sale of assets followed by a liquidation of Medalist rather than a merger. In a telephone meeting on December 20, 1995, the Medalist Board gave careful consideration to the advantages and risks of a tax free sale of assets and corporate liquidation as compared with a merger, including the risk that Medalist shareholders might be subject to liabilities for corporate level taxes as well as taxes on the gain from the corporate liquidation if all of the requirements for tax free treatment were not satisfied. The Board directed a committee of Medalist directors to advise ITW that Medalist had serious reservations about that structure and would prefer to focus on a merger transaction instead.

     On December 22, 1995, ITW representatives conducted additional due diligence investigations at Medalist's offices. Also on that date Medalist received a first draft of the Merger Agreement from ITW. On December 27, 1995, a special committee of the Medalist Board consisting of Messrs. Dodson, Howenstine and Secrist (together with Mr. Dahlke as CEO) met to review their comments and reactions to the draft agreement and then met with representatives of ITW to share those comments. The parties also discussed ITW's plans and expectations regarding operations of each of Medalist's divisions following a transaction, its expected treatment of outstanding options and debentures, and various provisions of the draft agreement.

     Subsequent to the December 27 meeting the parties and their respective counsel continued to conduct their respective factual investigations, to exchange information and to make comments and suggest revisions to the draft Merger Agreement. The special committee of Medalist directors retained the services of Robert W. Baird & Co. Incorporated to assist the Board in evaluating the proposed transaction and its fairness to Medalist shareholders from a financial point of view. Those discussions and negotiations ultimately resulted in tentative agreement by the committee and ITW on the fundamental terms of the Merger Agreement, except with respect to the Company Valuation, subject to approval by the Medalist Board of Directors and the receipt of Baird's opinion.

     As the quality, seriousness and sincerity of ITW's interest and offer became apparent, the Board considered the size of that offer, its fairness to shareholders, and its relation to the anticipated results (and the expected time to achieve those results) of alternative courses of action (including continuing with its business plan in effect prior to ITW's offer), and determined that accepting the ITW offer was in the best interests of Medalist's shareholders. The Board took customary and appropriate steps to publicize the ITW Merger

Agreement after it was executed, thereby not only advising Medalist shareholders and the market of this development but also alerting other potential bidders who might be inclined to improve on the ITW bid. The Merger Agreement gives the Board the ability to acknowledge and entertain such bids in the exercise of its fiduciary duties.

     A total of four drafts of the Merger Agreement were prepared and exchanged during the course of the negotiations. The initial draft reflected earlier negotiations among the parties about certain of its terms. Further negotiations concerning the terms of the Merger Agreement were conducted at the December 27 meeting described above, and among counsel to the parties which met a number of times by telephone to discuss various revisions and express the views of their respective clients. In addition to investigating and revising proposed factual representations and creating a mechanism to update certain representations after the Merger Agreement was executed and publicly announced, the primary negotiations over and revisions to the drafts of the Merger Agreement related to: (i) the valuation per Medalist share for purposes of the per share conversion ratio and the method for determining the value of a share of ITW Common Stock for purposes of the conversion; (ii) the scope and conditions of the Medalist Board of Directors' right to withdraw, modify or amend its recommendation of the Merger or to terminate the Merger Agreement itself under certain conditions (the "fiduciary out"); (iii) the conditions for payment and amount of the termination fee and special expense reimbursement payable to ITW in certain events; (iv) the monetary threshold constituting an adverse change in the financial condition, business or results of operations of Medalist which would entitle ITW to terminate the Merger Agreement (ultimately set at $2 million); and (v) the timing for the redemption of the outstanding debentures of Medalist (i.e., soon after the Merger rather than before the Merger).

     On January 8, 1996, a special meeting of the Medalist Board of Directors was held for the purpose of considering the proposed Merger Agreement. After a careful review of the principal terms of the Merger Agreement, including the favorable recommendation of the special committee of the Board and the opinion of Robert W. Baird & Co. Incorporated that the Merger Consideration is fair to Medalist shareholders from a financial point of view, the Medalist Board approved the Merger Agreement on January 8, 1996, and it was executed late that day.

     Immediately thereafter, Medalist issued the following press release:

          "The Medalist Industries, Inc. Board of Directors today approved merger plans with Illinois Tool Works Inc. The stock for stock transaction is subject to certain conditions and shareholder approval.

          Under the merger agreement, each share of Medalist Industries common stock will be valued at $14.50 per share and will be converted into the equivalent value of ITW common stock based on the ten day average closing price of ITW common stock preceding the merger. Additionally, ITW has indicated that it intends to redeem outstanding debentures soon after the merger. The Board of Directors has determined that the merger is fair and in the best interest of Medalist shareholders and has recommended that the shareholders approve the merger at a special shareholders meeting, which is expected to be held in late March 1996.

          ITW is a multi-national manufacturer of highly engineered components and industrial systems. The company has approximately 290 operations in 34 countries with 21,000 employees.

          Medalist Industries, Inc. designs, manufactures and distributes industrial fasteners and related hardware, and also provides quality assured, just-in-time inventory management systems to other manufacturers. Medalist shares trade over-the-counter on the NASDAQ National Market System under the symbol MDIN."

     Medalist filed a copy of the Merger Agreement and the press release as exhibits to a Current Report on Form 8-K dated January 8, 1996.

REASONS FOR THE MERGER, RECOMMENDATION OF THE COMPANY'S BOARD OF DIRECTORS

     The special committee and the Company's Board of Directors as a whole believe that the Merger Agreement is fair to, and in the best interests of, the Company and its shareholders, and therefore unanimously recommend that the shareholders vote FOR approval of the Merger Agreement. In reaching these conclusions, various factors were considered by the Board of Directors. The material factors considered were:

          1. The financial condition, indebtedness, historical earnings and operations of the Company and prospects for future growth in its earnings, and the corresponding attributes of ITW.

          2. The Board's knowledge of the fastener industry, including information concerning the industry's current limited growth, substantial domestic and foreign competition, overcapacity and industry consolidations.

          3. The limited liquidity of the Medalist Common Stock as compared with the stock of ITW.

          4. The premium represented by the Merger Consideration in relation to recent prices for the Company's Common Stock.

          5. Various analyses performed by Baird, partly based on information and projections prepared by the Company. See "Opinion of Robert W. Baird & Co. Incorporated."

          6. The opinion of Robert W. Baird & Co. Incorporated that the Merger Consideration to be received by holders of the Shares (other than the ITW Buying Group) pursuant to the Merger Agreement is fair to such holders from a financial point of view. See "Opinion of Robert W. Baird & Co. Incorporated" and Exhibit B hereto.

          7. A sale of assets followed by a liquidation of Medalist could have potentially extended the time period to reach closure due to the complexity of the requirements of such a transaction. Additional risk in the form of double taxation to Medalist shareholders could have occurred if the requirements of tax free treatment were not satisfied.

          8. The requirement in the Merger Agreement and the WBCL that the Merger receive the approval of the holders of two-thirds of the outstanding shares of Medalist Common Stock. See "THE MERGER AGREEMENT -- Required Vote."

          9. The terms of the Merger Agreement preventing solicitation of other offers but permitting the Board of Directors to withdraw its approval or recommendation of the Merger Agreement or the Merger and to provide information to other prospective acquirors to the extent required by its fiduciary duties under applicable law. See "THE MERGER AGREEMENT -- No Solicitation."

          10. The absence in the final Merger Agreement of any "lock up" stock option to ITW, and the amounts of the termination fee and expense reimbursement in the Merger Agreement, which the Board of Directors believed was reasonable under the circumstances and would not unduly limit the possibility of a transaction at a higher price with any other potential acquiror. See "THE MERGER AGREEMENT -- Termination Fee and Expenses."

     No specific relative weight was given by the Board of Directors to any one of the various factors considered in reaching its determination to recommend the proposed transaction, although the premium represented by the Merger Consideration in light of the prospects for future growth in the Company's earnings received special emphasis in the analysis.

     Although the factors are interrelated, the Board believes that factors 1-6 generally support the fairness of the $14.50 Company valuation, that factor 7 supports the proposed structure of the transaction, and that factors 8-10 tend to help assure that shareholders will be presented with any other available alternatives and will have an opportunity to make an informed choice among them. The Board of Directors also believes that all of the factors support its recommendation that the shareholders approve the Merger. The information considered by the Board of Directors and its evaluations which support these conclusions are described in the following paragraphs and under the heading, "Opinion of Robert W. Baird & Co. Incorporated," which reflects the analysis and conclusions of Baird that the Board generally adopted as its own.

     The Medalist Board of Directors considered that Medalist has significant indebtedness and within the past two years had experienced disappointing earnings and operational difficulties, including difficulties in complying with its bank loan obligations. Although corrective actions were promptly taken and the Company believes it is on track for substantial improvements in its earnings, operational efficiencies and financial condition, the Board believed that the Company's future earnings and sales growth would be limited to some extent by its significant indebtedness and that its stock price would be adversely influenced for a time by the former difficulties. In comparison, ITW has a record of consistently strong earnings growth with modest indebtedness, so the Medalist Board believes ITW may have better opportunities to improve shareholder value over the long run. (See factor 1.)

     In the fall of 1995 (prior to considering the ITW inquiry that led to the Merger Agreement), Medalist's management and its Board of Directors had reviewed the Company's business plans in the context of the status of the overall United States fastener industry, which is characterized by limited overall growth, substantial domestic and foreign competition, excess manufacturing capacity for common fasteners, and significant consolidation as larger companies acquire smaller ones and weaker companies go out of business. The trend toward consolidation is reinforced by the desire of many manufacturers to reduce their number of fastener suppliers. In the opinion of the Board, Medalist's moderate size in relation to the overhead necessary to manage a public company properly, its substantial indebtedness, and its lack of proprietary products place Medalist at a competitive disadvantage in providing the pricing and quality that the market demands, and make it difficult for the Company to provide efficiently the full range of fasteners its customers may seek. In these respects, the Medalist Board of Directors believed that ITW may be better positioned to respond to the challenges and opportunities that lay ahead in the fastener industry. (See factor 2.)

     The Board also considered the significant premium that the $14.50 Merger Consideration represented as compared with then recent closing prices for Medalist stock, as well as the other financial analyses performed by Baird. The Board also considered the anticipated improvement in shareholder value to be expected from the increased earnings that Medalist is now achieving and that the Board believes it can be expected to achieve over the next several years. Of course, future results are always uncertain and will depend to a significant extent upon factors that are not entirely within Medalist's control and that may be unforeseen or unforeseeable at the present time. Although Medalist has addressed the problems that led to its recent operating difficulties, the Board believed that, in light of the challenges of significantly increasing sales and earnings without significant new capital investments, it would require several years at the earliest before Medalist earnings could be expected to result in a stock price approaching $14.50 per share (if ever). On the other hand, the Merger (if successful) would provide immediate value of approximately $14.50 per Medalist share in a tax-free transaction in which shareholders could own stock in one of the industry leaders or, if they chose, could easily and efficiently liquidate their investment through the public markets. (See factors 3, 4, and 5.) Baird's opinion that the Merger Consideration to be received by Medalist shareholders is fair to such holders (other than ITW and its affiliates) from a financial point of view (see factor 6) also supported the conclusion that the proposed transaction is in the best interest of the Medalist shareholders.

     The Board also carefully evaluated the terms of the Merger Agreement from the perspective of Medalist shareholders. Although the Merger Agreement prohibits Medalist from soliciting for a higher price from other potential acquirors (which is a disadvantage), the Board believed that the absence of a "lock up" stock option to ITW and the size of the termination fee and expense reimbursement in the Merger Agreement would not unduly limit the possibility of a transaction at a higher price should any other potential acquiror make an offer after the Merger Agreement was announced. The Board also noted that the terms of the Merger Agreement specifically permitted the Board to withdraw its approval or recommendation of the Merger Agreement, and to provide confidential information to other prospective acquirors, to the extent required by the Medalist Board's fiduciary duties under applicable law. These factors, plus the lower tax risk to the Medalist shareholders from a stock-for-stock merger as compared with a sale of assets followed by a liquidation of Medalist, supported the Board's determination that the Merger Agreement was in the best interests of the Company and its shareholders. (See factors 7, 9, and 10.)

     Finally, the Board also considered the requirement in both the Merger Agreement and the WBCL that the Merger would occur only if it received the approval of holders of two-thirds of the outstanding shares of Medalist common stock after disclosure of the material facts in this Proxy Statement/Prospectus. This requirement tends to assure that the transaction will be consummated only if more than a mere majority of Medalist shareholders perceive it to be in their best interests after they have the opportunity to consider the relevant information about the transaction and any alternative proposals that may come to light prior to the Special Meeting. (See factor 8.)

     In the judgment of the Board of Directors, the Merger offers holders of Medalist common stock their best available opportunity to realize an appropriate value on their investment in the Company. If the Merger is not approved, the Board currently intends that the Company will continue to operate as an independent company as though the proposal for the Merger had not occurred.

     THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE SHAREHOLDERS VOTE FOR THE PROPOSAL TO APPROVE AND ADOPT THE MERGER AGREEMENT.

OPINION OF ROBERT W. BAIRD & CO. INCORPORATED

     The Board of Directors of Medalist retained Baird to render its opinion as to whether or not the Merger Consideration is fair, from a financial point of view, to the holders of Medalist shares (other than ITW, Newco and their respective affiliates). On January 8, 1996, Baird rendered its opinion to the Board of Directors of Medalist to the effect that, as of such date, the Merger Consideration was fair, from a financial point of view, to the holders of Medalist shares (other than ITW, Newco and their respective affiliates).

     THE FULL TEXT OF BAIRD'S OPINION, DATED JANUARY 8, 1996, WHICH SETS FORTH THE ASSUMPTIONS MADE, GENERAL PROCEDURES FOLLOWED, MATTERS CONSIDERED AND LIMITATIONS ON THE SCOPE OF REVIEW UNDERTAKEN BY BAIRD IN RENDERING ITS OPINION, IS ATTACHED AS EXHIBIT B TO THIS PROXY STATEMENT/PROSPECTUS AND IS INCORPORATED HEREIN BY REFERENCE. BAIRD'S OPINION IS DIRECTED ONLY TO THE FAIRNESS, AS OF JANUARY 8, 1996 AND FROM A FINANCIAL POINT OF VIEW, OF THE MERGER CONSIDERATION TO THE HOLDERS OF MEDALIST SHARES (OTHER THAN ITW, NEWCO AND THEIR RESPECTIVE AFFILIATES) AND DOES NOT CONSTITUTE A RECOMMENDATION TO ANY MEDALIST SHAREHOLDER AS TO HOW SUCH SHAREHOLDER SHOULD VOTE WITH RESPECT TO THE MERGER AGREEMENT. BAIRD DID NOT MAKE RECOMMENDATIONS TO MEDALIST CONCERNING THE AMOUNT OF CONSIDERATION TO BE PAID TO MEDALIST'S SHAREHOLDERS OR PARTICIPATE IN THE NEGOTIATION OF THE MERGER CONSIDERATION. THE SUMMARY OF BAIRD'S OPINION SET FORTH BELOW IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE FULL TEXT OF SUCH OPINION ATTACHED AS EXHIBIT B. SHAREHOLDERS ARE URGED TO READ THE OPINION CAREFULLY IN ITS ENTIRETY.

     In conducting its investigation and analysis in arriving at its opinion attached as Exhibit B, Baird reviewed such information and took into account such financial and economic factors as it deemed relevant under the circumstances. In that connection, Baird among other things (i) reviewed certain internal information, primarily financial in nature, including projections, concerning the business and operations of Medalist furnished to Baird by or on behalf of Medalist for purposes of its analysis, as well as publicly available information including but not limited to Medalist's recent filings with the Securities and Exchange Commission, and equity analyst research reports prepared by various investment banking firms including Baird; (ii) reviewed certain internal information, primarily financial in nature, concerning the business and operations of ITW furnished to Baird by or on behalf of ITW for the purposes of its analysis, as well as publicly available information including, but not limited to, ITW's recent filings with the Commission and equity analyst research reports prepared by various investment banking firms including Baird; (iii) reviewed the Agreement and the draft of this Proxy Statement/Prospectus relating to the Merger in the form proposed to be filed with the Commission; (iv) compared the historical market prices and trading activity of Medalist Common Stock and ITW Common Stock with those of certain other publicly traded companies Baird deemed relevant; (v) compared the financial position and operating results of Medalist and ITW with those of other publicly traded companies Baird deemed relevant; and
(vi) compared the proposed financial terms of the Merger with the financial terms of certain other business transactions that it considered relevant to its inquiry. Baird held discussions with certain members of Medalist's and ITW's respective senior management concerning Medalist's and ITW's historic and current financial condition and operating results as well as the future prospects of Medalist and ITW respectively. Baird also considered such other information, financial studies, analysis and investigations and financial, economic and market criteria which it deemed relevant for the preparation of its opinion. Baird was not requested to, and did not, solicit third party indications of interest in acquiring all or any part of Medalist. The Merger Consideration was determined by Medalist and ITW in arm's-length negotiations. Medalist did not place any limitation upon Baird with respect to the procedures followed or factors considered by Baird in rendering its opinion.

     In arriving at its opinion, Baird assumed and relied upon the accuracy and completeness of all of the financial and other information provided to it by or on behalf of Medalist and ITW, or publicly available, and were not engaged, and did not attempt, to verify any such information. With respect to projections, Baird assumed that they had been reasonably prepared and represented the best available estimates and judgments of Medalist management as to the future performance of Medalist. No financial forecasts with respect to the future performance of ITW were made available to Baird and accordingly, with the consent of the Board of Directors of Medalist, Baird relied upon financial forecasts with respect to ITW's future performance reported by recognized investment banking firms. In conducting its review, Baird did not make nor obtain an independent valuation or appraisal of any of the assets or liabilities (contingent or otherwise) of Medalist or ITW, nor did Baird make a physical inspection of the properties or facilities of Medalist or ITW. Baird's opinion was based upon economic, monetary and market conditions as they existed on and to the extent they could be evaluated as of the date of such opinion and did not predict or take into account any changes which may occur or information which may become available thereafter.

     In connection with preparing its opinion on January 8, 1996, Baird conducted a variety of financial analyses summarized below with respect to Medalist and ITW.

     Analysis of Medalist Valuation Premiums. Baird calculated the premium to holders of Medalist shares of the Per Share Conversion Ratio, with each Medalist share representing a value of $14.50 (the "Implied Price"), to the closing stock prices for a Medalist share on January 4, 1996 (two business days prior to the rendering of the opinion) and on the dates one month, three months and six months prior thereto, as well as to the daily average closing stock price for Medalist shares during the latest twelve months and to each of the 52-week high and low closing prices for Medalist shares. Based upon the Implied Price, Baird calculated premiums to holders of Medalist shares equal to 136.7% of the closing stock price for a Medalist share of $6.125 on January 4, 1996; 127.5% of the closing stock price for a Medalist share of $6.38 one month earlier; 100.0% of the closing stock price for a Medalist share of $7.25 three months earlier; 134.3% of the closing stock price for a Medalist share of $6.19 six months earlier; 115.5% of the latest twelve months average closing price for a Medalist share of $6.73; and 70.6% and 190.0% of the 52-week high and low closing prices, respectively, for a Medalist share of $8.50 and $5.00.

     Analysis of Medalist's Valuation Multiples. Baird calculated multiples of the "Implied Consideration" (i.e., $86.9 million, obtained by multiplying the Implied Price by the total number of outstanding Medalist shares and options, less net proceeds from such stock options) to Medalist's latest twelve months ("LTM") net income (adjusted for a normal tax rate) and its projected net income (adjusted for a normal tax rate) for calendar years 1995 and 1996 (based on management's estimates) and multiples of Medalist's "Adjusted Market Capitalization" (defined as the market value of the common equity plus the book value of total debt, less excess cash, cash equivalents and an estimated value for other nonoperating assets) to its LTM revenues, its LTM operating income before depreciation and amortization, interest and taxes ("EBITDA") and its LTM operating income ("EBIT"). For this purpose, LTM represents the twelve month period ended November 30, 1995. The calculations resulted in ratios of the Implied Consideration to fully taxed net income ("P/E Ratios") of 54.8x based on LTM results; 53.6x based on projected 1995 results; and 20.2x based on projected 1996 results. Based on the Implied Consideration, the ratio of Adjusted Market Capitalization to

LTM revenues was 0.7x, the ratio of Adjusted Market Capitalization to LTM EBITDA was 8.8x and the ratio of Adjusted Market Capitalization to LTM EBIT was 15.3x.

     Analysis of Selected Publicly Traded Medalist Comparable Companies. Baird reviewed certain publicly available financial information as of the most recently reported period and stock market information as of January 4, 1996 for certain selected publicly traded companies which Baird deemed relevant. Such comparable companies consisted of: Arden Industrial Products, Inc.; Banner Aerospace, Inc.; Barnes Group, Inc.; Black & Decker Corporation; Chicago Rivet & Machine Company; Devlieg-Bullard, Inc.; Fastenal Company; Federal Screw Works; W.W. Grainger, Inc.; Hughes Supply, Inc.; Illinois Tool Works Inc.; Lawson Products, Inc.; Park-Ohio Industries, Inc.; Penn Engineering & Manufacturing Corporation; Secom General Corporation; Snap-On, Inc.; SPS Technologies, Inc.; The Stanley Works; Sun Distributors, L.P.; Textron, Inc.; and Trimas Corporation. For each comparable company, Baird calculated multiples as of January 4, 1996 of Adjusted Market Capitalization (defined as the market value of the common equity plus the book value of total debt, less excess cash and cash equivalents) to LTM revenues, LTM EBITDA and LTM EBIT. Baird then compared these multiples to the relevant Medalist multiples based on the Implied Price. An analysis of the multiples of Adjusted Market Capitalization to LTM revenues, LTM EBITDA and LTM EBIT yielded 0.7x, 8.8x and 15.3x, respectively, for Medalist compared to medians of 0.9x, 8.1x and 11.2x, respectively, for Medalist's comparable companies. For Medalist and each comparable company, Baird also calculated P/E ratios as of January 4, 1996 based on market stock prices as of such date and LTM earnings per share and estimated earnings per share (derived from equity research analysts' reports) for calendar years 1995 and 1996. An analysis of the P/E Ratios based on earnings per share for LTM, 1995 and 1996 yielded 54.8x, 53.6x, and 20.2x, respectively, for Medalist on a fully taxed basis compared to medians of 13.4x, 14.2x and 12.9x, respectively, for Medalist's comparable companies. In rendering its opinion, Baird noted, among other items, the fact that using the Implied Price the Medalist multiples compare favorably in that multiples based on Adjusted Market Capitalization were generally higher, and the Medalist P/E Ratios were significantly higher, than the corresponding median multiples of the comparable companies.

     Analysis of Selected Publicly Traded ITW Comparable Companies. In order to assess the relative public market valuation of the ITW Common Stock to be received by Medalist shareholders, Baird reviewed certain financial information for the twelve months ended September 30, 1995 and stock market information as of January 4, 1996 for ITW and certain publicly available financial information as of the most recently reported period and stock market information as of January 4, 1996 for certain selected publicly traded companies which Baird deemed relevant. Such comparable companies consisted of: Acme Metals, Inc.; Dover Corporation; Loctite Corporation; Mead Corporation; Nordson Corporation; Owens-Illinois, Inc.; Park-Ohio Industries, Inc.; SPS Technologies, Inc.; The Stanley Works; TRW, Inc.; and Textron, Inc. For ITW and each comparable company, Baird calculated multiples of Adjusted Market Capitalization (defined as the market value of the common equity plus the book value of total debt, less excess cash and cash equivalents) to LTM revenues, LTM EBITDA and LTM EBIT. An analysis of the multiples of Adjusted Market Capitalization to LTM revenues, LTM EBITDA and LTM EBIT yielded 1.8x, 9.1x and 11.2x, respectively, for ITW, compared to medians of 1.0x, 8.1x and 10.8x, respectively, for ITW's comparable companies. For ITW and each comparable company, Baird also calculated P/E Ratios as of January 4, 1996 based on market stock prices as of such date and LTM earnings per share and estimated earnings per share (derived from equity research analysts' reports) for calendar years 1995 and 1996. An analysis of the P/E Ratios based on earnings per share for LTM, 1995 and 1996 yielded 18.2x, 17.3x and 15.3x, respectively, for ITW, compared to medians of 15.9x, 15.2x and 13.5x, respectively, for ITW's comparable companies. In rendering its opinion, Baird noted, among other items, the fact that the ITW multiples and P/E Ratios were generally higher than the medians, but well within the range, of the multiples of ITW's comparable companies.

     Analysis of Selected Comparable Acquisition Transactions. Baird reviewed selected transactions involving the acquisition of all or part of companies in businesses which Baird deemed relevant. Such comparable acquisition transactions, which were consummated between October 1992 and October 1995, consisted of (acquiror/acquired company): E.I. Textron, Inc./Elco Industries, Inc.; ADU Inc./Amdura Corporation; Park-Ohio Industries, Inc./RB&W Corporation; Allegheny Ludlum Corporation/Athlone Industries; and Medalist/Pioneer Screw & Nut Company. Such transactions were chosen based on a review of acquired companies which possessed general business, operating and financial characteristics representative of companies in the industry in which Medalist operates. For each comparable transaction, Baird calculated the multiples of Adjusted Market Capitalization (based on the actual consideration paid for the equity of the acquired company plus the book value of total debt, less excess cash and cash equivalents) to LTM revenues, LTM EBITDA and LTM EBIT; calculated P/E Ratios based on LTM earnings per share; and calculated the premium paid for the equity in these transactions over the public market value of the equity at various times prior to the announcement of such transaction. Baird then compared those multiples and premiums to the relevant Medalist multiples and premiums based on the Implied Price. For the transactions selected, these calculations yielded multiples of Adjusted Market Capitalization to LTM revenues, LTM EBITDA and LTM EBIT of 0.7x, 8.8x and 15.3x, respectively, for Medalist, compared to medians of 0.8x, 7.8x and 11.7x, respectively, for the comparable acquisition transactions. An analysis of the P/E Ratios based on LTM results yielded 54.8x for Medalist on a fully taxed basis compared to a median of 24.7x for the comparable acquisition transactions. An analysis of the Implied Price to the market value of Medalist shares as of January 4, 1996, 30 days and 90 days prior thereto, compared to the prices paid for the equity in each comparable acquisition transaction relative to the market value of the equity 1 day, 30 days and 90 days prior to the announcement date of each such transaction, yielded premiums of 136.7%, 127.5% and 100.0%, respectively, for Medalist, compared to median premiums of 45.6%, 59.3% and 67.4%, respectively, for the comparable acquisition transactions. In rendering its opinion, Baird noted, among other items, the fact that using the Implied Price the Medalist multiples compare favorably in that multiples based on Adjusted Market Capitalization were generally higher, and the Medalist P/E Ratios and price premiums were significantly higher, than the corresponding median multiples and premiums paid in the comparable acquisition transactions.

     Discounted Cash Flow Analysis. Baird performed a discounted cash flow analysis of Medalist on a stand alone basis using Medalist management's projections of future EBIT and free cash flow without taking into account cost savings and synergies which may be realized following the Merger. In such analysis, Baird assumed terminal value multiples of 7.0x to 9.0x EBIT in the year 2000 and discount rates of 12% to 14%. In addition, based on estimates provided by Medalist management, Baird calculated a range of per share value of certain non-operating net assets (consisting of net operating loss carryforward and overfunded pension liabilities, net of product liabilities and liabilities associated with discontinued operations) of $0.64 to $1.75. Such analyses produced implied values of Medalist shares ranging from $10.11 to $16.77 with a median value of $13.34.

     Pro Forma Merger Analysis. Baird prepared pro forma analyses of the financial impact of the Merger. Using earnings estimates for ITW (derived from equity research analysts' estimates) and Medalist (prepared by Medalist's management) for the year 1996, Baird compared the earnings per share of ITW Common Stock, on a stand-alone basis, to the earnings per share of the common stock of the combined companies on a pro forma basis. Baird performed this analysis based on a price of $57.25 per share of ITW Common Stock (the price of such stock on January 4, 1996) under a scenario assuming no cost savings and under a scenario assuming cost savings from the elimination of Medalist's corporate office expenses. Both analyses indicated that the proposed transaction would not be dilutive to ITW's stockholders on an earnings per share basis in fiscal year 1996. Such analysis did not consider the impact associated with accounting adjustments, transaction related charges or reserves which ITW may recognize as a result of the Merger.

     Exchange Ratio Profile. Baird performed an analysis of the ratio of the market price of a Medalist Share to the market price of an ITW share during the period from January 1991 through the first week of January 1996. Baird calculated the ratio of the Medalist Share closing price for the last trading day of each week during that five year period to the ITW Share closing price for such day. These ratios were compared with the implied exchange ratio of 0.25 ITW Shares to be received for each Medalist Share, based on the Implied Price and an ITW stock price of $57.25 on January 4, 1996. This analysis yielded an exchange ratio during the five year period ranging from a low of 0.10 ITW Shares for each Medalist Share to a high of 0.41 ITW Shares for each Medalist Share, with an average during the period of 0.24 ITW Shares for each Medalist Share. Baird also calculated the ratio of the closing price on January 4, 1996 of a Medalist Share ($6.125 per share) to the closing price on such day of an ITW Share ($57.25 per share). This yielded an exchange ratio of 0.11 ITW Shares for each Medalist Share.

     Other Factors. In rendering its opinion, Baird considered certain other factors, of which the material factors included, analyses of the maximum price an acquiror could pay for Medalist (i) in a leveraged transaction, based on the achievement of benchmark returns for debt and equity investors and financing terms generally available in the current market environment and (ii) in a cash-for-stock taxable transaction, without incurring earnings dilution in 1996. Each of these analyses did not take into account cost savings and/or synergies that might be available to a new owner of Medalist. In each case, the Implied Price exceeded the values generated by these analyses.

     The foregoing summary does not purport to be a complete description of the analyses performed by Baird or of its presentations to the Medalist Board. The preparation of financial analyses and a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. Baird believes that its analyses (and the summary set forth above) must be considered as a whole, and that selecting portions of such analyses and of the factors considered by Baird, without considering all of such analyses and factors, could create an incomplete view of the processes underlying the analyses conducted by Baird and its opinion. Baird did not attempt to assign specific weights to particular analyses. Any estimates contained in Baird's analyses are not necessarily indicative of actual values, which may be significantly more or less favorable than as set forth therein. Estimates of values of companies do not purport to be appraisals or necessarily to reflect the prices at which companies may actually be sold. Because such estimates are inherently subject to uncertainty, Baird does not assume responsibility for their accuracy.

     Baird, as part of its investment banking business, is continually engaged in the evaluation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements, and valuations for estate, corporate and other purposes. Medalist retained Baird because of its experience and expertise in the valuation of businesses and their securities in connection with mergers and acquisitions. In the ordinary course of business, Baird may from time to time trade equity securities of Medalist and ITW for its own account and for accounts of its customers and, accordingly, may at any time hold a long or short position in such securities.

     Compensation. Pursuant to an engagement letter agreement dated December 28, 1995 between Medalist and Baird, Medalist agreed to pay Baird a retainer fee of $25,000 and a fee of $125,000, payable upon delivery of its opinion, regardless of the conclusions reached by Baird in such opinion and regardless of whether any transaction is consummated. Medalist has also agreed to reimburse Baird for its reasonable out-of-pocket expenses, including reasonable fees and disbursements of counsel. Medalist has also agreed to indemnify Baird, its affiliates and their respective directors, officers, employees and agents and controlling persons against certain liabilities relating to or arising out of its engagement, including liabilities under the federal securities laws. In the past, Baird has provided investment banking services to Medalist, including acting as lead manager in connection with the public offering of Medalist Common Stock in 1993, for which Baird received customary compensation.

INTERESTS OF CERTAIN PERSONS IN THE MERGER

     In considering the recommendation of Medalist Board of Directors with respect to the Merger, shareholders should be aware that certain members of the Board of Directors and the Company's management have interests which may present them with actual or potential conflicts of interest.

     Medalist has an employment agreement with James S. Dahlke, its President and CEO and a member of its Board of Directors, which provides that in the event of termination without cause or on a "Change of Control of the Board" (as defined in the agreement), in exchange for a release Mr. Dahlke will have the right to receive continued medical benefits plus an amount equal to his base salary (currently $225,000) for one year following his termination (or in the case of termination without cause, the later of May 15, 1997 or one year following his termination). Medalist also has an agreement with William C. O'Loughlin, its Vice President and Secretary, pursuant to which Mr. O'Loughlin is entitled to receive severance benefits equal to one year's base salary in the event of a change in control of Medalist, such as the Merger, and either his termination of employment within eighteen months of the change in control or his resignation with Good Reason (as defined in the agreement). Mr. O'Loughlin's current salary is $98,385. The Company interprets its agreements with Messrs. Dahlke and O'Loughlin to also require payment for any unused vacation time and any unpaid 1995 compensation. Messrs. John T. Paprocki and James G. Gumm are each parties to a Continuing Employment and Severance Agreement with the Company. Those agreements provide that in exchange for a release (a) if the executive does not voluntarily terminate employment prior to any Business Combination Transaction as defined therein (such as the Merger) plus, if requested by an acquiror, an additional transition period of up to 90 days, (b) if such a Business Combination Transaction occurs before June 14, 1996, and (c) if the executive's employment is terminated for any reason within 90 days thereafter, each executive will be entitled to severance benefits in an amount equal to one year's annual salary (currently $137,500 and $98,900 for Messrs. Paprocki and Gumm, respectively) plus medical and dental benefits, unused vacation time and any 1995 incentive compensation. The agreements with Messrs. Dahlke and O'Loughlin were entered into prior to any consideration of the Merger. The agreements with Messrs. Paprocki and Gumm were entered into by Medalist after negotiations with ITW had begun in order to give them an incentive to remain with the Company throughout the negotiations and pendency of any merger and through an appropriate transition period thereafter.

     In addition to these interests, the Company's directors and executive officers each hold options to acquire Medalist stock. Under the terms of the Merger Agreement, holders of options will be entitled to receive an amount of ITW Common Stock valued (in accordance with the Merger Agreement and on the same basis as outstanding Medalist shares) at the amount by which the Company Valuation of $14.50 per share exceeds the exercise price of their options. These amounts are payable for all options outstanding on the Effective Time of the Merger, whether or not the options are fully vested and currently exercisable. The Company's outside directors hold options for an aggregate of 44,214 shares with an aggregate "spread" (based on the $14.50 Merger Consideration) of approximately $253,400. Medalist's executives and key employees currently hold options for an aggregate of 117,000 shares with an aggregate "spread" of approximately $810,125.

CERTAIN EFFECTS OF THE MERGER

     As a result of the Merger, Medalist's current shareholders will not have an opportunity to continue their equity interest in the Company as an ongoing corporation, but they will have an opportunity to participate in the earnings and growth of ITW through their receipt and ownership of ITW shares pursuant to the Merger.

     Upon consummation of the Merger, ITW will own all of the outstanding shares of Medalist and will be entitled to all the benefits and be subject to all the risks that will result from such ownership. Upon consummation of the Merger, Medalist shares will no longer be traded on the Nasdaq National Market and the registration of Medalist shares under the Exchange Act will be terminated. Additionally, upon termination of the registration of the Medalist shares under the Exchange Act, the Medalist shares will no longer constitute "margin securities" under the regulations of the Board of Governors of the Federal Reserve System.

                              THE MERGER AGREEMENT

     The following is a summary of certain provisions of the Merger Agreement, a copy of which is attached as Exhibit A to this Proxy Statement/Prospectus. Such summary is qualified in its entirety by reference to the full text of the Merger Agreement. Capitalized terms not otherwise defined herein shall have the meanings assigned to them in the Merger Agreement.

THE MERGER

     The Merger Agreement provides that, subject to the approval by the holders of two-thirds of Medalist's Shares outstanding on the Record Date, and upon the satisfaction or waiver of certain other conditions set forth in the Merger Agreement, Newco will be merged with and into Medalist, which will be the surviving corporation of the Merger and will become a wholly owned subsidiary of ITW. At the Effective Time, each outstanding share of Medalist Common Stock, other than shares held by the ITW Buying Group and shares held by the Company as treasury stock, will be converted into the right to receive the Merger Consideration upon surrender of the certificate representing such share. Cash will be paid in lieu of fractional ITW shares. At the Effective Time, each Medalist share held by the ITW Buying Group (if any) will be canceled and will cease to exist without payment of any consideration therefor. Subject to the receipt of any necessary consents from the holders thereof, each outstanding employee and director option for Medalist shares (whether or not then exercisable) will be canceled and converted into the right to receive ITW shares valued at the difference between the Company Valuation of $14.50 per share and the price per share payable upon the exercise of such option. At the Effective Time, each outstanding share of Common Stock of Newco will be converted into one share of Common Stock of the surviving corporation to the Merger.

     If the Merger Agreement is approved by the required vote of the shareholders and if the other conditions to the Merger are satisfied or waived, the Merger will become effective when Articles of Merger are filed with the Secretary of State of Wisconsin. It is currently contemplated that such Effective Time will be as soon as practicable after the approval and adoption of the Merger Agreement by the Company's shareholders (subject to compliance with, or waiver of, the other conditions contained in the Merger Agreement).

REQUIRED VOTE

     Except as described in the next paragraph, under the Company's Articles of Incorporation and the Wisconsin Business Corporation Law the Merger will be approved only if it receives the affirmative vote of the holders of at least two-thirds ( 2/3) of the outstanding shares of Medalist Common Stock. No vote of ITW shareholders is required, or will be sought, to consummate the transaction.

     Notwithstanding the general rule described above, Sections 180.1130 to
180.1134 of the WBCL require that certain business combinations with a "significant shareholder" (i.e., a person that beneficially owns 10% or more of the voting power of the outstanding shares) must either (a) satisfy certain conditions relating to the price and form of consideration paid by the significant shareholder or (b) be approved by at least 80% of the votes required to be cast by the outstanding voting shares, including at least two-thirds
( 2/3) of the votes entitled to be cast by holders who are not affiliated with the significant shareholder. This provision will apply to the Merger only if ITW becomes a "significant shareholder" as defined above before the Merger is consummated. ITW currently owns no Medalist shares and has indicated that it has no present intention to acquire any Medalist shares, and in particular that it does not intend to become a "significant shareholder," such that the Merger would be subject to these statutory provisions.

     As of both January 8, 1996 and April 11, 1996, directors and officers of Medalist and their affiliates beneficially owned 6.1% of the outstanding Shares entitled to vote at the Special Meeting (excluding shares which such persons have the right to acquire upon the exercise of stock options). See "CERTAIN INFORMATION REGARDING MEDALIST -- Stock Ownership of Management and Principal Shareholders." All of such persons have indicated that they intend to vote FOR the Merger. The directors and executive officers of ITW and their affiliates beneficially owned no such Shares, and ITW and its subsidiaries owned no such Shares.

EXCHANGE OF SHARES

     Promptly after the Effective Time of the Merger, Harris Trust Company of New York, the Exchange Agent under the Merger Agreement (the "Exchange Agent") will mail to each record holder of an outstanding certificate or certificates which immediately prior to the Effective Time represented outstanding shares of Medalist Common Stock (the "Certificates"), a form letter of transmittal and instructions for use in effecting the surrender of the Certificates in exchange for certificates representing ITW stock plus cash in lieu of fractional shares. SHAREHOLDERS SHOULD NOT SURRENDER THEIR CERTIFICATES WITH THEIR PROXY CARDS. Upon surrender to the Exchange Agent of a Certificate, together with such letter of transmittal duly executed and any other required documents, the holder of such Certificate will be entitled to receive in exchange therefor that number of whole shares of ITW Common Stock into which such holder's shares of Medalist Common Stock were converted and, if applicable, payment for any fractional shares in cash (without interest) in an amount equal to the Average Closing Price multiplied by the fraction of a share of ITW Common Stock the holder would otherwise be entitled to receive. Until so surrendered for exchange, each Certificate shall represent for all purposes solely the right to receive the Merger Consideration, without any interest thereon. One Hundred and Eighty (180) days after the Effective Time all shares of ITW Common Stock, and all dividends and other distributions on ITW Common Stock, which have been received by the Exchange Agent and shall not have been distributed to the former shareholders of Medalist, will be returned to ITW or its agent, after which time former shareholders of Medalist, subject to applicable law, shall look only to ITW for the exchange of shares, the amount (without interest) of any dividends or distributions which may have become payable and the amount (without interest) of any payment due on account of fractional shares of ITW stock.

     After the close of business on the day prior to the Effective Time, there shall be no transfers on the stock transfer books of Medalist of the outstanding Shares. If, after the Effective Time, Certificates are presented to the surviving corporation, they shall be canceled in exchange for ITW stock (and cash in lieu of fractional shares) as provided above.

CONDITIONS OF THE MERGER

     The Merger will occur only if the Merger Agreement and all other matters necessary to effect the transactions provided for therein are approved at the Special Meeting by the requisite vote of shareholders of the Company, in accordance with applicable law. In addition, the obligations of ITW, on the one hand, and Medalist, on the other, to consummate the transactions contemplated by the Merger Agreement are subject to the satisfaction of certain conditions (any of which may be waived by the party or parties entitled to the benefit thereof), including (i) the absence of any order or injunction directing that the transactions contemplated by the Merger Agreement not be consummated, (ii) the receipt of all necessary governmental consents and approvals required for consummation of the Merger and the transactions contemplated thereby, and the waiting periods under the HSR Act having expired or been terminated, (iii) the continued effectiveness of the registration statement covering the ITW shares to be issued pursuant to the Merger and the absence of any stop order by the Commission with respect thereto, (iv) the approval for listing on the NYSE of the shares of ITW Common Stock to be issued pursuant to the Merger, (v) the accuracy of the representations and warranties of each party to the Merger Agreement, (vi) the performance by the other party in all material respects of all obligations required to be performed by it under the Merger Agreement, (vii) the execution and delivery of a supplemental indenture with respect to Medalist's outstanding Debentures, (viii) the receipt of certain tax and securities representation letters by affiliates of Medalist and (ix) the receipt of certain customary closing certificates and legal opinions.

     The HSR Act provides that certain transactions may not be consummated unless certain information has been furnished to the Antitrust Division of the Department of Justice (the "Antitrust Division") and the Federal Trade Commission (the "FTC") and certain waiting period requirements have been satisfied. The consummation of the Merger is subject to such requirements. The regulations promulgated by the FTC under the HSR Act require that Notification and Report Forms (the "Forms") be filed by Medalist and ITW with the Antitrust Division and the FTC with respect to the Merger, which may not be consummated until thirty days after receipt of the Forms by the Antitrust Division and the FTC, unless the thirty-day waiting period is earlier terminated or extended by the FTC or the Antitrust Division. ITW and Medalist filed the Forms with the FTC and the Antitrust Division relating to the Merger on January 26, 1996, and early termination of the required waiting period was granted on February 7, 1996.

     Except as described above, Medalist is not aware of any license or regulatory permit that is material to its business that might be adversely affected by the Merger, nor of any approval or other action by any governmental, administrative or regulatory agency or authority that would be required prior to the Merger, other than certain filings under state securities laws required for the registration of the ITW Common Stock to be issued pursuant to the Merger.

REPRESENTATIONS AND WARRANTIES

     The Merger Agreement contains representations, warranties, covenants and agreements by each of the parties regarding, among other things, their organization, authority to enter the transaction, requisite consents and approvals. In addition, Medalist makes certain representations and warranties regarding, among other things, its capitalization, the contents and submission of forms and reports, litigation, employment agreements, employee benefit plans, tax matters, compliance with applicable laws, title to its properties and environmental matters. The representations and warranties of each of the parties to the Merger Agreement will expire upon consummation of the Merger.

COVENANTS

     In the Merger Agreement, the Company has agreed that it will conduct its business in the ordinary course, seek to preserve its current business organization, seek to keep available the services of its current officers and employees, and seek to preserve its relationships with customers and suppliers. In addition, the Company has agreed to a number of specific limitations respecting its activities prior to the Effective Time of the Merger. Except as contemplated by or provided in the Merger Agreement or as otherwise agreed by ITW, Medalist has promised that it will not, among other things, issue or sell any shares or other securities convertible into shares, redeem, purchase or otherwise acquire outstanding shares, pay any dividend, adopt any plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, or recapitalization, adopt any amendments to its Articles of Incorporation or Bylaws or alter in any other fashion its corporate structure, make any material acquisition, grant any material increases in the compensation of its directors, officers or key employees, or incur any indebtedness for borrowed money or guarantee any indebtedness or become obligated under any new pension or other employee benefit plan, except in each case actions taken in the ordinary course of business and in accordance with past practice.

INDEMNIFICATION OF OFFICERS AND DIRECTORS

     In the Merger Agreement, the parties have agreed that the Bylaws of the surviving corporation in the Merger will contain the provisions with respect to indemnification set forth in Medalist Bylaws as of the date of the Merger Agreement, which provisions may not be amended, repealed or modified for a period of four (4) years after the Effective Time of the Merger in any manner which would adversely affect the rights of persons who prior to the Effective Time of the Merger were officers or directors of Medalist in respect of actions or omissions occurring prior to the Effective Time of the Merger, except as may be required by law, and that if any claim or claims are asserted within that four year period, all rights to indemnification in respect of those claims will continue until disposition thereof. ITW also promised to cause to be maintained on behalf of Medalist's present or former directors and officers for not less than three years the policies of director and officer liability and fiduciary liability insurance with respect to matters occurring at or prior to the Effective Time which are no less advantageous in any material respect than the current policies.

NO SOLICITATION

     The Merger Agreement provides that the Company and its officers may not initiate or continue discussions or negotiations in respect of any of the following events (a "Third Party Acquisition"): (i) the acquisition of Medalist by merger, consolidation or other business combination transactions by anyone other than ITW or its affiliates (a "Third Party"); (ii) the acquisition by any Third Party of, or any divestiture or other transaction resulting in Medalist owning less than, fifty percent (50%) or more (in book value or market value) of its total assets as of the date of the Merger Agreement; (iii) the acquisition by a Third Party of fifty percent (50%) or more of the outstanding shares of Medalist, whether by tender offer, exchange offer or otherwise; or (iv) the adoption by the Company of a plan of liquidation or recapitalization or the declaration of payment of any extraordinary dividend. Medalist may, however, furnish information and access in response to requests that were not solicited by Medalist after the date of the Merger Agreement to any entity pursuant to confidentiality agreements and may participate in discussions and negotiate with such entities or groups concerning any merger, sale of assets, sales of stock or similar transactions involving the Company or a division of the Company if (a) that entity or group has submitted a bona fide written proposal to Medalist's Board of Directors relating to the transaction and (b) Medalist's Board of Directors determines, in its good faith reasonable judgment after consultation with Medalist's counsel, that failing to take such action would be a breach of the Board of Directors' fiduciary duties to the Company shareholders or other constituencies under applicable law. Medalist is required to notify promptly ITW of any such proposal or offer, or inquiry or contact, indicating in reasonable detail the identity of the offeror and the terms and conditions of any proposal, and to keep ITW promptly advised of developments which could reasonably be expected to culminate in the

Board of Directors withdrawing, modifying or amending its recommendation of the Merger to the shareholders.

AMENDMENT

     Subject to the provisions of the WBCL, the Merger Agreement may be amended by the written agreement of the parties at any time prior to the Effective Time. After approval of the Merger Agreement by Medalist shareholders, however, the Merger Agreement may not be amended to change the consideration payable to Medalist shareholders in the Merger or in any way which would adversely affect their rights without further approval of such shareholders.

TERMINATION

     The Merger Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, whether before or after approval by Medalist shareholders, by the mutual written consent of ITW and Medalist. In addition, the Merger Agreement may be terminated and the Merger may be abandoned:

          (i) by either Medalist or ITW if any court of competent jurisdiction or any other governmental body or regulatory authority has acted to permanently restrain, enjoin or otherwise prohibit the Merger and such action has become final and nonappealable;

          (ii) by either Medalist or ITW, if the Merger shall not have become effective prior to June 1, 1996;

          (iii) by either Medalist or ITW, in the event that the other fails to perform in any material respect any of its material obligations and the failure cannot be cured prior to June 1, 1996;

          (iv) by either Medalist or ITW, in the event that the representations or warranties of the other shall not have been true and correct except, in any case, such failures which in the aggregate do not have a significantly material adverse effect regarding Medalist (i.e., $2 million or more) or are not reasonably likely to adversely affect the ability of ITW or Newco to complete the Merger, provided that such failure is incapable of being cured prior to June 1, 1996; or

          (v) by either party, if Medalist's Board of Directors withdraws or materially modifies or changes its favorable recommendation of the Merger, provided that Medalist may terminate on this basis only if there exists at such time a proposal for a Third Party Acquisition and the Medalist Board of Directors after consultation with Medalist counsel determines that the failure to take such action would be a breach of its fiduciary duties to the Company's shareholders or other constituencies under applicable law, and provided that Medalist has paid to ITW a termination fee of $1,650,000 and has paid ITW $300,000 for its expenses (provided that ITW agrees to refund any excess of such amount for expenses over actual expenses).

TERMINATION FEE AND EXPENSES

     The Merger Agreement provides that if it is terminated because the Merger has not become effective prior to June 1, 1996 or if it is terminated by either party because Medalist's Board of Directors has withdrawn its favorable recommendation of the Merger, and within twelve months thereafter a Third Party Acquisition occurs or there is a letter of intent or public announcement of intent to effect a Third Party Acquisition, or if any person or group effects a tender or exchange offer which will result in such persons or group owning more than twenty percent (20%) of the outstanding shares or substantially all of the assets for a consideration greater than $14.50 per Medalist Share and the agreement shall have been terminated for one of the reasons specified above, Medalist is required to pay ITW promptly a fee of $1,650,000, plus all of ITW's out-of-pocket expenses and fees up to $300,000 in the aggregate.

CERTAIN FEDERAL INCOME TAX CONSEQUENCES

     Quarles & Brady, counsel to Medalist, has given its opinion concerning certain tax consequences of the Merger, a copy of which has been filed as an Exhibit to the Registration Statement. The opinion does not address the tax consequences of the Merger to a holder of Debentures or of the conversion of Debentures. The opinion does not address the federal income tax consequences applicable to special classes of taxpayers including, without limitation, foreign persons, tax-exempt entities, retirement plans, financial institutions, persons holding options to purchase Medalist Common Stock under Medalist's 1990 and 1994 Stock Option Plans, and persons who acquired their shares of Medalist Common Stock pursuant to the exercise of employee options or otherwise as compensation. The opinion also does not address any state, local or foreign income, property, transfer or other tax consequences of the Merger. The tax opinion is based upon certain customary representations and assumptions (including satisfaction of the continuity of interest requirement). The obligation of the parties to consummate the Merger is not subject to the receipt of a tax opinion in respect thereof. No rulings have been or will be requested from the Internal Revenue Service as to the federal income tax consequences of the Merger. The opinion of counsel is not binding on the Internal Revenue Service and the Internal Revenue Service is not precluded from taking a different position. The opinion is based on the federal income tax laws in effect on the date of the opinion, and there can be no assurance that future legislation, regulations, administrative rulings or pronouncements or court decisions will not adversely affect the accuracy of the opinions contained therein.

     According to the opinion of Quarles & Brady, the Merger will qualify as a "reorganization" for federal income tax purposes under Sections 368(a)(1)(A) and 368(a)(2)(E) of the Code, and as a result thereof:

          (a) the Merger will not result in recognition of gain or loss by Medalist, ITW or Newco;

          (b) no gain or loss will be recognized by a Medalist shareholder who receives solely shares of ITW Common Stock in exchange for shares of Medalist Common Stock;

          (c) the aggregate basis of the shares of ITW Common Stock received by a Medalist shareholder in the transaction (including any fractional share interest) will be the same as the basis of the shares of Medalist Common Stock surrendered in exchange therefor;

          (d) the holding period of the shares of ITW Common Stock received by a Medalist shareholder in the exchange (including any fractional share interest) will include the holding period for the shares of Medalist Common Stock exchanged therefor, provided the Medalist shares are held as capital assets as of the Effective Date;

          (e) a Medalist shareholder who receives cash in the Merger in lieu of fractional share interests in ITW Common Stock will be treated for federal income tax purposes as if the fractional shares were issued in the transaction and then redeemed by ITW. These cash payments will be treated as having been received as distributions in full payment in exchange for the stock redeemed as provided in Section 302(a) of the Code. A Medalist shareholder will recognize capital gain or loss thereon, provided the shares of Medalist Common Stock surrendered for such fractional share interests are held as capital assets as of the Effective Date, in an amount equal to the difference between the amount of cash received and the portion of such shareholder's adjusted tax basis in the shares of Medalist Common Stock allocable to such fractional share interests. Such capital gain or loss will be long-term capital gain or loss if the holding period for such shares is more than one year.

     The following summary also discusses certain federal income tax consequences of the Merger. This summary is provided for general information only and is also based upon the provisions of the Internal Revenue Code of 1986, as amended (the "Code"), the applicable regulations thereunder, judicial authority and current administrative rulings and practices as of the date hereof.

     Medalist has outstanding 7 1/2% Convertible Subordinated Debentures due July 1, 2001 which are convertible into shares of Medalist Common Stock at $18.75 per share (the "Debentures"). Pursuant to the First Supplemental Indenture, to be executed in connection with the Merger, the Debentures will entitle their holders to acquire, in lieu of shares of Medalist Common Stock, the number of shares of ITW Common Stock into which the shares of Medalist Common Stock would have been converted in the Merger. This change may be considered a deemed exchange for federal income tax purposes of the Debentures for new convertible securities. If the change is considered to be a deemed exchange, such exchange should be considered a tax-free exchange pursuant to Section 354 of the Code, provided that the Debentures are "securities" within the meaning of Section 354 of the Code. A deemed exchange of the Debentures for new convertible debentures may have other federal income tax consequences to the holders of the Debentures, such as the creation of original issue discount. If after the Merger a holder of Debentures exercises the right to exchange such Debentures into ITW Common Stock, such holder will recognize gain or loss on the exchange equal to the difference between the fair market value of such ITW Common Stock and such holder's adjusted basis in the exchanged Debentures. If Medalist or ITW purchases some or all of the Debentures after the Merger, each holder of such Debentures will recognize gain or loss on the sale equal to the difference between the amount realized by the holder and the holder's adjusted basis in the redeemed Debentures. The amount realized by each such holder of Debentures will equal the sum of the cash received and the fair market value of any other property received in the sale.

     The applicable Treasury Regulations require a Medalist shareholder who receives shares of ITW Common Stock in the Merger to include in the shareholder's tax return for the taxable year in which the Merger occurs a complete statement of all facts pertinent to the shareholder's nonrecognition of gain or loss in the Merger, including the basis in the shares of Medalist Common Stock surrendered in the Merger and the amount of shares of ITW Common Stock received in the Merger. In addition, the Medalist shareholder must keep permanent records in order to determine gain or loss on the subsequent disposition of the shares of ITW Common Stock received in the Merger.

     Backup withholding at the rate of 31% may apply to the proceeds from the taxable sale, exchange or other disposition by a Medalist shareholder of shares of Medalist Common Stock or fractional share interests of ITW Common Stock, unless the shareholder is a corporation or other exempt recipient or provides certain certifications, including a correct taxpayer identification number. Backup withholding is not an additional tax; rather, the amount withheld is creditable against the shareholder's federal income tax liability.

     THE FEDERAL INCOME TAX CONSEQUENCES DISCUSSED ABOVE DEPEND UPON EACH MEDALIST SHAREHOLDER'S PARTICULAR TAX STATUS, AND FURTHER DEPEND ON FEDERAL INCOME TAX LAWS, REGULATIONS, RULINGS AND DECISIONS WHICH ARE SUBJECT TO CHANGE (WHICH CHANGES MAY BE RETROACTIVE IN EFFECT). ACCORDINGLY, EACH MEDALIST SHAREHOLDER IS URGED TO CONSULT SUCH SHAREHOLDER'S OWN TAX ADVISOR FOR A COMPLETE DESCRIPTION OF THE TAX CONSEQUENCES TO SUCH SHAREHOLDER, INCLUDING THE APPLICABILITY AND EFFECT OF ANY STATE, LOCAL OR FOREIGN INCOME, PROPERTY, TRANSFER OR OTHER TAX LAWS.

RESALE OF ITW COMMON STOCK

     The shares of ITW Common Stock to be issued to shareholders of Medalist in the Merger have been registered under the Securities Act and may be freely traded by shareholders who, at the time of the Special Meeting, are not "affiliates" of Medalist (and are not affiliates of ITW at the time of a proposed resale).

     Under the Securities Act, ITW shares received by affiliates of Medalist may be resold by them only (i) pursuant to a further registration under the Securities Act of the shares to be sold, (ii) in conformity with the resale provisions of Rule 145, or (iii) in accordance with another available exemption from the registration requirements. ITW's obligation to consummate the Merger is conditioned upon the receipt of an executed Affiliate Agreement to comply with such resale restrictions from each person who may be deemed to be an "affiliate" of Medalist within the meaning of the Securities Act and Rule 145 and to whom shares of ITW Common Stock are issued in the Merger. An "affiliate" is defined under the rules promulgated pursuant to the Securities Act as a person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, Medalist. For this purpose, ITW will treat each executive officer and each director of Medalist as an "affiliate," and shares of ITW Common Stock issued to such persons in the Merger will be transferable only in compliance with the Affiliate Agreement. ITW is not obligated to register ITW Common Stock owned by affiliates of Medalist under the Securities Act for resale. Those persons who have been identified as affiliates of Medalist have been so advised.

ACCOUNTING TREATMENT

     The Agreement contemplates that the Merger will be treated as a "pooling of interests" for accounting purposes.

                       RIGHTS OF DISSENTING SHAREHOLDERS

     The Wisconsin Business Corporation Law generally does not afford dissenter's rights to the holders of shares that are quoted on the Nasdaq National Market, such as the Medalist. However, if the Merger is a business combination subject to the adequacy of price provisions of Section 180.1130 to
180.1134 of the WBCL described below under the heading "COMPARISON OF SHAREHOLDER RIGHTS -- Certain Statutory Provisions," dissenter's rights will be available to Company shareholders who comply with certain procedural requirements and will entitle them to receive the "market value" of their shares as defined in the statute. In the case of the Merger, "market value" would mean the highest closing sales price per share of Medalist stock quoted on the Nasdaq National Market during the 30-day period proceeding the Merger "date on which market value is to be determined."

     ITW has indicated that it does not intend to acquire, directly or indirectly, beneficial ownership of any Medalist stock before the Merger, in which event the adequacy of price provisions will not apply and dissenter's rights will not be available. In the unlikely event that the Merger becomes subject to the adequacy of price provisions, this Proxy Statement/Prospectus will be supplemented to describe those developments and the dissenter's rights then available. Holders of Medalist stock will receive an additional proxy card with such supplement, and the shareholders meeting will be adjourned or postponed if necessary to provide at least 15 days' notice of this development during which shareholders may reconsider the options then available to them.

                        COMPARISON OF SHAREHOLDER RIGHTS

     ITW is incorporated in the State of Delaware under the Delaware General Corporation Law ("DGCL") and Medalist is incorporated in the State of Wisconsin under the Wisconsin Business Corporation Law ("WBCL"). Medalist shareholders will, upon consummation of the Merger, become shareholders of ITW and their rights will be governed by ITW's Restated Certificate of Incorporation (the "ITW Certificate") and By-laws (the "ITW By-laws"). Neither the directors nor the executive officers of ITW will change as a result of the transaction.

     Certain material differences between the rights of shareholders of ITW and Medalist are set forth below. This summary is not intended to be relied upon as an exhaustive list or detailed description of the provisions discussed and is qualified entirely by the DGCL, the WBCL, the ITW Certificate, ITW By-laws, the Medalist Amended and Restated Articles of Incorporation (the "Medalist Articles") and the Medalist Amended and Restated Bylaws (the "Medalist Bylaws") to which Medalist shareholders are referred.

AUTHORIZED SHARES OF CAPITAL STOCK

     The ITW Certificate authorizes the issuance of (i) 150,000,000 shares of Common Stock without par value, (ii) 300,000 shares of Preferred Stock, none of which have been issued. As of March 5, 1996, there were outstanding (a) 122,395,312 shares of ITW Common Stock, and (b) employee options to purchase an aggregate of 2,498,318 shares of Common Stock.

     The authorized capital stock of Medalist consists of (a) 10,000,000 shares of Common Stock, par value $1.00 per share, (b) 10,000 shares of Preferred Stock, $100 par value, and (c) 20,000 shares of Preferred Stock, $50 par value. As of the Record Date (April 11, 1996), 3,898,281 shares of Medalist Common Stock and no shares of Medalist Preferred Stock were issued and outstanding. In addition, as of that date 161,214 shares of Medalist Common Stock were reserved for issuance pursuant to outstanding stock options and 413,867 shares of Medalist Common Stock were reserved for issuance upon conversion of outstanding convertible debentures.

     Based upon the number of shares outstanding as noted above and the effect of current ITW market prices and the $14.50 Company Valuation on the conversion ratio for Medalist shares in the Merger, upon consummation of the Merger former shareholders are expected to own approximately 0.7% of the outstanding ITW Common Stock.

VOTING RIGHTS AND VOTING POWER

     Pursuant to the Medalist Articles and except as otherwise provided by
Section 180.1150(2) of the WBCL (described below), each holder of Medalist Common Stock is entitled to one vote on all matters voted on by shareholders. Holders of ITW Common Stock are entitled to one vote per share in the election of directors and on any other question arising at any shareholders meeting, voting as a single class.

CERTAIN STATUTORY PROVISIONS

     Section 180.1150(2) of the WBCL provides that the voting power of shares of public corporations, such as Medalist, which are held by any person holding in excess of 20% of the voting power of such company, shall be limited to such 20% plus 10% of the voting power of shares in excess of 20%. This statutory voting restriction is not applicable to shares acquired from Medalist, shares as to which the shareholders vote to restore the full voting power, and under certain other circumstances more fully described in section 180.1150(3). The DGCL does not have a comparable provision and thus this restriction will not apply to ITW Common Stock acquired in the Merger.

     Sections 180.1130 to 180.1134 of the WBCL provide that certain business combinations not meeting specified adequacy-of-price standards must be approved by the vote of at least 80% of the votes entitled to be cast by shareholders and by two-thirds ( 2/3) of the votes entitled to be cast by shareholders other than a significant shareholder who is a party to the transaction (or the significant shareholder's affiliates). The term "business combination" is defined to include, subject to certain exceptions, a merger or consolidation of the public company (or any subsidiary) with, or the sale or other disposition of substantially all assets of the public company to, any significant shareholder or affiliate thereof. "Significant shareholder" is defined generally to include a person that is the beneficial owner of 10% or more of the voting power of the common stock, excluding shares subject to an option issued by the public company. Any acquisitions by ITW or its affiliates of 10% or more of the Medalist Common Stock would trigger these provisions. Although the DGCL does not contain a corresponding supermajority provision, the ITW Certificate contains a supermajority and "fair price" provision as described below.

     Sections 180.1140 to 180.1145 of the WBCL provide that a "resident domestic corporation" such as Medalist may not engage in a "business combination" with an "interested stockholder" (a person beneficially owning 10% or more of the aggregate voting power of the stock of Medalist) for three years after the date (the "stock acquisition date") the interested stockholder acquired his 10% or greater interest, unless the business combination (or the acquisition of the 10% or greater interest) was approved before the stock acquisition date by Medalist's board of directors. The Merger was so approved. After the three-year period, a business combination that was not so approved can be consummated under the WBCL only if it is approved by a majority of the outstanding voting shares not held by the interested stockholder or is made at a specified formula price intended to provide a fair price for the shares held by noninterested stockholders. Section 203 of the DGCL contains substantially comparable provisions. Unlike the WBCL, however, the DGCL permits an "interested stockholder" to proceed with a "business combination" if, upon consummation of the transaction which resulted in the stockholder becoming an "interested stockholder," the stockholder owns at least 85% of the outstanding voting stock, excluding shares owned by directors and officers and certain other shares. Also, among other differences, the DGCL does not have approval or "fair price" requirements after the three-year period.

     In addition to provisions in the WBCL, Wisconsin has a Corporate Take-Over Law (Wisconsin Statutes Ch. 552) ("WTL") which applies to any corporation: (i) incorporated in Wisconsin or having its principal office in Wisconsin; (ii) which has substantial assets in Wisconsin; (iii) which has stock registered under certain provisions of Wisconsin law or under Section 12 of the Exchange Act; and (iv) which has, as

Wisconsin residents, either 5% or more of the record holders of its registered securities or at least 100 such holders. Medalist is subject to the WTL. Any persons acquiring 5% or more of the equity securities of a corporation subject to the WTL must file a statement with the Wisconsin Commissioner of Securities within 10 days of the acquisition containing essentially the same information required under Section 13(d) of the Exchange Act (a Federal Schedule 13D may be filed with the State to satisfy the requirement). An amendment must be filed upon occurrence of any material change. Additionally, a tender offer must be registered, but generally only if 51% of the target's registered securities are held by Wisconsin residents or if 33% of the target's registered securities are held by Wisconsin residents and its principal office is in Wisconsin and its business or operations have a substantial economic effect in Wisconsin. The Wisconsin Commissioner of Securities may summarily delay the effective date of a tender offer required to be registered if the Commissioner determines that the required information has not been provided. Also, the Commissioner or the target company may call a hearing relating to the tender offer (to determine the adequacy of disclosures, equal treatment of shareholders, etc.). Soliciting materials published by the offeror or target company must be filed with the State. The WTL also contains provisions covering fraudulent and deceptive practices, pricing (e.g., equal treatment for Wisconsin and non-Wisconsin residents, etc.), injunctive relief, and criminal and civil penalties. Neither the DGCL nor other Delaware statutes contain comparable provisions.

CERTAIN CHARTER AND BYLAW PROVISIONS

     Although it is not practical to compare all of the provisions of the ITW Certificate and the ITW By-laws with the Medalist Articles and Medalist Bylaws, the following is a summary of a comparison of certain provisions which may be important to Medalist shareholders.

DIRECTORS

     ITW. The ITW Certificate provides that the Board of Directors of ITW shall consist of not less than three nor more than twenty directors (subject to any rights of the holders of shares of any series of ITW Preferred Stock to elect additional directors), with the initial number of directors being fixed at thirteen. The exact number of directors within such range may be changed from time-to-time by an amendment to the ITW By-laws duly adopted in accordance with the ITW Certificate. Pursuant to such authority the current number of directors of ITW has been established at fifteen.

     The ITW Certificate does not provide for a classified Board of Directors, nor does the ITW Certificate provide for cumulative voting, which is not otherwise required by the DGCL. Accordingly, the holders of a majority of the outstanding shares of ITW Common Stock may elect all of the directors of ITW.

     Subject to the rights of any series of Preferred Stock, the ITW Certificate and ITW By-laws provide that any vacancies existing on the Board of Directors, as well as any newly created directorships resulting from any increase in the number of directors, shall be filled only by the Board of Directors, acting by a majority of the directors then in office although less than a quorum, and any directors so chosen shall hold office until the next annual election of directors and until their successors shall be elected and qualified.

     Medalist. The Medalist Articles and Bylaws provide for the election of directors by classes. The Medalist Board currently consists of eight persons, with two or three directors being elected annually for three-year terms. The Medalist Articles do not provide for cumulative voting, which is not otherwise required by the WBCL. The Medalist Bylaws provide that directors can be removed only for cause and that any vacancies, including vacancies resulting from an increase in the number of directors, can be filled either by the shareholders or by a majority of the directors then in office.

SPECIAL MEETINGS OF SHAREHOLDERS; SHAREHOLDER ACTION BY WRITTEN CONSENT

     ITW. Under the ITW Certificate and ITW By-laws and subject to the rights of the holders of any series of ITW Preferred Stock, stockholders may not call a special meeting of stockholders. Special meetings of the stockholders may only be called by the Chairman of the Board, the President or a majority of the Board of Directors.

     The DGCL provides that, unless specifically prohibited by the certificate of incorporation, any action required or permitted to be taken by the stockholders of a corporation may be taken without a meeting, without prior notice and without a stockholder vote, if a written consent or consents setting forth the action to be taken is signed by the holders of outstanding shares of capital stock having the requisite number of votes that would be necessary to authorize or take such action at a meeting of stockholders. The ITW Certificate expressly provides that no action shall be taken by the stockholders of ITW except at an annual or special meeting of stockholders, and no action may be taken by the written consent of the stockholders.

     Medalist. Under the WBCL and the Medalist Bylaws, although shareholders may not call special meetings of shareholders (only the President or the Board of Directors may call such meetings), a special meeting must be called upon written demand describing one or more purposes for which a special meeting is to be held by the holders of shares with at least 10% of the votes entitled to be cast on any issue proposed to be considered at the meeting.

     The WBCL provides that shareholders may take any action by unanimous written consent. The WBCL also provides that, if specifically permitted by the articles of incorporation, shareholders may take any action by the written consent of the holders of shares with sufficient voting power to adopt the action at a meeting at which all outstanding shares were represented and voted. The Medalist Articles do not contain such a provision, so action by shareholders is possible only at an annual or special meeting of shareholders or by unanimous written consent.

CERTAIN BUSINESS COMBINATIONS

     ITW. The ITW Certificate provides that certain mergers, consolidations, sales or other transfers of assets of, issuances or reclassifications of securities of, or adoptions of plans of liquidation by, ITW (individually, a "Business Combination") must be approved by the affirmative vote of the holders of not less than 66 2/3% of the voting power of the Voting Stock (as defined in the ITW Certificate), voting as a single class, when such action involves a person (a "Substantial Stockholder") who, together with all affiliates or associates of such Substantial Stockholder, beneficially owns 10% or more of the voting power of the outstanding Voting Stock, excluding Voting Stock beneficially owned by such Substantial Stockholder on March 2, 1984. The affirmative vote of a majority of the voting power held by stockholders other than the Substantial Stockholder is also required. Such stockholder vote is not required if (i) the Business Combination is approved in writing by not less than two-thirds of the Continuing Directors (as defined in the ITW Certificate); (ii) the Business Combination is approved by a duly adopted resolution of the Board of Directors prior to the Substantial Stockholder becoming a Substantial Stockholder; (iii) the Business Combination is between ITW and a 50% or more owned direct or indirect subsidiary of ITW, or (iv) certain fair price provisions are satisfied.

     The affirmative vote of the holders of 66 2/3% or more of the voting power of the then outstanding shares of ITW Voting Stock, voting as a single class, is required to amend, alter or repeal the foregoing provisions of the ITW Certificate relating to certain business combinations.

                        DESCRIPTION OF ITW CAPITAL STOCK

ITW COMMON STOCK

     Dividend Rights. Holders of ITW Common Stock are entitled to dividends when and as declared by the Board of Directors of ITW out of funds legally available therefor. Since 1932, ITW has regularly paid dividends, its quarterly cash dividend being currently at the rate of $0.17 per share. The continued declaration of dividends by the Board of Directors of ITW is subject to, among other things, ITW's earnings, financial condition and capital requirements and such other factors as the Board of Directors of ITW may deem relevant.

     Voting Rights. Except as otherwise provided by law or by resolution of the Board of Directors providing for the issuance of any series of ITW Preferred Stock, the voting power of ITW is vested exclusively in the ITW Common Stock, each holder of shares of ITW Common Stock being entitled to one vote for each share held. Holders of ITW Common Stock are not entitled to cumulative voting rights and, therefore, holders of a majority of shares voting in the election of directors may elect the entire Board of Directors.

     Liquidation and Other Rights. Except as otherwise provided by resolution of the Board of Directors of ITW providing for the issuance of any series of ITW Preferred Stock, in the event of any liquidation, dissolution or winding up of ITW, whether voluntary or involuntary, after payment shall have been made to the holders of any such series of ITW Preferred Stock of the full amount to which they shall be entitled pursuant to such resolution providing for the issuance of such series, the holders of shares of ITW Common Stock shall be entitled, to the exclusion of the holders of ITW Preferred Stock of any and all series, to share, ratably according to the number of shares of ITW Common Stock held by them, in all remaining assets of ITW available for distribution to its stockholders.

     No holder of ITW Common Stock has any preemptive or preferential right to purchase or subscribe for shares of ITW stock of any class. The ITW Common Stock is not liable to assessment or further call.

ITW PREFERRED STOCK

     The Board of Directors of ITW is authorized by the ITW Certificate to issue up to 300,000 shares of ITW Preferred Stock in series, without any action on the part of stockholders, and to determine the designation of each series, dividend rates, redemption provisions, liquidation preferences, any conversion privileges, any sinking fund provisions and all other rights pertaining to the ITW Preferred Stock, to the extent permitted by the DGCL (including voting rights, if any). ITW Preferred Stock would rank senior to ITW Common Stock, with the result that the dividend, voting, liquidation and other rights of the holders of the ITW Common Stock could be adversely affected by the rights, preference and privileges of the ITW Preferred Stock. The Board has not authorized the issuance of any ITW Preferred Stock and no shares of ITW Preferred Stock are issued and outstanding.

     The 300,000 shares of ITW Preferred Stock currently authorized by the ITW Certificate are available for future issuance without further stockholder approval. The shares of Preferred Stock may be utilized for a variety of corporate purposes, including future public offerings to raise additional capital or to facilitate corporation acquisitions. Stockholders should be aware that the shares could also be issued to persons friendly to current management with terms that could render more difficult or discourage attempts to gain control of ITW by means of a merger, tender offer, proxy contest or otherwise and thereby protect the continuity of current management. The shares could also be used to dilute the stock ownership of persons seeking to obtain control of ITW.

                                    EXPERTS

     The audited consolidated financial statements and related schedules of ITW and subsidiary companies as of December 31, 1995 and 1994 and for each of the three years in the period ended December 31, 1995, incorporated by reference or included in ITW's Annual Report on Form 10-K (as amended by its Form 10-K/A) for the year ended December 31, 1995, incorporated by reference in this Proxy Statement/ Prospectus, have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports with respect thereto, and are incorporated by reference in reliance upon the authority of said firm as experts in giving said reports.

     The consolidated financial statements and related schedule of Medalist at December 31, 1995 and 1994 and for each of the three years in the period ended December 31, 1995, included herein or incorporated by reference in the Medalist Annual Report on Form 10-K for the year ended December 31, 1995, incorporated by reference in this Proxy Statement/Prospectus, have been audited by Ernst & Young LLP, independent auditors, as set forth in their reports with respect thereto, and are included herein and incorporated by reference herein in reliance upon such reports given upon the authority of said firm as experts in accounting and auditing. Representatives of Ernst & Young LLP will be at the Special Meeting, will have an opportunity to make a statement, and will be available to respond to appropriate questions.

                            SOLICITATION OF PROXIES

     The cost of soliciting proxies from holders of Medalist shares will be borne by Medalist. Medalist has retained Morrow & Co., Inc. as its proxy solicitor in connection with the Special Meeting, for which it will receive a fee of $4,000, plus disbursements, expenses, a charge of $3.50 for each solicitation of a non-objecting beneficial owner, and a charge of $5.00 per check for processing and preparing checks to pay broker/nominee invoices for proxy mailing services. In addition to soliciting proxies by mail, officers and employees of Medalist, without receiving additional compensation therefor, also may solicit proxies by telephone, by telegram or in person. Medalist will also make arrangements with brokerage firms and other custodians, nominees and fiduciaries to send proxy materials to their principals.

                                 LEGAL OPINIONS

     Certain legal matters in connection with the Merger will be passed upon by Stewart S. Hudnut, Senior Vice President, General Counsel and Secretary for ITW, and by Quarles & Brady, Milwaukee, Wisconsin, counsel for Medalist. Quarles & Brady will also give its opinion as to certain tax consequences of the Merger. John S. Sammond, who is a partner in Quarles & Brady, is a director of Medalist. Quarles & Brady attorneys (including Mr. Sammond) own an aggregate of approximately 9,000 shares of Medalist Common Stock and approximately $52,000 principal amount of Medalist Debentures, as well as Mr. Sammond's director options for 8,256 shares of Medalist Common Stock. Quarles & Brady attorneys also own an aggregate of 1,700 shares of ITW Common Stock. Mr. Hudnut holds 1,500 shares of ITW Common Stock and holds options to acquire an additional 35,000 shares of its stock.

                  CERTAIN INFORMATION REGARDING ITW AND NEWCO

BUSINESS OF ITW

     ITW was incorporated in Delaware in 1912. ITW manufactures and markets a variety of products and systems that provide specific, problem-solving solutions for a diverse customer base worldwide. ITW, with revenues in 1995 of $4.15 billion, has approximately 345 operations in 34 countries and approximately 23,000 employees. ITW's business units are divided into two segments: Engineered Components, and Industrial Systems and Consumables. Products in ITW's Engineered Components segment include short lead-time plastic and metal components, fasteners and assemblies; industrial fluids and adhesives; fastening tools and welding equipment. Industrial Systems and Consumables' products include longer lead-time systems and related consumables for consumer and industrial packaging; industrial spray coating equipment and systems and quality assurance application equipment and systems.

     ITW has long been a supplier of certain products for various Medalist divisions. In 1995 ITW sold approximately $1,100,000 of stamping and finished fastener products to the C-Tech and IFD divisions of Medalist.

     The principal executive offices of ITW are located at 3600 West Lake Avenue, Glenview, Illinois 60025, and its telephone number is (847) 724-7500.

NEWCO

     Newco, a recently formed Wisconsin corporation, is a wholly owned subsidiary of ITW. Newco was organized solely to effect the proposed Merger with Medalist and has had no operations. The current principal office of Newco is also located at 3600 West Lake Avenue, Glenview, Illinois 60025, and its telephone number is (847) 724-7500.

INFORMATION INCORPORATED BY REFERENCE

     ITW's Annual Report on Form 10-K (as amended by its Form 10-K/A) for the year ended December 31, 1995 and ITW's Proxy Statement for its Annual Meeting of Stockholders to be held on May 3,

1996, previously filed with the Commission, are incorporated by reference in this Proxy Statement/Prospectus. In addition, all documents filed by ITW pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Proxy Statement/Prospectus and prior to the date of the Special Meeting shall be deemed to be incorporated by reference in this Proxy Statement/Prospectus and to be a part hereof from the respective dates of filing of such document. See "INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE."

     Any statement contained in a document incorporated or deemed to be incorporated herein by reference, or contained in this Proxy Statement/Prospectus, shall be deemed to be modified or superseded for purposes of this Proxy Statement/Prospectus to the extent that a statement contained herein or in any subsequently filed document which also is or is deemed to be incorporated herein by reference modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Proxy Statement/Prospectus.

     The ITW documents incorporated herein by reference which are not presented herein or delivered herewith are available upon request from Stewart S. Hudnut, Senior Vice President, General Counsel and Secretary, Illinois Tool Works Inc., 3600 West Lake Avenue, Glenview, Illinois 60025, at telephone number (847) 724-7500.

                     CERTAIN INFORMATION REGARDING MEDALIST

BUSINESS OF MEDALIST

     Medalist designs, manufactures, and distributes industrial fasteners and related hardware, and also provides quality assured, just-in-time inventory management systems to other manufacturers. Medalist shares trade over-the-counter on the Nasdaq National Market under the symbol MDIN.

STOCK OWNERSHIP OF MANAGEMENT AND PRINCIPAL SHAREHOLDERS

     The following table sets forth information regarding the beneficial ownership of Common Stock of Medalist as of April 11, 1996 by each of Medalist's directors and executive officers, by all directors and executive officers as a group, and by each person or entity believed by Medalist to beneficially own more than five percent of Medalist's outstanding Common Stock. Except as otherwise indicated, each listed person or entity has sole voting and investment power for the shares listed, except for 26,398 shares, included in the total for Messrs. Gumm, O'Loughlin and Paprocki and for all directors and executive officers, which is owned by the Medalist Salaried Pension Trust for which those officers are trustees.

  DIRECTORS AND EXECUTIVE                               RIGHTS TO ACQUIRE           TOTAL          PERCENT OF
          OFFICERS                   POSITION          BENEFICIAL OWNERSHIP   BENEFICIALLY OWNED     CLASS
- ----------------------------  -----------------------  --------------------   ------------------   ----------
James S. Dahlke.............  President, CEO and               45,000                49,000            1.2
                                Director
Harry S. Burker, Jr.........  Director                          8,255                11,256             .3
James D. Dodson.............  Director                          2,934               105,434            2.7
Peter A. Fischer............  Director                          8,256                24,556             .6
John B. Howenstine..........  Director                          8,256                68,256            1.8
John S. Sammond.............  Director                         10,549                17,549             .5
Roger E. Secrist............  Director                          8,256                 8,356             .2
Mark Train..................  Director                            -0-                   -0-
John T. Paprocki............  Vice President and CFO           30,000                67,898            1.9
James G. Gumm...............  Vice President                   19,000                48,101            1.2
                                Administration

  DIRECTORS AND EXECUTIVE                               RIGHTS TO ACQUIRE           TOTAL          PERCENT OF
          OFFICERS                   POSITION          BENEFICIAL OWNERSHIP   BENEFICIALLY OWNED     CLASS
- ----------------------------  -----------------------  --------------------   ------------------   ----------
William C. O'Loughlin.......  Vice President and                6,000                38,139            1.0
                                Corporate Secretary
All Directors and Executive
  Officers as a Group
  (11 persons)..............                                  146,987               385,749            9.9
5% BENEFICIAL OWNERS
Heartland Advisors, Inc....................................................         661,250(1)        16.9
  790 North Milwaukee Street
  Milwaukee, WI 53202
State of Wisconsin Investment Board........................................         377,800(2)         9.7
  P. O. Box 7842
  Madison, WI 53707
Brinson Partners, Inc......................................................         352,544(3)         9.1
  209 South LaSalle Street
  Chicago, IL 60604

- ---------------

(1) As indicated in its amendment to Schedule 13G dated March 7, 1996, Heartland Advisors, Inc. has sole dispositive power for 661,250 shares, including 46,400 shares issuable upon conversion of $870,000 of the Company's Debentures, and has sole voting power for 628,470 shares.
(2) As indicated in its amendment to Schedule 13G dated February, 1996, State of Wisconsin Investment Board has sole voting and dispositive power over 377,800 shares.
(3) As indicated in its amendment to Schedule 13G dated February 15, 1996, Brinson Partners, Inc. and its affiliates share voting and dispositive power over 352,544 shares.

                         MEDALIST FINANCIAL INFORMATION

     The Medalist Management's Discussion and Analysis of Financial Condition and Results of Operations and its balance sheet at December 31, 1995 and 1994 and related statements of operations and cash flows for each of the three years in the period ended December 31, 1995 (together with related notes thereto) are set forth below.

                           MEDALIST INDUSTRIES, INC.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

RESULTS OF OPERATIONS -- PERCENT OF NET SALES

     To assist in the analysis of the results of operations, the following table comparing key statement of operations categories as a percent of net sales has been prepared:

                 CONTINUING OPERATIONS -- PERCENT OF NET SALES

                                                                      1995    1994    1993
                                                                      -----   -----   -----
    Net sales.......................................................  100.0   100.0   100.0
    Cost of goods sold..............................................   74.2    75.6    73.8
    Selling, general and administrative expenses....................   21.2    21.8    20.1
    Gain on sale of a portion of a line of business.................    0.0     0.2     0.0
    Operating income................................................    4.6     2.8     6.1
    Interest expense................................................    3.1     2.7     2.6
    Income before income taxes......................................    1.5     0.1     3.5
    Provision for income taxes......................................    0.1     0.0     0.0
    Income..........................................................    1.4     0.1     3.5

     Minimal provisions for income taxes were recorded for the years 1993 through 1995 as the Company continued to utilize its operating loss carryforward. During 1993, the Company adopted Financial Accounting Standards No. 109, the cumulative effect of which resulted in a benefit to income in 1993 of $1.8 million.

1995 RESULTS COMPARED TO 1994

     1995 results reflect the continuing improvement in financial performance resulting from the turnaround efforts initiated in May, 1994. Net sales were off 5.6% from the $134 million recorded in 1994. Sales in the Industrial Fastener Division (IFD) of $78.4 million in 1995 were down 3.4% from the $81.2 million in 1994 despite increased sales in the primary automotive sector, while operating profits improved dramatically. Even though sales to domestic auto manufacturers were up 4.8% over 1994, sales to IFD's other customers decreased as a result of IFD failing to meet customer schedules in 1994. The C-Tech Division recorded sales of $40 million which represented a growth of 6.5% in 1995, well below the 1994 and 1993 growth pace. C-Tech signed agreements with 10 new customers in 1995, but did not receive the full sales impact of these new customers' activity during the year.

     Gross margins improved to 25.8% versus 24.4% reported in 1994. Margin improvements resulted from significant operational changes in the IFD factories, increased material control, and reduced staffing levels of non-critical personnel. IFD was also able to increase its prices on new parts, primarily due to the technical assistance provided to customers.

     Total cost of goods sold decreased as all divisions continued to focus on elimination of the causes of scrap and the reduction in slow-moving inventories. The Company believes that the portion of its inventory classified as slow-moving is significantly improved as compared to prior years.

     Selling, general and administrative expenses dropped to 21.2% of net sales from 21.8% for 1994. The Company made additional reductions in staffing at all divisions by consolidating functions and eliminating non-essential positions company-wide. 1995 head-counts were down 7% from 1994.

     Interest expense continued to run higher than previous years despite reductions in inventories and other working capital assets. Interest rate increases in 1995 were the single contributing factor to the larger interest expense. While the Company experienced several violations in covenants under its loan agreement in 1995, waivers were obtained from its bank group for these violations at no additional cost to the Company.

1994 RESULTS COMPARED TO 1993

     The Company's 1994 net sales grew 1.5% during the year to $134 million. The increase was directly attributable to the C-Tech Division, which experienced sales of $37.5 million, a growth of 34% over 1993 sales of $28 million. C-Tech's sales growth was due to the increase in business with existing customers. IFD 1994 revenues of $81.2 million were down 6.4% from 1993 sales of $86.7 million due to the loss of orders and customer service disruptions arising from the consolidation of the former Lewis, Champion and Pioneer facilities in the third quarter of 1993.

     IFD sales to the automotive sector were up 17% over 1993, but gross margins on this business were lower than those earned with distributor or other industrial customers.

     Cost of goods sold rose as a percent of net sales as IFD experienced operating inefficiencies early in 1994. These inefficiencies, which impacted the valuation of slow-moving inventories, have been the subject of close scrutiny and ongoing corrective actions, which have focused on production planning and control. Specific actions to improve operations have been discussed in the 1995 results compared to 1994. The provision for slow-moving and obsolete inventories was $1.8 million in 1994, or $1.3 million greater than the expense recorded in 1993. The provision increased as a result of the decrease in volume; production planning was slow to react to the loss of orders and, as a result, customer specific parts were produced in excess of demand.

     Selling, general and administrative expenses were up 10% over 1993, primarily due to severance expenses of approximately $600,000 for three executives of the Company, outside consulting fees, and bank fees related to a new credit agreement.

     During the fourth quarter of 1994, the Company sold the Redi-Bolt operation of the Hardware Division. The sale generated a profit of $212,000.

     Interest expense in 1994 was up over 1993 as the Company renegotiated with its banks to obtain additional availability under its credit facility. Higher rates of interest on a larger debt base resulted in increased interest expense.

LIQUIDITY AND CAPITAL RESOURCES

     Major balance sheet captions as a percentage of total assets at December 31, 1995 and 1994 are presented as follows:

                                                                          1995      1994
                                                                          -----     -----
Percent of Total Assets
    Current assets......................................................  53.7%     53.6%
    Current liabilities.................................................  22.4%     21.8%
    Working capital.....................................................  31.3%     31.8%
    Long term debt, including current maturities........................  41.4%     45.9%
    Shareholders' equity................................................  36.0%     31.7%
Debt to equity ratio....................................................  51.3%     57.4%

     During 1995, all of the Company's operations were focused on managing their use of working capital and increasing not only profits but cash flow via improved asset turnover velocity. Receivable and inventory balances declined from the year-end balances at December 31, 1994. However, inventories, the Company's primary area of focus from a working capital perspective, fell 3.4% from their 1994 level ($29.0 million versus $30.1 million).

     Cash flows from reduced working capital investments were applied towards the Company's bank and subordinated debt. Bank debt declined $6.1 million in 1995 as part of the Company's strategy to shift its debt to equity ratio to a lower, more acceptable, level. In 1995, debt as a percent of total assets fell 8.5% with 1996 plans projecting further debt reductions. Under terms of the Company's subordinated debt, an annual sinking fund payment of $518,000 is due through the year 2000.

     The Company has reviewed its credit facility and operating plans for 1996 with its bank group. As previously mentioned, there were several covenant violations under the 1995 loan agreement which were waived by the bank group. Given the Company's performance and 1996 plans, covenants for 1996 have been revised and the credit facility has been extended through January 14, 1998. Negotiated reductions in loan interest charges should favorably impact operations in calendar 1996. As of February 29, 1996, the Company had $8.2 million available under its credit facility. Borrowings under the revolving loan bear interest at LIBOR (5.3%) plus 2.5% or prime (8.25%) plus 0.5%, and borrowings under the term loan bear interest at LIBOR plus 3% or prime plus 1%.

     Capital investments for 1995 totaled $1.1 million versus $3.1 million in 1994. Capital investments in 1995 consisted primarily of expenditures to maintain the quality of the operating plants, whereas 1994 capital investments also included expenditures to broaden the Company's product lines. Capital investments for 1996 are estimated at $3.3 million, with plans calling for IFD and Hardware capacity expansion and C-Tech service oriented upgrades.

     The Company believes that cash generated from operations and its capacity for borrowing will be sufficient to fund current business operations, annual sinking fund requirements under the subordinated debt, and anticipated future capital investments.

     In March 1995, the Financial Accounting Standards Board issued Statement No. 121 that requires impairment losses to be recorded on long-lived assets used in operations when indicators of impairment are present and the undiscounted cash flows estimated to be generated by those assets are less than the assets' carrying amount. The Company will adopt Statement No. 121 in the first quarter of 1996 and, based on current circumstances, there will not be any effect from the adoption of Statement No. 121.

     The Company presents its financial statements on a historic cost basis, which does not account for inflation effects. However, the Company's inventories are valued using LIFO, which generally reflects current costs. Steel is the primary raw material commodity used by the Company. Steel is purchased on firm quotes from suppliers, and the Company expects to offset any price or inflation effects through price increases to customers and cost containment programs already in place.

                           MEDALIST INDUSTRIES, INC.

                            STATEMENT OF OPERATIONS

                                                               FOR THE YEARS ENDED DECEMBER 31
                                                             ------------------------------------
                                                                1995         1994         1993
                                                             ----------   ----------   ----------
                                                                    (DOLLARS IN THOUSANDS
                                                                  EXCEPT PER SHARE AMOUNTS)
Net sales..................................................  $  126,016   $  133,531   $  131,498
  Cost of goods sold.......................................      93,476      100,895       97,070
  Selling, general and administrative expenses.............      26,788       29,122       26,427
  Gain on sale of a portion of a line of business (Note
     4)....................................................           0          212            0
                                                             ----------   ----------   ----------
Operating income...........................................       5,752        3,726        8,001
  Interest expense.........................................       3,948        3,657        3,376
                                                             ----------   ----------   ----------
Income before income taxes.................................       1,804           69        4,625
  Provision for income taxes...............................          75            0            0
                                                             ----------   ----------   ----------
Income.....................................................       1,729           69        4,625
  Cumulative effect of accounting change (Note 9)..........           0            0        1,814
                                                             ----------   ----------   ----------
          Net income.......................................  $    1,729   $       69   $    6,439
                                                              =========    =========    =========
Earnings per share
  Primary
     Income................................................  $     0.45   $     0.02   $     1.20
     Cumulative effect of accounting change................        0.00         0.00         0.47
                                                             ----------   ----------   ----------
          Net income.......................................  $     0.45   $     0.02   $     1.67
                                                              =========    =========    =========
  Assuming full dilution
     Income................................................  $     0.45   $     0.02   $     1.21
     Cumulative effect of accounting change................        0.00         0.00         0.41
                                                             ----------   ----------   ----------
          Net income.......................................  $     0.45   $     0.02   $     1.62
                                                              =========    =========    =========
Average shares outstanding -- Primary......................   3,864,909    3,841,297    3,867,255
Average shares outstanding -- Full Dilution................   3,864,909    3,841,297    4,384,644

  The accompanying notes to financial statements are an integral part of these statements.

                           MEDALIST INDUSTRIES, INC.

                                 BALANCE SHEET

                                                                               DECEMBER 31
                                                                           -------------------
                                                                            1995        1994
                                                                           -------     -------
                                                                               (DOLLARS IN
                                                                               THOUSANDS)
                                       ASSETS (NOTE 5)
Current assets
  Cash...................................................................  $   434     $ 1,765
  Accounts receivable, net...............................................   14,997      15,501
  Inventories............................................................   29,030      30,066
  Prepaid expenditures and other.........................................    2,772       2,880
                                                                           -------     -------
          Total current assets...........................................   47,233      50,212
Plant and equipment, at cost
  Land and buildings.....................................................      593         590
  Machinery and equipment................................................   27,010      25,983
                                                                           -------     -------
  Plant and equipment....................................................   27,603      26,573
  Less accumulated depreciation..........................................   13,205      10,330
                                                                           -------     -------
          Net plant and equipment........................................   14,398      16,243
Other assets
  Goodwill, net..........................................................   17,872      18,381
  Other intangibles, net.................................................    2,810       3,493
  Other noncurrent assets................................................    5,674       5,375
                                                                           -------     -------
          Total other assets.............................................   26,356      27,249
                                                                           -------     -------
          Total assets...................................................  $87,987     $93,704
                                                                           =======     =======
                             LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities
  Accounts payable.......................................................  $10,231     $10,967
  Accrued income taxes...................................................      183           0
  Accrued liabilities....................................................    6,258       6,448
  Current maturities of long-term debt...................................    3,017       3,030
                                                                           -------     -------
          Total current liabilities......................................   19,689      20,445
Long-term liabilities
  Long-term debt.........................................................   26,134      32,189
  Convertible subordinated debentures....................................    7,242       7,760
  Other liabilities......................................................    3,234       3,631
                                                                           -------     -------
          Total long-term liabilities....................................   36,610      43,580
Commitments and contingencies (Notes 6 and 10)
Shareholders' equity
  Common stock ($1 par value), authorized 10,000,000 shares, issued
     3,881,025 shares in 1995 and 3,837,054 shares in 1994...............    3,881       3,837
  Capital in excess of par value.........................................   17,170      16,934
  Retained earnings......................................................   10,637       8,908
                                                                           -------     -------
          Total shareholders' equity.....................................   31,688      29,679
                                                                           -------     -------
          Total liabilities and shareholders' equity.....................  $87,987     $93,704
                                                                           =======     =======

  The accompanying notes to financial statements are an integral part of these statements.

                           MEDALIST INDUSTRIES, INC.

                            STATEMENT OF CASH FLOWS

                                                               FOR THE YEARS ENDED DECEMBER 31
                                                              ---------------------------------
                                                                1995        1994        1993
                                                              ---------   ---------   ---------
                                                                   (DOLLARS IN THOUSANDS)
Cash flows from operating activities
  Income from continuing operations.........................  $   1,729   $      69   $   4,625
  Adjustments to reconcile income from continuing operations to cash provided by continuing operations
     Depreciation...........................................      2,964       2,618       2,358
     Amortization...........................................      1,192       1,479       1,465
     (Gain) loss on disposal of plant and equipment.........         (5)         (2)         26
     Gain on sale of a portion of a line of business........          0        (212)          0
     Provision for losses on accounts receivable............         75         361         908
     Changes in
       Accounts receivable..................................        429      (1,520)         16
       Inventories..........................................      1,036        (678)     (2,126)
       Prepaid expenditures.................................         50        (164)       (239)
       Income taxes recoverable and accrued income taxes....        183         284         124
       Accounts payable and accrued liabilities.............     (1,221)      1,386      (3,562)
       Noncurrent assets and liabilities....................       (696)     (1,482)     (2,690)
                                                              ---------   ---------   ---------
       Cash provided by continuing operations...............      5,736       2,139         905
Cash flows from discontinued operations.....................        353         132         602
Cash flows from investing activities
  Purchases of plant and equipment..........................     (1,143)     (3,150)     (3,245)
  Proceeds from disposal of assets..........................         29       1,554         869
  Purchase of C-Tech Division, net of acquired cash.........          0           0        (115)
                                                              ---------   ---------   ---------
  Cash used by investing activities.........................     (1,114)     (1,596)     (2,491)
Cash flows from financing activities
  Long-term debt borrowings.................................    136,470     137,495     156,381
  Repayments of long-term debt..............................   (142,525)   (137,451)   (124,281)
  Net short-term debt increase (decrease)...................        (13)        900     (30,638)
  Retirement of debentures..................................       (518)       (510)       (417)
  Proceeds from sale of common stock........................        280         184          43
                                                              ---------   ---------   ---------
  Cash provided (used) by financing activities..............     (6,306)        618       1,088
                                                              ---------   ---------   ---------
Net increase (decrease) in cash.............................     (1,331)      1,293         104
Cash at beginning of year...................................      1,765         472         368
                                                              ---------   ---------   ---------
Cash at end of year.........................................  $     434   $   1,765   $     472
                                                              =========   =========   =========
Cash paid (recovered) for
  Interest..................................................  $   3,910   $   3,373   $   2,991
  Taxes.....................................................       (199)        (81)        (38)

  The accompanying notes to financial statements are an integral part of these statements.

                           MEDALIST INDUSTRIES, INC.

                         NOTES TO FINANCIAL STATEMENTS
             FOR THE YEARS ENDED DECEMBER 31, 1995, 1994, AND 1993

1. DESCRIPTION OF BUSINESS AND ACCOUNTING PRINCIPLES

     The Company designs, manufactures, and distributes fasteners and related products used by automotive, electronics, consumer-durables, and other manufacturers in their assembly operations. The Company also provides quality-assured, just-in-time inventory management services to manufacturers. Sales to the automotive industry (primarily Chrysler, Ford and General Motors) account for approximately 24.7%, 22.0% and 21.3% of the Company's sales in 1995, 1994, and 1993, respectively, with Chrysler being the largest at 11.1%, 9.9% and 9.1% of sales in 1995, 1994, and 1993, respectively. Trade receivables from Chrysler represented 18% and 19% of outstanding receivables as of December 31, 1995 and 1994, respectively.

     While concentrated in the Midwest, sales are delivered throughout the United States and are direct to manufacturers and independent distributors. There are no foreign operations, and export sales were less than 5.3% of net sales in each of the three years in the period ending December 31, 1995.

     Raw materials used in the manufacturing process are readily available from a number of domestic and foreign suppliers. The loss of any one supplier would not be material to the continued operations of the Company.

     The financial statements include the accounts of the Company and its divisions. The preparation of the Company's financial statements, in conformity with generally accepted accounting principles, requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

     Depreciation is provided on a straight line basis to amortize the cost of plant and equipment during their estimated lives.

     Identifiable intangible assets consist of customer relationships, assembled work force, engineering drawings, noncompete agreements and trade names, and are amortized over their estimated lives, which range from 3 to 15 years. Amortization expense was $684,000 in 1995, $955,000 in 1994, and $941,000 in
1993.

     Goodwill is amortized over forty years. Amortization expense was $508,000 in 1995, $524,000 in 1994, and $524,000 in 1993. Goodwill is reviewed for impairment whenever events or circumstances provide evidence that suggest that the carrying amount of the asset may not be recoverable. Impairment is determined by using identifiable cash flows over the remaining amortization period.

     The Company has applied Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees," in accounting for its stock option plans. Accordingly, no compensation cost has been recognized. No decision has been reached as to how the Company will apply, beginning in 1996, recently issued Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation", which permits the Company to continue accounting for stock options in the same manner, with fair value disclosures, or measure compensation cost by the fair value of stock options granted after January 1, 1995.

     In March 1995, the Financial Accounting Standards Board issued Statement No. 121 that requires impairment losses to be recorded on long-lived assets used in operations when indicators of impairment are present and the undiscounted cash flows estimated to be generated by those assets are less than the assets' carrying amount. The Company will adopt Statement No. 121 in the first quarter of 1996 and, based on current circumstances, there will not be any effect from the adoption of Statement No. 121.

     All interest incurred during 1995, 1994, and 1993 was expensed.

     The Company recognizes revenue upon shipment of product to the customer.

     Primary earnings per share are computed by dividing net income by the weighted average number of shares of common stock outstanding and issuable under dilutive stock options. Earnings per common share,

                           MEDALIST INDUSTRIES, INC.

assuming full dilution, are computed by dividing net income (adjusted for interest net of income taxes on the subordinated debentures) by the weighted average number of shares of common stock, dilutive stock options, and common shares issuable upon the conversion of the subordinated debentures when such conversions would dilute primary earnings per share.

     At December 31, 1995 and 1994, inventories at LIFO approximated current costs. Exhibit 1 shows inventory components at such dates.

                                   EXHIBIT 1
                              INVENTORY COMPONENTS

                                                                                DECEMBER 31
                                                                             -----------------
                                                                              1995      1994
                                                                             -------   -------
                                                                                (DOLLARS IN
                                                                                THOUSANDS)
Raw materials..............................................................  $ 4,108   $ 3,955
Work in process............................................................    4,525     4,425
Finished goods.............................................................   20,397    21,686
                                                                             -------   -------
          Total inventory..................................................  $29,030   $30,066
                                                                             =======   =======

2. SHAREHOLDERS' EQUITY

     In addition to common stock, the Company has authorized preferred stock of 10,000 shares of $100 par value preferred, and 20,000 shares of $50 par value preference, neither of which have been issued. At December 31, 1995, 816,427 shares of common stock were reserved for conversion of the subordinated debentures and issuance of stock options.

     In January 1993, the Company acquired the minority interest in the C-Tech Division in exchange for 133,000 shares of the Company's common stock and $115,000. In October of 1993, the Company retired 177,152 shares of treasury stock. Exhibit 2 shows changes in the Company's shareholders' equity accounts during the years ended December 31, 1995, 1994 and 1993.

                                   EXHIBIT 2
                        CHANGES IN SHAREHOLDERS' EQUITY

                                                                      YEAR ENDED DECEMBER 31
                                                                    ---------------------------
                                                                     1995      1994      1993
                                                                    -------   -------   -------
                                                                      (DOLLARS IN THOUSANDS)
Capital in excess of par value
  Beginning balance...............................................  $16,934   $16,771   $15,777
     Shares issued for C-Tech acquisition.........................        0         0     1,866
     Stock options exercised......................................        5        15        38
     401K plan purchases..........................................      231       148         0
     Retirement of treasury stock.................................        0         0      (910)
                                                                    -------   -------   -------
  Ending balance..................................................  $17,170   $16,934   $16,771
                                                                    =======   =======   =======
Retained earnings
  Beginning balance...............................................  $ 8,908   $ 8,839   $ 4,502
     Retirement of treasury stock.................................        0         0    (2,102)
     Net income...................................................    1,729        69     6,439
                                                                    -------   -------   -------
  Ending balance..................................................  $10,637   $ 8,908   $ 8,839
                                                                    =======   =======   =======

                           MEDALIST INDUSTRIES, INC.

3. STOCK OPTIONS

     In 1990 and 1994, the Company adopted Stock Option Plans for employees and directors. The plans are limited to a total of 350,000 shares of common stock. Options may be granted at prices of 90 percent of market or higher at date of grant. Options expire no more than 10 years from date of grant. For employees, option prices, vesting provisions, and life of the option are determined at date of grant by the Compensation Committee of the Board of Directors. Each non-employee director receives an annual option equal to his annual retainer divided by the fair value of a share of common stock on the date of grant. Transactions for 1995, 1994, and 1993 are as follows:

                                   EXHIBIT 3
                            OPTION PLAN TRANSACTIONS

                                                              1995        1994       1993
                                                            ---------   --------   --------
    Options outstanding on January 1......................    188,468    173,610    169,010
    Changes during year
      Granted (per share)
         1995 -- $6.00 to $7.88...........................    118,246         --         --
         1994 -- $13.50 to $14.00.........................         --     66,358         --
         1993 -- $10.25 to $13.00.........................         --         --     12,540
      Exercised (per share)
         1995 -- $6.00....................................     (1,000)        --         --
         1994 -- $8.75....................................         --     (2,000)        --
         1993 -- $8.75 to $10.25..........................         --         --     (4,440)
      Canceled............................................   (187,500)   (49,500)    (3,500)
                                                            ---------   --------   --------
      Net increase (decrease).............................    (70,254)    14,858      4,600
                                                            ---------   --------   --------
    Options outstanding on December 31....................    118,214    188,468    173,610
                                                            =========   ========   ========
    Other December 31 information
      Option price range..................................  $ 6.00 to   $7.75 to   $7.75 to
                                                               $14.00     $14.00     $13.00
      Options exercisable.................................    118,214    187,136    137,277
      Options available for grant.........................    224,346    155,092     71,950

     In 1994, an employee, as part of an employment agreement, was granted options totaling 15,000 shares at $14.00 per share. One-third of these options became exercisable in 1995 and one-third become exercisable in 1996 and 1997. No portion of this option has been exercised. In 1995, an employee, as part of an employment agreement, was granted options totaling 45,000 shares at $6.125 per share. One third of these options are exercisable in each of 1996, 1997 and 1998.

4. DIVESTITURE

     During the fourth quarter of 1994, the Company sold the Redi-Bolt operation of the Hardware Division for cash and notes totaling $1.5 million. This operation had revenues of $6,934,000 and $7,468,000 in 1994 and 1993, respectively.

5. INDEBTEDNESS

     The Company's credit agreement provides a revolving loan of up to $27,600,000 through January, 1998 (with options to renew through May, 2000) and an original term loan of $12,400,000. The term loan requires quarterly principal payments of $620,000, with final payment of the unpaid balance due January 1998 (or such

                           MEDALIST INDUSTRIES, INC.

later date as the revolving loan is renewed). Borrowings under the revolving loan and term loan are $18,663,000 and $9,920,000, respectively, at December 31, 1995 ($26,370,000 and $8,250,000, respectively, at December 31, 1994). The credit agreement provides restrictive monthly covenants regarding interest coverage, leverage ratio, current ratio and tangible net worth and prohibits the payment of dividends.

     Commitments under the credit agreement are shared equally by three lenders. Both parts of the credit agreement are asset-based: the availability under the term portion is based on fixed assets and the availability under the revolver is limited to the sum of eligible accounts receivable and inventories. Borrowings are secured by substantially all assets of the Company.

     Interest on the term loan is at LIBOR (5.9% at December 31, 1995) plus 4% or prime (8.5% at December 31, 1995) plus 2%; interest on borrowings under the revolver is at LIBOR plus 3.5% or prime plus 1.5%, at the Company's option. An amendment (dated December 29, 1995) to the loan agreement provides for interest on the term loan at LIBOR plus 3% or prime plus 1% and interest on borrowings under the revolver at LIBOR plus 2.5% or prime plus 0.5% as of January 1, 1996. The credit agreement requires a quarterly commitment fee of 0.25 percent per annum on the average unused amount of the revolving credit commitment.

     Under the terms of the 7.5 percent convertible subordinated debentures, and after reflecting conversions and repurchases to date, an annual sinking fund payment of $518,000 is due each July 1, with a final payment of $5,170,000 due July 1, 2001. The debentures can be redeemed at par value. The debentures are convertible into shares of common stock of the Company at the rate of $18.75 of the face amount of the debentures for each share of common stock. The indenture agreement for the debentures limits the payment of cash dividends and repurchase of common stock to an amount equal to the cumulative net income since January 1, 1986, plus $2,000,000. Therefore, the Company must earn $10,902,000 subsequent to December 31, 1995, before any common stock can be repurchased. The debentures are unsecured and subordinate to all current and future senior debt of the Company.

     Aggregate maturities of long-term debt, including the convertible subordinated debentures and capital leases for periods subsequent to December 31, 1995, are: $3,017,000 in 1996, $3,017,000 in 1997, $24,153,000 in 1998
(assuming the credit agreement is not renewed), $518,000 in 1999, $518,000 in 2000; and thereafter, $5,170,000.

     The Company has no formal compensating balance requirements. It pays the cost of services provided by its banks by either providing balances or paying fees for the services.

6. LEASE COMMITMENTS

     The Company leases certain plants, warehouses, offices and machinery and equipment under operating leases. The total rental expense of all operating leases was $2,365,000 in 1995, $2,260,000 in 1994 and $2,079,000 in 1993.

     Future payments for operating leases for periods subsequent to December 31, 1995, are $11,223,000: $2,404,000 in 1996, $2,345,000 in 1997, $2,151,000 in
1998, $1,706,000 in 1999, $964,000 in 2000, and thereafter $1,653,000.

7. EMPLOYEE BENEFIT PLANS

     Since January 1, 1994, the Company has sponsored a defined contribution plan covering substantially all employees. Company contributions match the first one percent and one-half of the next five percent of payroll dollars for each employee contributing to the plan. Company contributions vest after 5 years of service. The Company's contribution to this plan was $566,000 in 1995 and $662,000 in 1994.

                           MEDALIST INDUSTRIES, INC.

     During 1992, the Company assumed responsibility for three defined contribution plans related to acquired companies. The Company's contributions to these plans was $275,000 in 1993. These plans were merged into the Company's defined contribution plan effective January 1, 1994.

     The Company has a defined benefit plan covering certain employees. This plan is noncontributory and provides pension benefits based on the employee's earnings during the years of employment prior to December 31, 1993. Effective December 31, 1993, the Company suspended this plan. Employees do not earn additional defined benefits for future service, although future service may be counted toward vesting of benefits accumulated based on service prior to the suspension date. As a result of the suspension of this defined benefit plan, the Company recognized a curtailment gain of $552,000 during 1993. Pension assets consist of pooled funds invested by insurance companies, and stocks and bonds of publicly held companies. The components of net pension costs for 1995, 1994, and 1993 are shown in Exhibit 7.1.

                                  EXHIBIT 7.1
                               NET PENSION COSTS

                                                                       YEAR ENDED DECEMBER 31
                                                                     --------------------------
                                                                     1995      1994      1993
                                                                     -----   --------   -------
                                                                       (DOLLARS IN THOUSANDS)
Service cost-benefits earned during the period.....................  $   0   $      0   $   360
Interest cost on projected benefit obligation......................    660        675       682
Return on assets...................................................   (886)    (1,151)   (1,064)
Amortization and deferral..........................................     19       (225)     (328)
                                                                     -----   --------   -------
Net pension income.................................................  $(207)  $   (701)  $  (350)
                                                                     =====   ========   =======
Actuarial assumptions
  Discount rate....................................................      8%      7.75%        8%
  Compensation increase............................................    N/A        N/A         6%
  Long-term return on assets.......................................      8%         9%        9%

     The actuarial assumptions used in calculating net pension costs are developed in consultation with the Company's outside actuaries and evaluated in light of the Company's pension plan's investment performance.

                           MEDALIST INDUSTRIES, INC.

     Exhibit 7.2 sets forth the plan's funded status and amounts recognized in the Company's balance sheet at December 31, 1995 and 1994.

                                  EXHIBIT 7.2
                      COMPONENTS OF PREPAID PENSION COSTS

                                                                                DECEMBER 31
                                                                             -----------------
                                                                              1995      1994
                                                                             -------   -------
                                                                                (DOLLARS IN
                                                                                THOUSANDS)
Actuarial present value of benefit obligations
  Vested benefit...........................................................  $ 8,585   $ 8,957
                                                                             =======   =======
  Accumulated benefit......................................................  $ 8,695   $ 9,194
                                                                             =======   =======
Funding status
  Plan assets..............................................................  $11,526   $13,562
  Projected benefit........................................................    8,695     9,194
                                                                             -------   -------
  Over funding.............................................................  $ 2,831   $ 4,368
                                                                             =======   =======
Balance sheet recognition of over funding..................................  $ 2,831   $ 4,368
Unrecognized net (gain) loss...............................................    1,612       (94)
Prior service cost not yet recognized in net periodic pension cost.........       67        29
                                                                             -------   -------
Prepaid pension cost recognized in balance sheet...........................  $ 4,510   $ 4,303
                                                                             =======   =======

8. ADDITIONAL BALANCE SHEET INFORMATION

     At December 31, 1995 and 1994, accounts receivable are net of an allowance for doubtful accounts of $704,000 and $1,229,000, respectively, goodwill is net of accumulated amortization of $2,442,000 and $1,934,000, respectively, and other intangibles are net of accumulated amortization of $3,034,000 and $2,350,000, respectively.

     In December 1994, the Company's Board of Directors determined that the employment contract of its former Chairman, President, and CEO would not be renewed and amended his contract to provide for severance and benefits for up to one year after his termination date. An accrual for these costs of $370,000 was made in the fourth quarter of 1994 and was included in selling, general and administrative expenses.

9. INCOME TAXES

     Effective January 1, 1993, the Company changed its method of accounting for income taxes from the deferred method to the liability method required by Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes" (FAS 109). The cumulative effect of adopting FAS 109 as of January 1, 1993 was to increase net income by $1,814,000.

     A reconciliation between taxes computed at the Federal statutory rate on income before income taxes and the provision for income taxes is shown in
Exhibit 9.1. The components of the provision for deferred income taxes are presented in Exhibit 9.2, and the components of the liability for deferred income taxes are presented in Exhibit 9.3.

                           MEDALIST INDUSTRIES, INC.

                                  EXHIBIT 9.1
              RECONCILIATION OF STATUTORY AND EFFECTIVE TAX RATES

                                                                        YEAR ENDED DECEMBER 31
                                                                       ------------------------
                                                                        1995    1994     1993
                                                                       ------   -----   -------
                                                                        (DOLLARS IN THOUSANDS)
Income before income taxes...........................................  $1,804   $  69   $ 4,625
                                                                       ======   =====   =======
Income tax expense at federal statutory rate of 34%..................  $  613   $  23   $ 1,573
Adjustments
  State income taxes, net of federal income tax benefits.............      36       0         0
  Goodwill amortization..............................................     173     178       114
  Change in valuation allowance......................................    (932)   (309)   (1,689)
  Other..............................................................     185     108         2
                                                                       ------   -----   -------
          Total adjustments..........................................    (538)    (23)   (1,573)
                                                                       ------   -----   -------
Income tax provision.................................................  $   75   $   0   $     0
                                                                       ======   =====   =======

     The income tax provision of $75,000 in 1995 consists of $20,000 federal and $55,000 state. For income tax purposes, the operating loss carry forwards are approximately $16,000,000 and expire between 2006 and 2009. The use of the carry forwards in future years will be limited by the Internal Revenue Code should the Company merge with Illinois Tool Works (see Note 12).

                                  EXHIBIT 9.2
                      PROVISION FOR DEFERRED INCOME TAXES

                                                                       YEAR ENDED DECEMBER 31
                                                                      -------------------------
                                                                      1995     1994      1993
                                                                      -----   -------   -------
                                                                       (DOLLARS IN THOUSANDS)
Components of deferred tax provision
  Depreciation and basis differences................................  $(156)  $   (13)  $  (450)
  LIFO basis difference.............................................      0         0      (232)
  Pensions..........................................................     81       271       364
  Intangible asset basis differences................................      9       170       194
  Restructuring of operations.......................................     89       159     1,479
  Discontinued operations...........................................    674       545       446
  Inventories.......................................................   (459)       24      (130)
  Self-insurance reserves...........................................    114       132       156
  Bad debts.........................................................    206       (10)      (44)
  Deferred compensation.............................................     35        44        29
  Net operating loss carryforwards..................................    143    (1,211)      295
  Other.............................................................    196      (317)      126
                                                                      -----   -------   -------
          Total.....................................................    932      (206)    2,233
  Change in valuation allowance.....................................   (932)      206    (2,233)
                                                                      -----   -------   -------
  Provision for deferred income taxes...............................  $   0   $     0   $     0
                                                                      =====   =======   =======

                           MEDALIST INDUSTRIES, INC.

                                  EXHIBIT 9.3
                    NET LIABILITY FOR DEFERRED INCOME TAXES

                                                                               DECEMBER 31
                                                                           -------------------
                                                                             1995       1994
                                                                           --------   --------
                                                                               (DOLLARS IN
                                                                               THOUSANDS)
Deferred tax liabilities
  Depreciation and basis differences.....................................  $  2,956   $  3,112
  LIFO basis difference..................................................     2,033      2,033
  Pensions...............................................................     1,467      1,386
  Intangible asset basis differences.....................................       906        897
  Prepaid expenditures basis difference..................................       431        431
                                                                           --------   --------
          Total deferred liabilities.....................................     7,793      7,859
Deferred tax assets
  Restructuring of operations............................................      (134)      (223)
  Discontinued operations................................................      (828)    (1,502)
  Inventories............................................................    (2,079)    (1,620)
  Self-insurance reserves................................................      (393)      (507)
  Bad debts..............................................................      (276)      (482)
  Deferred compensation..................................................      (282)      (317)
  Net operating loss carryforwards.......................................    (6,122)    (6,265)
  Other..................................................................      (526)      (722)
                                                                           --------   --------
                                                                            (10,640)   (11,638)
Valuation allowance......................................................     5,101      6,033
                                                                           --------   --------
          Total deferred assets..........................................    (5,539)    (5,605)
                                                                           --------   --------
          Net deferred income taxes (included in other long-term
           liabilities)..................................................  $  2,254   $  2,254
                                                                           ========   ========

     For financial accounting purposes, a valuation allowance has been recognized to offset deferred tax assets related to net operating loss carryforwards and other temporary differences. The tax benefit for these items will be used to reduce current tax expense when realized.

10. OTHER COMMITMENTS AND CONTINGENCIES

     The Company is involved in various lawsuits and claims which are normal to the Company's business. In the opinion of management, the amount of losses which might be sustained, if any, is not likely to materially affect the Company's financial position or results of operations.

     The Company has been self-insured for a portion of its product liability claims since November 1, 1976. Accordingly, the Company has recognized estimated liabilities which management believes are adequate for estimated claim settlements. Included in the December 31, 1995 and 1994 balance sheet within "other long-term liabilities" are $802,000 and $1,093,000, respectively, as estimated liabilities for self-insurance.

11. DISCONTINUED OPERATIONS

     During 1991, the Company decided to concentrate its efforts on fastener and fastener-related businesses and to sell its unrelated operations. By 1993, the Company had sold or exited all of its unrelated businesses. Net sales of the discontinued operations were $1,218,000 in 1993. During 1993, the operating loss from the discontinued businesses totaled $918,000 and was charged to the reserve for the estimated loss on disposal of operations. Exhibit 11 presents the cash flows from the discontinued operations.

                           MEDALIST INDUSTRIES, INC.

                                   EXHIBIT 11
                    CASH FLOWS FROM DISCONTINUED OPERATIONS

                                                                       YEAR ENDED DECEMBER 31
                                                                      -------------------------
                                                                      1995     1994      1993
                                                                      -----   -------   -------
                                                                       (DOLLARS IN THOUSANDS)
Cash flows from operating activities
  Loss from discontinued operations.................................  $   0   $     0   $     0
  Reconciling adjustments
     Depreciation...................................................     20        93       263
     Loss on asset disposals........................................     63       105       276
Current assets/liabilities changes..................................   (397)   (1,706)   (1,673)
Proceeds from asset disposals.......................................    667     1,640     2,121
Debt retirement.....................................................      0         0      (385)
                                                                      -----   -------   -------
  Cash provided by discontinued operations..........................  $ 353   $   132   $   602
                                                                      =====   =======   =======

12. SUBSEQUENT EVENT

     The Company has filed a proxy statement relating to the merger of Illinois Tool Works Inc. (ITW) and the Company as publicly announced on January 8, 1996. Under the terms of the merger, each share of Medalist stock would be valued at $14.50 and converted into the appropriate number of ITW shares, based upon an average closing price for ITW shares for the ten day period just prior to the closing date of the merger.

     The merger requires a 66 2/3% affirmative vote by Medalist shareholders of record. Management of the Company is not aware of any material adverse issues which might prevent this merger from being completed.

               REPORT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

To the Board of Directors and Shareholders of Medalist Industries, Inc.

     We have audited the accompanying balance sheet of Medalist Industries, Inc. as of December 31, 1995 and 1994, and the related statements of operations and cash flows for each of the three years in the period ended December 31, 1995. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Medalist Industries, Inc. at December 31, 1995 and 1994, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 1995, in conformity with generally accepted accounting principles.

     As discussed in Note 9 to the financial statements, the Company changed its method of accounting for income taxes effective January 1, 1993.

                                          ERNST & YOUNG LLP

Milwaukee, Wisconsin
February 2, 1996

              UNAUDITED PRO FORMA CONDENSED FINANCIAL INFORMATION

     The following unaudited pro forma condensed financial information should be read in conjunction with the audited financial statements, including the notes thereto, of ITW and Medalist that are incorporated by reference or appear elsewhere in this Proxy Statement/Prospectus. The pro forma condensed balance sheet as of December 31, 1995 combines the balance sheets of ITW and Medalist as of December 31, 1995. The pro forma condensed statements of income for the years ended December 31, 1995, 1994 and 1993 combine the results of operations of ITW and Medalist for each of these years.

     The unaudited pro forma condensed financial information set forth on the following pages gives effect to the Merger under the pooling-of-interests method of accounting as if the Merger had occurred as of the beginning of the earliest period presented and assumes that the Merger qualifies as a tax-free reorganization under Section 368(a)(1)(A) of the Code.

              ILLINOIS TOOL WORKS INC. & MEDALIST INDUSTRIES, INC.

                     COMBINED PRO FORMA STATEMENT OF INCOME
                      FOR THE YEAR ENDED DECEMBER 31, 1995

                                                                                                 COMBINED
                                                                                                PRO FORMA
                                                                                              ILLINOIS TOOL
                                                                                                WORKS INC.
                                                           ILLINOIS           MEDALIST          & MEDALIST
                                                       TOOL WORKS INC.    INDUSTRIES, INC.   INDUSTRIES, INC.
                                                       ----------------   ----------------   ----------------
                                                              (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
Operating Revenues...................................     $4,152,170          $126,016          $4,278,186
  Cost of revenues...................................      2,717,076            93,476           2,810,552
  Selling, administrative and research and
     development expenses............................        776,583            25,596             802,179
  Amortization of goodwill and other intangible
     assets..........................................         25,031             1,192              26,223
  Amortization of retiree health care................          6,968                 0               6,968
                                                       ----------------   ----------------   ----------------
Operating Income.....................................        626,512             5,752             632,264
  Interest expense...................................        (31,581)           (3,948)            (35,529)
  Other income.......................................         28,777                 0              28,777
                                                       ----------------   ----------------   ----------------
Income Before Income Taxes...........................        623,708             1,804             625,512
  Income taxes.......................................        236,100                75             236,175
                                                       ----------------   ----------------   ----------------
Net Income...........................................     $  387,608          $  1,729          $  389,337
                                                        ============       ===========         ===========
Net Income Per Share.................................     $     3.29          $   0.45          $     3.28(1)
                                                        ============       ===========         ===========

- ---------------

(1) Pro forma net income per share calculated based on an Illinois Tool Works Inc. stock price of $65.875, the closing price on April 17, 1996, as reported on the NYSE Composite Transactions listing.

              ILLINOIS TOOL WORKS INC. & MEDALIST INDUSTRIES, INC.

                     COMBINED PRO FORMA STATEMENT OF INCOME
                      FOR THE YEAR ENDED DECEMBER 31, 1994

                                                                                                 COMBINED
                                                                                                PRO FORMA
                                                                                              ILLINOIS TOOL
                                                                                                WORKS INC.
                                                           ILLINOIS           MEDALIST          & MEDALIST
                                                        TOOL WORKS INC.   INDUSTRIES, INC.   INDUSTRIES, INC.
                                                        ---------------   ----------------   ----------------
                                                              (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
Operating Revenues....................................    $ 3,461,315         $133,531          $3,594,846
  Cost of revenues....................................      2,290,117          100,895           2,391,012
  Selling, administrative and research and development
     expenses.........................................        666,576           27,431             694,007
  Amortization of goodwill and other intangible
     assets...........................................         22,344            1,479              23,823
  Amortization of retiree health care.................          6,968                0               6,968
                                                        ---------------   ----------------   ----------------
Operating Income......................................        475,310            3,726             479,036
  Interest expense....................................        (26,943)          (3,657)            (30,600)
  Other income........................................          1,916                0               1,916
                                                        ---------------   ----------------   ----------------
Income Before Income Taxes............................        450,283               69             450,352
  Income taxes........................................        172,500                0             172,500
                                                        ---------------   ----------------   ----------------
Net Income............................................    $   277,783         $     69          $  277,852
                                                         ============      ===========         ===========
Net Income Per Share..................................    $      2.45         $   0.02          $     2.43(1)
                                                         ============      ===========         ===========

- ---------------

(1) Pro forma net income per share calculated based on an Illinois Tool Works Inc. stock price of $65.875, the closing price on April 17, 1996, as reported on the NYSE Composite Transactions listing.

              ILLINOIS TOOL WORKS INC. & MEDALIST INDUSTRIES, INC.

                     COMBINED PRO FORMA STATEMENT OF INCOME
                      FOR THE YEAR ENDED DECEMBER 31, 1993

                                                                                               COMBINED
                                                                                          PRO FORMA ILLINOIS
                                                                                           TOOL WORKS INC.
                                                        ILLINOIS           MEDALIST           & MEDALIST
                                                     TOOL WORKS INC.   INDUSTRIES, INC.    INDUSTRIES, INC.
                                                     ---------------   ----------------   ------------------
                                                            (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
Operating Revenues.................................    $ 3,159,181         $131,498           $3,290,679
  Cost of revenues.................................      2,122,286           97,070            2,219,356
  Selling, administrative and research and
     development expenses..........................        638,560           24,962              663,522
  Amortization of goodwill and other intangible
     assets........................................         21,874            1,465               23,339
  Amortization of retiree health care..............          6,968                0                6,968
                                                     ---------------   ----------------   ------------------
Operating Income...................................        369,493            8,001              377,494
  Interest expense.................................        (35,025)          (3,376)             (38,401)
  Other income.....................................          1,402                0                1,402
                                                     ---------------   ----------------   ------------------
Income Before Income Taxes.........................        335,870            4,625              340,495
  Income taxes.....................................        129,300                0              129,300
                                                     ---------------   ----------------   ------------------
Income Before Cumulative Effect of
  Accounting Change................................    $   206,570         $  4,625           $  211,195
                                                      ============      ===========        =============
Per share:
Income before cumulative effect of accounting
  change...........................................    $      1.83         $   1.20           $     1.86(1)
                                                      ============      ===========        =============

- ---------------

(1) Pro forma income per share calculated based on an Illinois Tool Works Inc. stock price of $65.875, the closing price on April 17, 1996, as reported on the NYSE Composite Transactions listing.

              ILLINOIS TOOL WORKS INC. & MEDALIST INDUSTRIES, INC.

               COMBINED PRO FORMA STATEMENT OF FINANCIAL POSITION
                            AS OF DECEMBER 31, 1995

                                                                                                    COMBINED
                                                                                                   PRO FORMA
                                                                                                 ILLINOIS TOOL
                                                                                                   WORKS INC.
                                              ILLINOIS           MEDALIST         PRO FORMA        & MEDALIST
                                           TOOL WORKS INC.   INDUSTRIES, INC.   ADJUSTMENT(1)   INDUSTRIES, INC.
                                           ---------------   ----------------   -------------   ----------------
                                                                      (IN THOUSANDS)
ASSETS
Current Assets:
  Cash & equivalents.....................    $   116,600         $    434           $(355)         $  116,679
  Trade receivables......................        741,327           14,997               0             756,324
  Inventories............................        518,964           29,030               0             547,994
  Deferred income taxes..................         80,005                0               0              80,005
  Prepaid expenses & other current
     assets..............................         75,594            2,772               0              78,366
                                           ---------------   ----------------   -------------   ----------------
          Total current assets...........      1,532,490           47,233            (355)          1,579,368
                                           ---------------   ----------------   -------------   ----------------
Plant & Equipment:
  Cost...................................      1,620,584           27,603               0           1,648,187
  Accumulated depreciation...............       (925,643)         (13,205)              0            (938,848)
                                           ---------------   ----------------   -------------   ----------------
     Net plant & equipment...............        694,941           14,398               0             709,339
                                           ---------------   ----------------   -------------   ----------------
Investments..............................        504,820                0               0             504,820
Goodwill.................................        518,747           17,872               0             536,619
Deferred Income Taxes....................        194,613                0               0             194,613
Other Assets.............................        221,407            8,484               0             229,891
                                           ---------------   ----------------   -------------   ----------------
                                             $ 3,667,018         $ 87,987           $(355)         $3,754,650
                                            ============      ===========       ===========       ===========
LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities:
  Short-term debt........................    $   176,188         $  3,017           $   0          $  179,205
  Accounts payable.......................        221,497           10,231               0             231,728
  Accrued expenses.......................        391,702            6,258               0             397,960
  Cash dividends payable.................         20,100                0               0              20,100
  Income taxes payable...................         41,445              183               0              41,628
                                           ---------------   ----------------   -------------   ----------------
          Total current liabilities......        850,932           19,689               0             870,621
                                           ---------------   ----------------   -------------   ----------------
Non-current Liabilities:
  Long-term debt.........................        615,557           33,376               0             648,933
  Other..................................        276,292            3,234               0             279,526
                                           ---------------   ----------------   -------------   ----------------
          Total non-current
            liabilities..................        891,849           36,610               0             928,459
                                           ---------------   ----------------   -------------   ----------------
Stockholders' Equity:
  Preferred stock........................              0                0               0                   0
  Common stock...........................        239,688           21,051               0             260,739
  Income reinvested in the business......      1,673,320           10,637            (355)          1,683,602
  Common stock held in treasury..........         (1,866)               0               0              (1,866)
  Cumulative translation adjustment......         13,095                0               0              13,095
                                           ---------------   ----------------   -------------   ----------------
          Total stockholders' equity.....      1,924,237           31,688            (355)          1,955,570
                                           ---------------   ----------------   -------------   ----------------
                                             $ 3,667,018         $ 87,987           $(355)         $3,754,650
                                            ============      ===========       ===========       ===========

- ---------------

(1) Reflects the transaction costs which will be expensed at the time of the Merger.

          NOTES TO UNAUDITED PRO FORMA CONDENSED FINANCIAL STATEMENTS

1. BASIS OF PRESENTATION

     The accompanying unaudited pro forma condensed financial statements have been prepared from historical data of ITW and Medalist. The pro forma condensed financial statements do not give effect to any synergies or nonrecurring costs which may occur due to the integration of the ITW and Medalist operations.

2. ADJUSTMENTS

     a. Income per share -- Pro forma income per share for each period is based on the weighted average number of common shares and equivalents outstanding, after adjusting for the issuance of 869,000 ITW shares.

     b. Transaction costs -- the transaction costs which will be expensed at the time of the Merger have been reflected as an adjustment to the pro forma statement of financial position.

                 MEDALIST INFORMATION INCORPORATED BY REFERENCE

     Information regarding the names, ages, positions and business background of the directors and executive officers of Medalist, as well as additional information, including executive compensation, security ownership of certain beneficial owners and management and certain relationships and related transactions, is incorporated by reference to its Annual Report on Form 10-K for the year ended December 31, 1995.

                                 OTHER MATTERS

     Medalist knows of no other business that will be presented for action by the shareholders at the Special Meeting. The Board of Directors of Medalist has approved the contents and mailing of this Proxy Statement/Prospectus.

                     PROPOSALS BY HOLDERS OF MEDALIST STOCK

     In the event the Merger is not consummated for any reason, proposals of shareholders intended to be presented at the 1996 annual meeting of shareholders must be received by the Company at its principal executive offices not later than June 7, 1996, for inclusion in the Company's Proxy Statement and form of proxy relating to that meeting. Shareholders should mail any proposal by certified mail-return receipt requested.

                                                                       EXHIBIT A

                          AGREEMENT AND PLAN OF MERGER

                                  BY AND AMONG

                           ILLINOIS TOOL WORKS INC.,

                                 ITW ACQ. INC.

                                      AND

                           MEDALIST INDUSTRIES, INC.

                               TABLE OF CONTENTS

                                                                                           PAGE
                                                                                           ----
ARTICLE I  CERTAIN COMPANY ACTION.......................................................     1
 1.1     Certain Company Action.........................................................     1
ARTICLE II  THE MERGER; EFFECTIVE TIME; CLOSING.........................................     1
 2.1     The Merger.....................................................................     1
 2.2     Effective Time.................................................................     1
 2.3     Closing........................................................................     2
ARTICLE III  SURVIVING CORPORATION......................................................     2
 3.1     Articles of Incorporation......................................................     2
 3.2     By-Laws........................................................................     2
 3.3     Directors......................................................................     2
 3.4     Officers.......................................................................     2
 3.5     Further Assurances.............................................................     2
ARTICLE IV  CONVERSION OF SHARES IN THE MERGER..........................................     2
 4.1     Share Consideration for the Merger; Conversion of Shares in the Merger.........     2
 4.2     Exchange of Certificates; No Fractional Shares; Return of Certificates.........     3
 4.3     Transfer of Shares After the Effective Time....................................     4
 4.4     Company Stock Options..........................................................     4
 4.5     No Dissenting Shares...........................................................     4
ARTICLE V  REPRESENTATIONS AND WARRANTIES OF THE COMPANY................................     4
 5.1     Corporate Organization and Qualification.......................................     5
 5.2     Capitalization.................................................................     5
 5.3     Authority Relative to Agreement................................................     5
 5.4     Consents and Approvals; No Violation...........................................     6
 5.5     SEC Reports; Financial Statements; Absence of Liabilities......................     6
 5.6     Absence of Certain Changes or Events...........................................     7
 5.7     Litigation.....................................................................     7
 5.8     Property.......................................................................     8
 5.9     Patents, Trademarks and Like Assets............................................     8
 5.10    Existing Contracts or Commitments..............................................     8
 5.11    Inventories....................................................................     9
 5.12    Accounts Receivable............................................................     9
 5.13    Vital Parent Statistics........................................................     9
 5.14    Insurance......................................................................     9
 5.15    Minute Book and Stock Ledger...................................................     9
 5.16    Sales Agency and Distribution Agreements.......................................     9
 5.17    Taxes..........................................................................    10
 5.18    Employee Benefit Plans; Labor Matters..........................................    11
 5.19    Compliance With Laws and Regulations...........................................    11
 5.20    Brokers and Finders............................................................    13
 5.21    Opinions of Financial Advisors.................................................    13
 5.22    Certain Agreements.............................................................    13
 5.23    Merger Proxy Statement.........................................................    13
 5.24    Accuracy of Information........................................................    13
 5.25    Representations and Warranties.................................................    13

                                                                                           PAGE
                                                                                           ----
ARTICLE VI  REPRESENTATIONS AND WARRANTIES OF PARENT AND NEWCO..........................    14
 6.1     Corporate Organization and Qualification.......................................    14
 6.2     Capitalization.................................................................    14
 6.3     Authority Relative to Agreement................................................    14
 6.4     Consents and Approvals; No Violation...........................................    14
 6.5     SEC Reports; Financial Statements..............................................    15
 6.6     Merger Consideration...........................................................    15
 6.7     Information Supplied...........................................................    15
 6.8     Interim Operations of Newco....................................................    15
 6.9     Brokers and Finders............................................................    15
ARTICLE VII  ADDITIONAL COVENANTS AND AGREEMENTS........................................    15
 7.1     Conduct of Business of the Company.............................................    15
 7.2     Acquisition Proposals..........................................................    17
 7.3     Best Efforts...................................................................    17
 7.4     Access to Information..........................................................    18
 7.5     Publicity......................................................................    18
 7.6     Indemnification of Directors and officers......................................    18
 7.7     Employees......................................................................    18
 7.8     NYSE Listing...................................................................    19
 7.9     Merger Proxy Statement and Registration Statement..............................    19
 7.10    Agreements of Affiliates.......................................................    20
 7.11    Tax Representation Letter of Parent and Newco; No Disqualifying Action.........    20
 7.12    Tax Representation Letters of Holders of Shares................................    20
 7.13    Tax Representation Letter of the Company; No Disqualifying Action..............    20
 7.14    Supplemental Indenture of 7 1/2% Convertible Subordinated Debentures...........    20
ARTICLE VIII  CONDITIONS TO CONSUMMATION OF THE MERGER..................................    20
 8.1     Conditions to Each Party's Obligations to Effect the Merger....................    20
 8.2     Additional Conditions to the Obligations of Parent and Newco...................    20
 8.3     Additional Conditions to the Obligations of the Company........................    22
ARTICLE IX  TERMINATION; AMENDMENT; WAIVER..............................................    22
 9.1     Termination by Mutual Consent..................................................    22
 9.2     Termination by Either Parent or the Company....................................    22
 9.3     Termination by Parent..........................................................    23
 9.4     Termination by the Company.....................................................    23
 9.5     Effect of Termination..........................................................    23
 9.6     Extension; Waiver..............................................................    23
 9.7     Special Fees and Expenses......................................................    24
ARTICLE X  MISCELLANEOUS AND GENERAL....................................................    25
10.1     Payment of Expenses............................................................    25
10.2     Survival of Representations and Warranties; Survival of Confidentiality........    25
10.3     Modification or Amendment......................................................    25
10.4     Waiver of Conditions...........................................................    25
10.5     Counterparts...................................................................    25
10.6     Governing Law..................................................................    25
10.7     Notices........................................................................    26
10.8     Entire Agreement: Assignment...................................................    26
10.9     Parties in Interest............................................................    26
10.10    Certain Definitions............................................................    26
10.11    Obligation of Parent...........................................................    26
10.12    Validity.......................................................................    26
10.13    Captions.......................................................................    26

                          AGREEMENT AND PLAN OF MERGER

     AGREEMENT AND PLAN OF MERGER (this "Agreement"), dated as of January 8, 1996, by and among Illinois Tool Works Inc., a Delaware corporation ("Parent"), ITW ACQ. Inc., a Wisconsin corporation and a direct wholly owned subsidiary of Parent ("Newco"), and Medalist Industries, Inc., a Wisconsin corporation (the "Company"),

                                    RECITALS

     WHEREAS, the Board of Directors of the Company has, subject to the conditions of this Agreement, determined that the Merger (as defined below) is in the best interests of the shareholders of the Company and approved and adopted this Agreement and the transactions contemplated hereby; and

     WHEREAS, each of the parties hereto intends that the Merger shall qualify as a tax-free reorganization under Section 368(a) of the Code (defined below).

     WHEREAS, Parent, Newco and the Company desire to make certain representations, warranties, covenants and agreements in connection with the Merger.

     NOW, THEREFORE, in consideration of the foregoing and the mutual representations, warranties, covenants and agreements set forth herein, Parent, Newco and the Company hereby agree as follows:

                                   ARTICLE I

                             CERTAIN COMPANY ACTION

     1.1 Certain Company Action. The Company hereby represents that the Board of Directors, at a meeting duly called and held, has, subject to the terms and conditions set forth herein, (i) approved this Agreement and the transactions contemplated hereby, including the Merger, and that such approval constitutes approval of this Agreement and the Merger for purposes of Section 180.1141 of the WBCL with the effect that any "business combinations" (as defined in Section
180.1140 involving the Company and Parent or Newco is not delayed for the three-year period specified therein and (ii) resolved to recommend that the shareholders of the Company approve and adopt this Agreement and the Merger; provided, that such recommendation may be withdrawn, modified or amended if there exists at such time a proposal for a Third Party Acquisition (defined in Section 9.7) and in the judgment of the Board of Directors, after consultation with Company counsel, such withdrawal, modification or amendment is required by its fiduciary duties to the Company's shareholders or other constituencies under applicable law.

                                   ARTICLE II

                      THE MERGER; EFFECTIVE TIME; CLOSING

     2.1 The Merger. Subject to the terms and conditions of this Agreement, at the Effective Time (as defined in Section 2.2), the Company and Newco shall consummate a merger (the "Merger") in which (a) Newco shall be merged with and into the Company and the separate corporate existence of Newco shall thereupon cease, (b) the Company shall be the successor or surviving corporation in the Merger and shall continue to be governed by the laws of the State of Wisconsin, and (c) the separate corporate existence of the Company with all its rights, privileges, immunities, powers and franchises shall continue unaffected by the Merger. The corporation surviving the Merger is sometimes hereinafter referred to as the "Surviving Corporation." The Company and Newco are sometimes collectively referred to herein as the "Constituent Corporations". The Merger shall have the effects set forth in the WBCL.

     2.2 Effective Time. Parent, Newco and the Company will cause appropriate Articles of Merger (the "Articles of Merger") to be executed and filed on the date of the Closing (as defined in Section 2.3) (or on such other date as Parent and the Company may agree) as provided in the WBCL. The Merger shall become effective on the date on which the Articles of Merger have been duly filed with the Secretary of State of the

State of Wisconsin or such time as is agreed upon by the parties and specified in the Articles of Merger, and such time is hereinafter referred to as the "Effective Time".

     2.3 Closing. The closing of the Merger (the "Closing") shall take place (a) at the offices of Jenner & Block, One IBM Plaza, Chicago, Illinois, at 10:00 a.m. on the first business day following the date on which the last of the conditions set forth in Article VIII hereof shall be fulfilled or waived in accordance with this Agreement or (b) at such other place, time and date as Parent and the Company may agree. The date on which the Closing occurs is referred to herein as the "Closing Date."

                                  ARTICLE III

                             SURVIVING CORPORATION

     3.1 Articles of Incorporation. The Articles of Incorporation of the Company, as in effect immediately prior to the Effective Time, shall be the Articles of Incorporation of the Surviving Corporation.

     3.2 By-Laws. The By-Laws of the Company, as in effect immediately prior to the Effective Time, shall be the By-Laws of the Surviving Corporation.

     3.3 Directors. The directors of Newco at the Effective Time shall, from and after the Effective Time, be the initial directors of the Surviving Corporation until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Surviving Corporation's Articles of Incorporation and By-Laws.

     3.4 Officers. The officers of the Company at the Effective Time shall, from and after the Effective Time, be the initial officers of the Surviving Corporation until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Surviving Corporation's Articles of Incorporation and By-Laws.

     3.5 Further Assurances. If, at any time after the Effective Time, the Surviving Corporation shall consider or be advised that any deeds, bills of sale, assignments, assurances or any other actions or things are necessary or desirable to vest, perfect or confirm of record or otherwise in the Surviving Corporation its right, title or interest in, to or under any of the rights, properties or assets of either of the Constituent Corporations acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger or otherwise to carry out and effectuate the purposes of this Agreement, the officers and directors of the Surviving Corporation shall be authorized to execute and deliver, in the name and on behalf of each of the Constituent Corporations or otherwise, all such deeds, bills of sale, assignments and assurances and to take and do, in the name and on behalf of each of the Constituent Corporations or otherwise, all such other actions and things as may be necessary or desirable to vest, perfect or confirm any and all right, title and interest in, to and under such rights, properties or assets in the Surviving Corporation or otherwise to carry out and effectuate the purposes of this Agreement.

                                   ARTICLE IV

                       CONVERSION OF SHARES IN THE MERGER

     4.1 Share Consideration for the Merger; Conversion of Shares in the
Merger. At the Effective Time, by virtue of the Merger and without any action on the part of the holders of capital stock of the Company or of capital stock of
Newco:

          (a) Each share of common stock, par value $1.00 per share, of the Company (singly, "Share" and plural "Shares") issued and outstanding immediately prior to the Effective Time (other than Shares owned by Parent, Newco, or any direct or indirect wholly owned subsidiary of Parent (collectively, "Parent Companies") or any of the Company's direct or indirect wholly owned subsidiaries or held in the treasury of the Company) shall, by virtue of the Merger and without any action on the part of Newco, the Company or the holder thereof, be converted into a fraction of a share of common stock, without par value, of Parent ("Parent Common Stock") equal to that fraction (the "Per Share Conversion Ratio") of which the numerator is $14.50 (the "Company Valuation") and the denominator is the average per share closing price on the New York Stock Exchange (the "NYSE") of Parent Common Stock (as reported on the NYSE Composite Index) during the 10 consecutive trading days ending on the second trading day prior to the Effective Time (the "Average Closing Price"). The fraction of a share of Parent Common Stock into which a Share is converted pursuant to the Merger is referred to herein as the "Merger Consideration").

          (b) At the Effective Time, each Share issued and outstanding and owned by any of the Parent Companies or any of the Company's direct or indirect wholly owned subsidiaries or authorized but unissued shares held by the Company immediately prior to the Effective Time shall cease to be outstanding, be cancelled and retired without payment of any consideration therefor and cease to exist.

          (c) At the Effective Time, each share of common stock of Newco issued and outstanding immediately prior to the Effective Time shall be converted into one validly issued, fully paid and nonassessable share of common stock of the Surviving Corporation.

          (d) If, between the date of this Agreement and the Effective Time, the outstanding Shares or the Parent Common Stock shall have been changed into a different number of shares or a different class by reason of any reclassification, recapitalization, split up, combination, exchange of shares or readjustment, or with respect to any such event there be declared a record date within said period with a distribution date after the Effective Time or a stock dividend on the Shares or the Parent Common Stock shall be declared with a record date within said period, the Per Share Conversion Ratio shall be appropriately adjusted.

     4.2 Exchange of Certificates; No Fractional Shares; Return of Certificates.

          (a) Except as set forth in Section 4.1 above, from and after the Effective Time, each holder of a certificate which immediately prior to the Effective Time represented outstanding Shares shall be entitled to receive in exchange therefor, upon surrender thereof to a bank or trust company selected by Parent (the "Exchange Agent"), a certificate or certificates representing the number of shares of Parent Common Stock into which such holder's Shares were converted and, if applicable, payment for any fractional shares in accordance with Section 4.2(b). No holder of a certificate or certificates which immediately prior to the Effective Time represented Shares shall be entitled to receive any dividend or other distribution from Parent until surrender of such holder's certificate or certificates for a certificate or certificates representing shares of Parent Common Stock. Upon such surrender, there shall be paid to the holder thereof the amount of any dividends or other distributions (without interest) which theretofore became payable, but which were not paid by reason of the failure to surrender such certificates, with respect to the number of whole shares of Parent Common Stock represented by the certificates issued upon such surrender. From and after the Effective Time, Parent shall, however, be entitled to treat such certificates for Shares which have not yet been surrendered for exchange as evidencing the ownership of that number of shares of Parent Common Stock into which the Shares represented by such certificates shall have been converted, notwithstanding any failure to surrender such certificates. If any certificate for shares of Parent Common Stock is to be issued in a name other than that in which the certificate for Shares surrendered in exchange therefor is registered, it shall be a condition of such issuance that the person requesting such issuance shall pay any transfer or other tax required by reason of the issuance of certificates for such shares of Parent Common Stock in a name other than that of the registered holder of the certificate surrendered, or shall establish to the satisfaction of Parent or the Exchange Agent that such tax has been paid or is not applicable. Notwithstanding the foregoing, neither Parent, Newco nor the Company shall be liable to any holder of Shares for any shares of Parent Common Stock (or dividends or distributions with respect thereto), delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

          (b) No fractional shares of Parent Common Stock shall be issued upon the surrender for exchange of certificates which prior to the Effective Time shall have represented Shares; no dividend or other distribution of Parent shall relate to any fractional share and such fractional share interests will not entitle the owner thereof to vote or to any rights as a stockholder of Parent. In lieu of any fractional shares, each holder of certificates formerly representing Shares who would otherwise be entitled to receive a fraction of a share of Parent Common Stock upon surrender of all of the certificates formerly representing Shares registered in the name of such holder shall be paid by the Exchange Agent an amount of cash (without interest) equal to the Average Closing Price multiplied by the fraction of a share of Parent Common Stock the holder would otherwise be entitled to receive.

          (c) One hundred eighty (180) days after the Effective Time all shares of Parent Common Stock, and all dividends or other distributions on Parent Common Stock which have been received by the Exchange Agent and have not been distributed as hereinbefore provided, shall be returned to Parent or its agent and the duties of the Exchange Agent with respect thereto shall thereupon terminate; thereafter, subject to applicable law, any holder of Shares who has not theretofore surrendered the holder's certificate or certificates formerly representing Shares in exchange for the Merger Consideration shall be entitled upon surrender of such certificate or certificates to Parent or its agent to receive a certificate for the number of whole shares of Parent Common Stock into which the holder's Shares shall have been converted pursuant to the Merger, the amount (without interest thereon) of all dividends and other distributions which have theretofore become payable with respect to such shares of Parent Common Stock and the amount (without interest thereon) of any payment due the holders on account of fractional shares, if any, of Parent Common Stock.

     4.3 Transfer of Shares After the Effective Time. No transfers of Shares shall be made on the stock transfer books of the Company after the close of business on the day prior to the date of the Effective Time.

     4.4 Company Stock Options. After the Effective Time, each option ("Option") to purchase shares which has been granted under the Company's 1990 Stock Option Plan and the Company's 1994 Stock Option Plan (together, the "Option Plans") and is outstanding at the Effective Time, whether or not then exercisable, will automatically be converted into that number of shares of Parent Common Stock determined by multiplying the number of Shares subject to such Option at the Effective Time by a fraction equal to (a) the amount by which the Company Valuation exceeds the option exercise price divided by (b) the Company Valuation, and then (c) multiplying the quotient by the Per Share Conversion Ratio. The Company will use its best efforts to obtain an agreement from each holder of an Option, in form and substance satisfactory to Parent, to the effect that (i) the Option holder consents to the conversion of the respective Option in accordance with this Section 4.4, (ii) the conversion satisfies all obligations of the Company and of Parent under the Option, and (iii) upon receipt of Parent Common Stock (net of applicable tax withholding) pursuant to the conversion, neither the Company nor Parent shall have any obligations to the holder under the Option.

     4.5 No Dissenting Shares. The parties hereto acknowledge that under the WBCL the shareholders of the Company are not entitled to dissent from the Merger and require appraisal of their Shares.

                                   ARTICLE V

                 REPRESENTATIONS AND WARRANTIES OF THE COMPANY

     The schedules called for by the Company's representations and warranties in this Article V have been prepared by Company management without full involvement of non-management personnel because of the confidential nature of this Agreement. Although management believes all of the information is accurate and (except in respect to lists of intellectual property, permits and contracts) complete, the Company shall have the right to complete or supplement Schedules 5.9, 5.10, 5.16 and 5.19 within five business days after public announcement of this Agreement (the "Schedule Supplement"). Parent shall have the right to terminate this Agreement by written notice to the Company within three business days after receipt of the Schedule Supplement if Parent in its sole discretion determines that the information contained in the schedules as supplemented constitutes, or is likely to have, a Significantly Material Adverse Effect (defined in Section 10.10). In the event Parent terminates this Agreement pursuant to the foregoing provision, this Agreement shall become null and void and have no effect, without any liability on the part of any party hereto or its affiliates, directors, officers or shareholders, except that the Confidentiality Agreement shall survive and each party shall pay its own expenses incurred in connection with this Agreement. In the event Parent does not terminate this Agreement pursuant to the foregoing provision, the Schedule Supplement shall be deemed delivered as of the date of this Agreement and made a part of the Company's schedules to this Agreement.

     Subject to the foregoing paragraph, the Company hereby represents and warrants to Parent and Newco that:

     5.1 Corporate Organization and Qualification. Each of the Company and its subsidiaries (as hereinafter defined in Section 10.10) is a corporation duly organized, validly existing and in good standing under the laws of its respective jurisdiction of incorporation and is qualified and in good standing as a foreign corporation in each jurisdiction where the properties owned, leased or operated, or the business conducted, by it require such qualification. Each of the Company and its subsidiaries has all requisite power and authority (corporate or otherwise) to own its properties and to carry on its business as it is now being conducted. The Company has heretofore made available to Parent complete and correct copies of its Articles of Incorporation and By-Laws. Set forth in Schedule 5.1 is a list of all subsidiaries of the Company and the jurisdictions in which the Company and each of its subsidiaries are qualified or otherwise authorized to do business.

     5.2 Capitalization. The authorized capital stock of the Company consists of
(i) 10,000,000 Shares of which, as of the date of this Agreement, 3,873,398 Shares are issued and outstanding and (ii) 10,000 shares of preferred stock, par value $100.00 per share, none of which is issued or outstanding, and (iii) 20,000 shares of preferred stock, par value of $50.00 per share, none of which is outstanding. All of the outstanding shares of capital stock of the Company have been duly authorized and validly issued and are fully paid and nonassessable. As of the date of this Agreement, 180,214 Shares were reserved for issuance upon exercise of outstanding options pursuant to the Option Plans and 413,867 Shares were reserved for issuance on conversion of the Company's
7 1/2% Convertible Subordinated Debentures Due 2001. Except as set forth on
Schedule 5.2, as of the date hereof all outstanding shares of capital stock of the Company's subsidiaries are owned by the Company or a direct or indirect wholly owned subsidiary of the Company, free and clear of all liens, charges, encumbrances, claims and options of any nature. Except as set forth above and on
Schedule 5.2, there are not as of the date hereof any outstanding or authorized options, warrants, calls, rights (including preemptive rights), commitments or any other agreements of any character which the Company or any of its subsidiaries is a party to, or may be bound by, requiring it to issue, transfer, sell, purchase, redeem or acquire any shares of capital stock or any securities or rights convertible into, exchangeable for, or evidencing the right to subscribe for, any shares of capital stock of the Company or any of its subsidiaries.

     5.3 Authority Relative to Agreement.

          (a) The Company has the requisite corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. This Agreement and the consummation by the Company of the transactions contemplated hereby have been duly and validly authorized by the Board of Directors of the Company and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or to consummate the transactions contemplated hereby (other than, with respect to the Merger, the approval and adoption of this Agreement by the shareholders of the Company in accordance with the WBCL). This Agreement has been duly and validly executed and delivered by the Company and, assuming this Agreement constitutes the valid and binding agreement of Parent and Newco, constitutes a valid and binding agreement of the Company, enforceable against the Company in accordance with its terms, except that the enforcement hereof may be limited by (i) bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to creditors' rights generally and (ii) general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at law).

          (b) The Board of Directors of the Company has duly and validly approved and taken all corporate action required to be taken by the Board of Directors for the consummation of the transactions (including the Merger) contemplated herein, including but not limited to, all actions required to render the provisions of Section 180.1141 of the WBCL restricting business combinations with "Interested Shareholders" inapplicable to such transactions.

     5.4 Consents and Approvals; No Violation. Neither the execution and delivery of this Agreement nor the consummation by the Company of the transactions contemplated hereby will (a) conflict with or result in any breach of any provision of the respective Articles of Incorporation or By-Laws of the Company or any of its subsidiaries; (b) require any consent, approval, authorization or permit of, or filing with or notification to, any governmental or regulatory authority, except (i) in connection with the applicable requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), (ii) pursuant to the applicable requirements of the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder (the "Securities Act"), and the Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder (the "Exchange Act"), (iii) the filing of the Articles of Merger pursuant to the WBCL and appropriate documents with the relevant authorities of other states in which the Company or any of its subsidiaries is authorized to do business, (iv) in connection with any state or local tax which is attributable to the beneficial ownership of the Company's or its subsidiaries' real property, if any (collectively, the "Gains Taxes"), (v) as may be required by any applicable state securities or "blue sky" laws or state takeover laws, (vi) such filings and consents as may be required under any environmental, health or safety law or regulation pertaining to any notification, disclosure or required approval triggered by the Merger or the transactions contemplated by this Agreement, or (vii) such filings, consents, approvals, orders, registrations and declarations as may be required under the laws of any foreign country in which the Company or any of its subsidiaries conducts any business or owns any assets; (c) except as set forth in Schedule 5.4(c), result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration or lien or other charge or encumbrance) under any of the terms, conditions or provisions of any material note, license, agreement or other instrument or obligation to which the Company or any of its subsidiaries or any of their assets may be bound, except for such violations, breaches and defaults (or rights of termination, cancellation or acceleration or lien or other charge or encumbrance) as to which requisite waivers or consents have been obtained or shall be obtained prior to the Effective Time; or (d) assuming the consents, approvals, authorizations or permits and filings or notifications referred to in this Section 5.4 are duly and timely obtained or made and, with respect to the Merger, the approval of this Agreement by the Company's shareholders has been obtained, violate any order, writ, injunction, decree, statute, rule or regulation applicable to the Company or any of its subsidiaries or to any of their respective assets.

     5.5 SEC Reports; Financial Statements; Absence of Liabilities.

          (a) Prior to the date of this Agreement the Company has filed all forms, reports and documents required to be filed by it with the Securities and Exchange Commission (the "SEC") since December 31, 1991 pursuant to the federal securities laws and the SEC rules and regulations thereunder, all of which, as of their respective dates, complied in all material respects with all applicable requirements of the Securities Act and the Exchange Act (collectively, the "Company SEC Reports"). None of the Company SEC Reports, including, without limitation, any financial statements or schedules included therein, as of their respective dates contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

          (b) The consolidated balance sheets and the related statements of consolidated income, shareholders' equity and cash flows (including the related notes thereto) of the Company included in the Company SEC Reports complied in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with generally accepted accounting principles applied on a basis consistent with prior periods (except as otherwise noted therein), and present fairly the consolidated financial position of the Company and its consolidated subsidiaries as of their respective dates, and the consolidated results of their operations and their cash flows for the periods presented therein (subject, in the case of the unaudited interim financial statements, to normal year-end adjustments).

          (c) Except as and to the extent set forth on the consolidated balance sheet of the Company and its subsidiaries at September 30, 1995, including the notes thereto, contained in the Company SEC Reports (the "Company 9/30/95 Balance Sheet"), neither the Company nor any of its subsidiaries has any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) which would be required to be reflected on a balance sheet or in the notes thereto prepared in accordance with generally accepted accounting principles, except for liabilities or obligations incurred in the ordinary course of business since September 30, 1995, or which would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

          (d) Except as may be set forth on Schedule 5.5, neither the Company nor any of its subsidiaries has any liabilities or obligations (whether accrued, absolute, contingent or otherwise) under any contract, order or commitment expected to be or previously performed at a loss or other contingent liability except for (i) expected losses and contingent liabilities known to the Company for which adequate reserves are reflected in the Company 9/30/95 Balance Sheet, (ii) those arising in the ordinary course of business subsequent to the date of the Company 9/30/95 Balance Sheet, or (iii) those which would not individually or in the aggregate reasonably be expected to have a Material Adverse Effect.

     5.6 Absence of Certain Changes or Events. As of the date of this Agreement, except as disclosed in the Company SEC Reports, as set forth on Schedule 5.6 or contemplated by this Agreement, since December 31, 1994: (i) the business of the Company has been carried on only in the ordinary and usual course and in a manner consistent with past practices; (ii) the Company has not suffered any Material Adverse Effect; (iii) neither the Company nor any of its subsidiaries has incurred any material liabilities (direct, contingent or otherwise) or engaged in any material transaction or entered into any material agreement outside the ordinary course of business; (iv) there has not been any damage, destruction or loss (whether or not covered by insurance) with respect to any assets of the Company or any of its subsidiaries which would reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect;
(v) there has not been any revaluation by the Company of any of its material assets, including but not limited to writing down the value of inventory or writing off notes or accounts receivable other than in the ordinary course of business; (vi) there has not been any entry by the Company or any of its subsidiaries into any commitment or transactions material to the Company taken as a whole other than those in the ordinary course of business; (vii) there has been no change by the Company in accounting principles, practices or methods;
(viii) any declaration, setting aside or payment of any dividend or other distribution in respect of the Shares or any direct or indirect redemption, purchase or other acquisition by the Company of any of its shares of capital stock; (ix) there has not been any increase in the compensation payable or to become payable by the Company or its subsidiaries to any of their respective officers, or any significant increase in the compensation payable to other employees or agents of the Company or any of its subsidiaries or any adoption of any bonus, pension, retirement, profit sharing, or stock option plan, arrangement or agreement made to or with any of such officers or employees; (x) there has not been any labor strike or threat thereof or labor trouble or other business event or condition which is likely to have a Material Adverse Effect; and (xi) neither the Company nor any of its subsidiaries has engaged in any transaction of a kind that would be prohibited after execution and delivery hereof pursuant to the second sentence of Section 7.1 hereof.

     5.7 Litigation. Schedule 5.7 sets forth a list of all suits, actions, claims, proceedings, disputes and complaints involving potential loss or liability of $10,000 or more. Except as set forth in Schedule 5.7, neither the Company nor any of its subsidiaries has received notice or complaints of noncompliance with any laws or rules and regulations promulgated thereunder relating to occupational safety, environmental matters, equal opportunity, fair employment, product labeling or similar laws or regulations affecting its business and operations which have not been finally resolved. The Company SEC Reports accurately disclose in all material respects as of the date of this Agreement all actions, claims, suits, proceedings and governmental investigations pending or, to the knowledge of the Company, threatened, which are required to be disclosed therein by the Securities Act and the Exchange Act. Except as disclosed in Schedule 5.7, there is no action, suit, proceeding at law or in equity, or any arbitration or any administrative or other proceeding by or before (or to the knowledge of the Company any investigation by) any governmental or other instrumentality or agency, pending, or, to the best knowledge of the Company, threatened, against or affecting the Company or any of its subsidiaries, or any of their properties or rights. Except as disclosed in
Schedule 5.7, neither the Company nor any of its subsidiaries is subject to any judgment, injunction, order, award or decree entered in any lawsuit or proceeding which has or is reasonably expected to have a Material Adverse Effect.

     5.8 Property.

          (a) The Company and its subsidiaries have good and marketable title to all of the properties and other assets reflected in the Company 9/30/95 Balance Sheet (except as since sold or otherwise disposed of in the ordinary course of business) and except as shown in Schedule 5.8, their properties are not subject to any mortgage, pledge, lien, conditional sales agreement, encumbrance or charge, including leasehold interests, except for liens securing specified liabilities as set forth on the Company 9/30/95 Balance Sheet (with respect to which no default exists), liens for current taxes not in default, and minor imperfections in title, which are not substantial in amount, do not materially detract from the value of the property subject thereto, or materially impair their operations. All real estate leases of the Company and its subsidiaries are listed on Schedule 5.8.

          (b) The Company and its subsidiaries conduct their business in those buildings and upon that land (the "Real Property") listed in Schedule 5.8, which Real Property is adequate for conducting present and currently planned future operations. To the Company's knowledge, there are no claims made by any municipal or other authorities in connection with the Real Property for any violation of any applicable law, ordinance or regulation which is likely to have a Material Adverse Effect. Any buildings included in the Real Property are in good operating condition and in a reasonable state of repair and the same conform in all material respects with all applicable ordinances and regulations and building zoning, and other laws.

          (c) All of the machinery and equipment owned or leased by the Company and its subsidiaries and used in the conduct of their business is in good working order and repair, reasonable wear and tear excepted, and is in substantial conformity with all applicable ordinances, regulations and other laws. Other than minor office equipment leases, there are no leases of machinery and equipment, except as shown on Schedule 5.8.

          (d) Except as set forth in Schedule 5.8, the assets owned or leased by the Company or its subsidiaries constitute all of the assets which are being used in their business; all such tangible assets are in good repair (reasonable wear and tear excepted) and serviceable condition and suitable for the uses for which they are intended, and no notice of any violation of applicable ordinances or regulations relating to such assets or their use has been received.

          (e) The Company and its subsidiaries are in compliance with, and not in default under, their obligations under their leases for real and personal property and to the knowledge of the Company the other parties to such leases are not in default thereunder.

     5.9 Patents, Trademarks and Like Assets. All trademarks, trade names, copyrights and patents and applications therefor owned by or used by the Company or any of its subsidiaries in its business are listed and described in Schedule
5.9 hereto. No proceedings have been instituted or are pending or, to the knowledge of the Company, threatened, which challenge the validity or the ownership of such trademarks, trade names, copyrights, patents and applications except as set forth in Schedule 5.9. The Company or any of the subsidiaries has no knowledge of the use or the infringement of any of such trademarks, trade names, copyrights, patents and applications by any other person except as set forth in Schedule 5.9. Neither the Company nor any of its subsidiaries, has entered into any patent or trademark license, technology transfer, or non-competition agreement relating to its business except as set forth in
Schedule 5.9. The Company and its subsidiaries own (or possess adequate and enforceable licenses or other rights to use) all trademarks, trade names, copyrights, patents, inventions and processes now used in the conduct of their business and to the knowledge of the Company no such use or any other practice with respect to the business of the Company and its subsidiaries conflicts or has conflicted with the rights of others except as set forth in Schedule 5.9.

     5.10 Existing Contracts or Commitments. Except as listed on Schedule 5.10, neither the Company nor any of its subsidiaries has any:

          (i) presently existing employment agreements, or bonus labor contract, or agreement for the purchase or sale of supplies, materials, services or finished products, other than agreements in the ordinary course of business, none of which individually or in the aggregate are material; or

          (ii) material contract or commitment extending beyond the Closing which is not cancelable on ninety (90) days or less notice to the other parties thereto; or

          (iii) contract, commitment or other arrangement involving the payment by or to it of more than $100,000; or

          (iv) contract or instrument, charter or other corporate restriction, materially and adversely affecting its business, property, assets, operations or condition, financial or otherwise.

True and complete copies of the agreements, plans, commitments and arrangements listed in Schedule 5.10 have been delivered to Parent, and the Company and its subsidiaries are currently in substantial compliance with all of the provisions of each of the same and of all other contracts or commitments to which they are parties.

     5.11 Inventories. The inventories of supplies, raw materials, work in progress and finished goods of the Company and its subsidiaries ("Inventories") as reflected in the Company 9/30/95 Balance Sheet are valued on a basis consistent with generally accepted accounting principles. All inventories of the Company and its subsidiaries as of the Closing will be good and merchantable at customary prices in the ordinary course of business and of a quality and quantity usable in ordinary limits as determined by past practice except to the extent reflected in appropriate reserves on the Company 9/30/95 Balance Sheet.

     5.12 Accounts Receivable. The accounts receivable relating to the Company and its subsidiaries arose for products or services delivered or performed and are collectible in the ordinary course of business, except for a maximum aggregate reserve for or allowance for uncollectible accounts of $653,077.

     5.13 Vital Parent Statistics. The Company and its subsidiaries have delivered to Parent true and complete lists as set forth in Schedule 5.13 as of the date of this Agreement, showing:

          (i) the names of all directors and officers of the Company and each of its subsidiaries and the trustees or administrative committee members of any pension or profit sharing plan of which the Company or any of its subsidiaries is the settlor;

          (ii) the names of all persons whose rate of compensation from the Company or any of its subsidiaries for their current fiscal year will be equal to or exceed $60,000;

          (iii) the name of each bank in which the Company, or any of its subsidiaries has an account, or safety deposit box, and the names of all persons authorized to draw thereon, or to have access thereto.

     5.14 Insurance. A true and complete list of all policies of insurance owned by or in which the Company or any of its subsidiaries has an interest is set forth in Schedule 5.14. The list also contains all claims for insurance losses in excess of $25,000 per occurrence, filed by the Company or any of its subsidiaries during the three-year period immediately preceding the Closing, including but not limited to workman's compensation, automobile and general and product liability.

     5.15 Minute Book and Stock Ledger. The minute books of the Company and each of its subsidiaries contain full and complete minutes of all annual, special and other meetings of the Board of Directors and shareholders since February of 1982, and any consents in lieu thereof of the respective entity, and the signatures therein are the true signatures of the persons purporting to have signed them. The stock ledgers of the Company and each of its subsidiaries are complete and all documentary stamp taxes, if any, required in connection with the issuance and transfer of the shares of the Company and each of its subsidiaries, have been affixed and cancelled.

     5.16 Sales Agency and Distribution Agreements. Except as set forth in
Schedule 5.16, neither the Company nor any of its subsidiaries is a party to any sales agency or distributorship agreement or franchise which is not cancelable at any time and without cause. The Company has delivered to Parent a copy of each written, and a written summary of each oral, sales representative and distributor agreements currently in effect. To the knowledge of the Company, there is no pending or threatened claim against the Company or any of its subsidiaries based upon the termination thereof. To the knowledge of the Company, all of such agreements are valid, binding and in full force and effect, and there exists no default thereunder by the

Company or any of its subsidiaries nor has any event occurred which with the passage of time or giving of notice would constitute such a default thereunder.

     5.17 Taxes.

          (a) The Company and its subsidiaries have filed when due all federal, state, local and foreign returns for Taxes (defined below) that any of them is required to file ("Tax Returns") and have paid all taxes shown to be due on those returns. The Company's Federal income tax returns for the periods up to and including December 31, 1989 have been audited by the Internal Revenue Service. The Company has delivered to Parent true and complete copies of its federal income tax returns for each of the three years ended December 31, 1992, 1993 and 1994. The Tax Returns reflect accurately all liability for Taxes for the periods covered thereby. All Taxes payable by, or due from, the Company or any of its subsidiaries have been fully paid or adequately disclosed and provided for on the financial statements of the Company and its subsidiaries in accordance with generally accepted accounting principles. Without limiting the generality of the foregoing,
     (i) no material claim for unpaid Taxes (x) to the best knowledge of the Company, has become a lien or encumbrance of any kind against the property of the Company or any of its subsidiaries or (y) is being asserted against the Company or any of its subsidiaries; (ii) no audit of any Tax Return of the Company or any of its subsidiaries is being conducted by a Tax authority; (iii) no extension of time is in effect with respect to the filing of any Tax Returns, the payment of Taxes by the Company or any of its subsidiaries or any limitations period on the assessment of any Taxes of the Company or any of its subsidiaries; (iv) there is no Tax deficiency or to the knowledge of the Company any substantive basis on which any Tax deficiency might be asserted against the Company or any of its subsidiaries in excess of the reserve for Taxes set forth in the financial statements of the Company and its subsidiaries as of the respective dates thereof; and
     (v) there are no claims for refunds of Taxes of the Company or any of its subsidiaries pending.

          (b) Except for the group of which Company is presently the common parent corporation, neither the Company nor any of its subsidiaries has been a member of an affiliated group of corporations, within the meaning of
     Section 1504(a) of the Internal Revenue Code of 1986, as amended (the "Code"). Neither the Company nor any of its subsidiaries is a party to or bound by any tax indemnity, tax sharing, tax allocation or similar agreement. Neither the Company nor any of its subsidiaries is a party to any joint venture, partnership or other arrangement or contract which could be treated as a partnership for federal income tax purposes. All material elections with respect to Taxes affecting the Company or any of its subsidiaries as of the date hereof are set forth on Schedule 5.17. After the date hereof, no election with respect to Taxes will be made without the written consent of Parent.

          (c) The net operating loss carryovers of the Company for federal income tax purposes at December 31, 1994 of approximately $16,000,000 represent actual taxable losses incurred by the Company and/or its liquidated subsidiaries. These losses are available, within restrictions relating to the change of the Company's stock ownership under Section 382 of the Code, and the Separate Return Limitation Year rules under Section 1502 of the Code, to be offset against future profits of the Company or its successor in determining the amount of income subject to federal income tax. The utilization of these losses expire in 2006 to 2009 and management of the Company believes that as of the date of this Agreement there has not been a technical change of control under the Code or regulations thereunder which would adversely affect the utilization of these losses.

          (d) As used in this Agreement, "Tax" or "Taxes" shall mean any tax or taxes of any kind, including but not limited to those imposed on or measured by or referred to as income, gross receipts, capital, capital gains, sales, ad valorem, franchise, profits, license withholding, payroll, employment, excise, severance, stamp, occupation, premium, value added, property or windfall profits taxes, customs, duties or similar fees, assessments or charges of any kind whatsoever, together with any interest and any penalties, additions to tax or additional amounts imposed by any governmental authority, domestic or foreign.

     5.18 Employee Benefit Plans; Labor Matters.

          (a) With respect to all pension, profit sharing, bonus, disability, welfare or group insurance, deferred compensation, stock option, paid vacation and all other employee benefit plans, programs and arrangements maintained or contributed to by the Company or any of its subsidiaries (the "Company Plans"), except as set forth in Schedule 5.18 or the Company SEC Reports and except as would not in the aggregate have a Material Adverse
     Effect: (i) each pension or profit sharing plan is qualified under Section 401(a) of the Code and each related trust is exempt from taxation pursuant to Section 501 of the Code; (ii) each Company plan of the type and nature so required is in material compliance with the provisions of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), has complied in all material respects with the reporting and disclosure requirements of applicable federal and state laws and regulations; (iii) no pension plan has any unfunded past service cost other than, if any, in accordance with and as set forth in its most recent actuarial evaluation nor has any incurred any "accumulated funding deficiency" as defined in ERISA; (iv) no employee benefit plan or related trust has had a "reportable event" as such term is defined in ERISA nor has any such plan or any "fiduciary" or "party-in-interest" or "disqualified person" entered into any "prohibited transaction" as such terms are defined in ERISA or the Code; (v) there are no actions, suits, or claims (other than routine claims for benefits) pending or, to the knowledge of the Company, any facts which could give rise to any such actions, suits or claims against any employee benefit plan or the assets thereof; (vi) neither the Company nor any of its subsidiaries is a participating employer in any multiemployer plan as defined in 3(37) of ERISA or Section 471 of the Code; (vii) neither the Company nor any of its subsidiaries maintains a plan which provides post-retirement health, medical or life insurance benefits for retired employees; (viii) each Company Plan required to be qualified under Section 401(a) of the Code has received a favorable determination letter from the Internal Revenue Service (the "IRS") that it is so qualified and nothing has occurred since the date of such letter that could reasonably be expected to affect the qualified status of such Company Plan; (ix) each Company Plan has been operated in all material respects in accordance with its terms and the requirements of applicable law; and (x) neither the Company nor any of its subsidiaries has incurred any direct or indirect liability under, arising out of or by operation of Title IV of ERISA, in connection with the termination of, or withdrawal from, any Company Plan or other retirement plan or arrangement, and no fact or event exists that could reasonably be expected to give rise to any liability. Except as set forth in Schedule 5.18 or the Company SEC Reports, the aggregate accumulated benefit obligations of each Company Plan subject to Title IV of ERISA (as of the date of the most recent actuarial valuation prepared for such Company Plan) do not exceed the fair market value of the assets of such Company Plan (as of the date of such valuation). Schedule 5.18 includes a list of, and the Company has delivered to Parent a copy of, (i) all Company Plans, as amended to the date hereof,
     (ii) each summary plan description and statements of material modification,
     (iii) Form 5500, if required, together with audited financial statements, if any, for the most recent fiscal year of each such plan, (iv) each Internal Revenue Service determination letter (and related request therefor) with respect to each plan, (v) any trust agreements, insurance policies or administrative contracts with respect to such plans and, (vi) in the case of a pension plan, the latest actuarial evaluation.

          (b) The Company has delivered to Parent a copy of all collective bargaining or other labor union contracts to which the Company or any of its subsidiaries is a party applicable to persons employed by the Company or its subsidiaries as of the date of this Agreement. As of the date of this Agreement, there is no pending or threatened in writing labor dispute, strike or work stoppage against the Company or any of its subsidiaries which may interfere with the respective business activities of the Company or its subsidiaries, except where such dispute, strike or work stoppage would not have a Material Adverse Effect.

     5.19 Compliance With Laws and Regulations.

          (a) Except as disclosed in Schedule 5.19, the Company and its subsidiaries are in compliance in all material respects with all applicable laws, regulations, orders, judgments and decrees. Without limiting the generality of the foregoing, as of the date of this Agreement, except as disclosed in Schedule 5.19,

     (i) the Company and each of its subsidiaries is in compliance in all material respects with all applicable federal, state and local laws and regulations relating to pollution or protection of human health or safety or the environment (including, without limitation, ambient air, surface water, ground water, land surface or subsurface strata). The Company and each of its subsidiaries is in compliance in all material respects with all applicable federal, state and local laws and regulations with respect to the conduct of its business and maintenance and operation of their property, including but not limited to matters relating to the employment of labor, including the provisions thereof related to wages, hours, collective bargaining, equal employment opportunity and the payment of social security taxes.

          (b) Except as disclosed in Schedule 5.19 or in any other agreement contemporaneously entered into by the parties, to the knowledge of the
     Company: (i) each of the Company and its subsidiaries holds all permits, licenses, variances, exemptions, and approvals from governmental authorities and has made all notifications, reports and applications to governmental authorities which are legally required for the operation of the business or the ownership of the properties and assets of the Company and its subsidiaries (with only such exceptions as would not in the aggregate reasonably be expected to have a Material Adverse Effect) (collectively "Permits"); (ii) the Company and its subsidiaries are in full compliance with the terms of all Permits; (iii) Schedule 5.19 lists all unexpired Permits currently held or applied for by the Company or its subsidiaries; and (iv) the business of the Company and its subsidiaries has not been and is not being conducted in violation of any law, ordinance, rule, regulation or other legal requirement.

          (c) The Company and its subsidiaries have not, except as detailed in
     Schedule 5.19, filed or made any notifications to any governmental authority respecting, and the Company and its subsidiaries have not been and are not, except as detailed in Schedule 5.19: (i) burying or dumping, or to the knowledge of the Company there has not been any leaking, tank failure, spillage, excessive evaporation, underground injection, or similar disposition of, any contaminants, oil, chemical product, or other pollutant in, on or upon premises owned, leased, or operated by any of them; (ii) or to the knowledge of the Company there has not been any discharge of pollutants, whether solid, gaseous, or liquid, from its manufacturing operations which has caused or may cause harm to human health or the environment; or (iii) to the knowledge of the Company there are no reasonable grounds for a claim against the Company or its subsidiaries, whether asserted or unasserted, based on any discharge of oil, chemical product, or other pollutant.

          (d) Schedule 5.19 lists, by company facility, all off-site locations or facilities to which each waste has been transported or conveyed for treatment, storage, disposal, re-use, recycling or other disposition during the last five years.

          (e) To the knowledge of the Company, there are no pending or threatened claims nor any reasonable basis for claims against the Company or its subsidiaries under any federal, state or local law or the common law relating to health, safety or the environment, except as detailed in
     Schedule 5.19.

          (f) Except as detailed in Schedule 5.19, after reasonable inquiry and to the knowledge of the Company, the Company and its subsidiaries do not own, possess, or control any polychlorinated biphenyls ("PCB") or PCB contaminated fluids or equipment, nor does any facility owned, leased or operated by the Company or its subsidiaries contain in or on its premises any waste, scrap, raw material, work-in-process, inventory, product, residue or other material or substance containing PCB.

          (g) Except as detailed in Schedule 5.19, after having made reasonable inquiry and to the knowledge of the Company, the Company and its subsidiaries do not own, possess or control any asbestos or asbestos containing materials, nor does any facility owned or operated by the Company or its subsidiaries contain in or on its premises any waste, scrap, raw material, work-in-process, inventory, product, residue, structural members, insulation, roofing material, building components, or other material or substance containing asbestos. Schedule 5.19 also sets forth the locations of any asbestos or asbestos containing material identified in response to the immediately preceding sentence of this paragraph.

          (h) Schedule 5.19 lists all hazardous substances owned, used, stored, or otherwise maintained on the premises of the Company or its subsidiaries, currently, or in the past three years, and, with respect to each such substance sets forth the approximate period of use, the average annual inventory maintained during such period, and the purpose or purposes for which such hazardous substance was used.

          (i) To the knowledge of the Company, there are no known pending or proposed environmental regulations, rules, ordinances, orders or other official actions of any authority which would have a material adverse effect on the business or operations of the Company or its subsidiaries.

     5.20 Brokers and Finders. Except as set forth in Section 5.21, the Company has not employed any investment banker, broker, finder, consultant or intermediary in connection with the transactions contemplated by this Agreement which would be entitled to any investment banking, brokerage, finder's or similar fee or commission in connection with this Agreement or the transactions contemplated hereby.

     5.21 Opinions of Financial Advisors. The Company has received the opinion of Robert W. Baird & Co. Incorporated ("Baird") to the effect that the Merger Consideration to be received by the shareholders of the Company pursuant to the Merger is fair to such shareholders from a financial point of view (the "Fairness Opinion"), a copy of which opinion will be delivered to Parent upon receipt of the formal written opinion. The Company will include a copy of the Fairness Opinion in the Merger Proxy Statement (defined in Section 7.9) and Baird has authorized the inclusion of the Fairness Opinion in the Merger Proxy Statement. The Company has disclosed to Parent the amounts paid or payable to Baird in connection with the Fairness Opinion.

     5.22 Certain Agreements. Except as disclosed in Schedule 5.22, neither the Company nor any of its subsidiaries is party to any (i) agreements with any executive officer or other key employee of the Company or any of its subsidiaries (A) the benefits of which are contingent, or the terms of which are materially altered, upon the occurrence of a transaction involving the Company or any of its subsidiaries of the nature of any of the transactions contemplated by this Agreement, (B) providing any term of employment or compensation guarantee extending for a period longer than one year, or (C) providing severance benefits or other benefits (which are conditioned upon a change of control) after the termination of employment of such employee regardless of the reason for such termination of employment or (ii) agreement or plan, including, without limitation, any incentive or bonus plan, stock option plan, stock appreciation right plan or stock purchase plan, any of the benefits of which will be materially increased, or the vesting of benefits of which will be materially accelerated, by the occurrence of any of the transactions contemplated by this Agreement or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement.

     5.23 Merger Proxy Statement.

          (a) Any proxy or similar materials distributed to the Company's shareholders in connection with the Merger, including the Merger Proxy Statement (and any amendments or supplements thereto) will comply in all material respects with applicable federal securities laws and laws of Wisconsin and at the time that they or any amendments or supplements thereto, are filed with the SEC and are first published or sent or given to holders of Shares, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, except that no representation is made by the Company with respect to information supplied by Newco or Parent for inclusion in the Merger Proxy Statement.

     5.24 Accuracy of Information. To knowledge of the Company, none of the information included in this Agreement or the schedules or other documents furnished or to be furnished by the Company or any of its authorized representatives to Parent or any of its representatives pursuant to this Agreement is or will on the Closing Date be false or misleading or make an omission as to any material fact required to be stated to make any of the statements therein made not misleading.

     5.25 Representations and Warranties. The representations and warranties of the Company contained in this Agreement in the aggregate, disregarding all qualifications and exceptions contained therein relating to materiality or Material Adverse Effect, are true and correct with only such exceptions as would not in the aggregate reasonably be expected to have a Significantly Material Adverse Effect (defined in Section 10.10).

                                   ARTICLE VI

                    REPRESENTATIONS AND WARRANTIES OF PARENT
                                   AND NEWCO

     Each of Parent and Newco represent and warrant jointly and severally to the Company that:

     6.1 Corporate Organization and Qualification. Each of Parent and its Significant Subsidiaries and Newco is a corporation duly organized, validly existing and in good standing under the laws of its respective jurisdiction of incorporation and is qualified and in good standing as a foreign corporation in each jurisdiction where the properties owned, leased or operated, or the business conducted, by it require such qualification. Each of Parent and its Significant Subsidiaries has all requisite power and authority (corporate or otherwise) to own its properties and to carry on its business as it is now being conducted. Parent and Newco have heretofore made available to the Company complete and correct copies of their respective Certificates of Incorporation and By-Laws.

     6.2 Capitalization. The authorized capital stock of Parent consists of (i) 150,000,000 shares of common stock, without par value of which, as of November 30, 1995, 117,576,714 shares were issued and outstanding and (ii) 300,000 shares of preferred stock, without par value per share, of which, as of the date of this Agreement, none are issued and outstanding. All of the outstanding shares of capital stock of Parent have been duly authorized and validly issued and are fully paid and nonassessable.

     6.3 Authority Relative to Agreement. Each of Parent and Newco has the requisite corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. This Agreement and the consummation by Parent and Newco of the transactions contemplated hereby have been duly and validly authorized by the respective Boards of Directors of Parent and Newco and by Parent as sole shareholder of Newco, and no other corporate proceedings on the part of Parent and Newco are necessary to authorize this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by each of Parent and Newco and, assuming this Agreement constitutes a valid and binding agreement of the Company, constitutes a valid and binding agreement of each of Parent and Newco, enforceable against each of them in accordance with its terms, except that the enforcement hereof may be limited by (a) bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to creditors, rights generally and (b) general principles of equity (regardless of whether enforceability is considered in a proceeding at law or in equity).

     6.4 Consents and Approvals; No Violation. Neither the execution and delivery of this Agreement nor the consummation by Parent and Newco of the transactions contemplated hereby will (a) conflict with or result in any breach of any provision of the Certificate of Incorporation or the By-Laws, respectively, of Parent or Newco; (b) require any consent, approval, authorization or permit of, or filing with or notification to, any governmental or regulatory authority, except (i) in connection with the applicable requirements of the HSR Act, (ii) pursuant to the applicable requirements of the Securities Act, the Exchange Act and rules and regulations under such acts,
(iii) the filing of the Articles of Merger pursuant to the WBCL and appropriate documents with the relevant authorities of other states in which Parent is authorized to do business, (iv) as may be required by any applicable state securities or "blue sky" laws or state takeover laws, (v) such filings, consents, approvals, orders, registrations, declarations and filings as may be required under the laws of any foreign country in which Parent or any of its subsidiaries conducts any business or owns any assets, or (vi) such filings and consents as may be required under any environmental, health or safety law or regulation pertaining to any notification, disclosure or required approval triggered by the Merger or the transactions contemplated by this Agreement; (c) except as set forth in Schedule 6.4(c), result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration or lien or other charge or encumbrance) under any of the terms, conditions or provisions of any note, license, agreement or other instrument or obligation to which Parent or any of its Significant Subsidiaries may be bound, except for such violations, breaches and defaults (or rights of termination, cancellation or acceleration or lien or other charge or encumbrance) as to which requisite waivers or consents have been obtained; or (d) assuming the consents, approvals, authorizations or permits and filings or notifications referred to in this Section 6.4 are duly and timely obtained or made, violate any order, writ, injunction, decree, statute, rule or regulation applicable to Parent or any of its subsidiaries or to any of their respective assets.

     6.5 SEC Reports; Financial Statements.

          (a) Parent has filed all forms, reports and documents required to be filed by it with the SEC since December 31, 1991 pursuant to the federal securities laws and the SEC rules and regulations thereunder, all of which as of their respective dates complied in all material respects with all applicable requirements of the Securities Act and the Exchange Act (collectively, the "Parent SEC Reports"). None of the Parent SEC Reports, including, without limitation, any financial statements or schedules included therein, as of their respective dates contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

          (b) The consolidated balance sheets and the related statements of consolidated income, shareholders equity and cash flows (including the related notes thereto) of Parent included in the Parent SEC Reports complied in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with generally accepted accounting principles applied on a basis consistent with prior periods (except as otherwise noted therein), and present fairly the consolidated financial position of Parent and its consolidated subsidiaries as of their respective dates, and the consolidated results of their operations and their cash flows for the periods presented therein (subject, in the case of the unaudited interim financial statements, to normal year-end adjustments).

     6.6 Merger Consideration. The shares of Parent Common Stock to be issued as Merger Consideration pursuant to the Merger upon issuance will be validly issued, fully paid and nonassessable shares of Parent Common Stock.

     6.7 Information Supplied. None of the information supplied by Parent or Newco in writing for inclusion in the Merger Proxy Statement will at the respective times that the Merger Proxy Statement, or any amendments or supplements thereto, is filed with the SEC and is first published or sent or given to holders of Shares for the Shareholders Meeting or at the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

     6.8 Interim Operations of Newco. Newco was formed solely for the purpose of engaging in the transactions contemplated hereby and has not engaged in any business activities or conducted any operations other than in connection with the transactions contemplated hereby.

     6.9 Brokers and Finders. Parent has not employed any investment banker, broker, finder, consultant or intermediary in connection with the transactions contemplated by this Agreement which would be entitled to any investment banking, brokerage, finder or similar fee or commission in connection with this Agreement or the transactions contemplated hereby.

                                  ARTICLE VII

                      ADDITIONAL COVENANTS AND AGREEMENTS

     7.1 Conduct of Business of the Company.

          (a) The Company agrees that during the period from the date of this Agreement to the Effective Time (unless the other party shall otherwise agree in writing and except as otherwise contemplated by this Agreement), the Company will, and will cause each of its subsidiaries to, conduct its operations according to its ordinary and usual course of business consistent with past practice and, to the extent consistent therewith, with no less diligence and effort than would be applied in the absence of this Agreement, seek to preserve intact its current business organizations, keep available the service of its current officers and employees and preserve its relationships with customers, suppliers and others having business dealings with it to the end that goodwill and ongoing businesses shall not be impaired in any material respect at the Effective Time. Without limiting the generality of the foregoing, and except as otherwise permitted in this Agreement (including actions which may be required in the judgment of the Company's Board of Directors, after consultation with Company counsel, in order to comply with the Board of Director's fiduciary duties to the Company's shareholders and other constituencies under applicable law) prior to the Effective Time, neither the Company nor any of its subsidiaries will, without the prior written consent of Parent (which consent shall not unreasonably be withheld):

             (i) except for shares to be issued or delivered pursuant to the Option Plans, issue, deliver, sell, dispose of, pledge or otherwise encumber, or authorize or propose the issuance, sale, disposition or pledge or other encumbrance of (A) any additional shares of capital stock of any class (including the Shares), or any securities or rights convertible into, exchangeable for, or evidencing the right to subscribe for any shares of capital stock, or any rights, warrants, options, calls, commitments or any other agreements of any character to purchase or acquire any shares of capital stock or any securities or rights convertible into, exchangeable for, or evidencing the right to subscribe for, any shares of capital stock, or (B) any other securities in respect of, in lieu of, or in substitution for, Shares outstanding on the date hereof;

             (ii) except pursuant to the Company's stock-based employee benefit plans, redeem, purchase or otherwise acquire, or propose to redeem, purchase or otherwise acquire, any of its outstanding Shares;

             (iii) split, combine, subdivide or reclassify any Shares or declare, set aside for payment or pay any dividend, or make any other actual, constructive or deemed distribution in respect of any Shares or otherwise make any payments to shareholders in their capacity as such, other than the declaration and payment of regular quarterly cash dividends in accordance with past dividend policy and per share amount and except for dividends by a wholly-owned subsidiary of the Company;

             (iv) adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the Company or any of its subsidiaries not constituting an inactive subsidiary (other than the Merger);

             (v) adopt any amendments to its Articles of Incorporation or By-Laws or alter through merger, liquidation, reorganization, restructuring or in any other fashion the corporate structure or ownership of any subsidiary not constituting an inactive subsidiary of the Company;

             (vi) except as set forth on Schedule 7.1(a)(vi), make any material acquisition, by means of merger, consolidation or otherwise, or material disposition, of assets or securities;

             (vii) other than in the ordinary course of business consistent with past practice, incur any indebtedness for borrowed money or guarantee any such indebtedness or make any loans, advances or capital contributions to, or investments in, any other person, other than to the Company or any wholly-owned subsidiary of the Company;

             (viii) grant any material increases in the compensation of any of its directors, officers or key employees, except in the ordinary course of business and in accordance with past practice;

             (ix) except as set forth on Schedule 7.1(a)(ix), pay or agree to pay any pension, retirement allowance or other employee benefit not required or contemplated by any of the existing benefit, severance, termination, pension or employment plans, agreements or arrangements as in effect on the date hereof to any such director or officer, whether past or present;

             (x) enter into any new or materially amend any existing employment or severance or termination agreement with any such director or officer;

             (xi) except as set forth on Schedule 7.1(a)(xi) and except in the ordinary course of business consistent with past practice or as may be required to comply with applicable law, become obligated under any new pension plan, welfare plan, multiemployer plan, employee benefit plan, severance plan, benefit arrangement, or similar plan or arrangement, which was not in existence on the date hereof, or amend any such plan or arrangement in existence on the date hereof if such amendment would have the effect of materially enhancing any benefits thereunder; or

             (xii) authorize, or enter into any contract, agreement, commitment or arrangement to do any of the foregoing.

     7.2 Acquisition Proposals. The Company and its subsidiaries and their respective officers, directors, employees, representatives and agents will immediately cease any existing discussions or negotiations, if any, with any parties conducted heretofore with respect to any proposal for a Third Party Acquisition (as hereinafter defined in Section 9.7(d)). The Company may, directly or indirectly, furnish information and access, in each case only in response to requests which were not solicited by the Company after the date of this Agreement, to any corporation, partnership, person or other entity or group pursuant to confidentiality agreements, and may participate in discussions and negotiate with such entity or group concerning any merger, sale of assets, sale of shares of capital stock or similar transaction involving the Company or any subsidiary or division of the Company, if (a) such entity or group has submitted a bona fide written proposal to the Board of Directors relating to any such transaction, and (b) the Board of Directors determines, in its good faith reasonable judgment after consultation with Company counsel, that failing to take such action would be a breach of the Board's fiduciary duties to the Company's shareholders or other constituencies under applicable law. The Company shall promptly notify Parent, if any proposal or offer, or any inquiry or contact with any person with respect thereto, is made and shall, in any such notice to Parent, indicate in reasonable detail the identity of the offeror and the terms and conditions of any proposal or offer, or any such inquiry or contact. The Company shall keep Parent promptly advised of all developments which could reasonably be expected to culminate in the Board of Directors withdrawing, modifying or amending its recommendation of the Merger and other transactions contemplated by this Agreement. Except as set forth in this Section 7.2, neither the Company or any of its affiliates, nor any of its or their respective officers, directors, employees, representatives or agents, shall, directly or indirectly, knowingly encourage, solicit, participate in or initiate discussions or negotiations with, or provide any information to, any corporation, partnership, person or other entity or group (other than Parent and Newco, any affiliate or associate of Parent and Newco, or any designees of Parent or Newco) concerning any merger, sale of assets, sale of shares of capital stock or similar transactions (including an exchange of stock or assets) involving the Company or any subsidiary or division of the Company.

     7.3 Best Efforts.

          (a) Subject to the terms and conditions provided in this Agreement, each of the parties hereto shall use its best efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement, including using its commercially reasonable best efforts (i) to obtain all necessary or appropriate waivers, consents and approvals, (ii) to effect all necessary registrations, filings and submissions (including, but not limited to, (A) filings under the Securities Act and under the Exchange Act, (B) filings under the HSR Act and any other submissions requested by the Federal Trade Commission or Department of Justice and (C) such filings, consents, approvals, orders registrations and declarations as may be required under the laws of the State of Wisconsin or of any other state or foreign country in which the Company or any of its subsidiaries conducts any business or owns any assets) and (iii) to lift any injunction or other legal bar to the Merger (and, in such case, to proceed with the Merger as expeditiously as possible), subject, however, to the requisite votes of the shareholders of any or all of the Company, Newco and Parent.

          (b) Notwithstanding the foregoing, the Company shall not be obligated to use its commercially reasonable best efforts or take any action pursuant to this Section 7.3 if in the judgment of the Board of Directors after consultation with Company counsel such actions would be a breach of the Board's fiduciary duties to the Company's shareholders or other constituencies under applicable law.

     7.4 Access to Information. Upon reasonable notice, the Company shall (and shall cause each of its subsidiaries to) afford to officers, employees, counsel, accountants and other authorized representatives of Parent ("Representatives"), in order to evaluate the transactions contemplated by this Agreement, reasonable access, during normal business hours throughout the period prior to the Effective Time, to its properties, books and records and, during such period, shall (and shall cause each of its subsidiaries to) furnish promptly to such Representatives all information concerning its business, properties and personnel as may reasonably be requested. Parent agrees that it will not, and will cause its Representatives not to, use any information obtained pursuant to this Section 7.4 for any purpose unrelated to the consummation of the transactions contemplated by this Agreement. The Confidentiality Agreement, dated October 31, 1995 (the "Confidentiality Agreement"), by and between the Company and Parent shall apply with respect to information furnished by the Company, its subsidiaries and the Company's officers, employees, counsel, accountants and other authorized representatives hereunder.

     7.5 Publicity. The parties will consult with each other and will mutually agree upon any press releases or public announcements pertaining to the Merger and shall not issue any such press releases or make any such public announcements prior to such consultation and agreement, except as may be required by applicable law or by obligations pursuant to any listing agreement with any national securities exchange, in which case the party proposing to issue such press release or make such public announcement shall use its reasonable efforts to consult in good faith with the other party before issuing any such press releases or making any such public announcements.

     7.6 Indemnification of Directors and officers.

          (a) The By-Laws of the Surviving Corporation shall contain the provisions with respect to indemnification set forth in the By-Laws of the Company on the date of this Agreement, which provisions shall not be amended, repealed or otherwise modified for a period of four years after the Effective Time in any manner that would adversely affect the rights thereunder of individuals who at any time prior to the Effective Time were directors or officers of the Company in respect of actions or omissions occurring at or prior to the Effective Time (including, without limitation, the transactions contemplated by this Agreement), unless such modification is required by law; provided, that in the event any claim or claims are asserted or made within such four-year period, all rights to indemnification in respect of any such claim or claims shall continue until disposition of any and all such claims.

          (b) Parent shall cause to be maintained in effect for the Indemnified Parties (as defined below) for not less than three years the current policies of directors' and officers' liability insurance and fiduciary liability insurance maintained by the Company and the Company's subsidiaries with respect to matters occurring at or prior to the Effective Time (including, without limitation, the transactions contemplated by this Agreement); provided, that Parent may substitute therefor policies of, or self insure on, substantially the same coverage containing terms and conditions which are no less advantageous, in any material respect, to the Company's present or former directors and officers (the "Indemnified Parties").

          (c) This Section 7.6 is intended to benefit the Indemnified Parties and shall be binding on all successors and assigns of Parent, Newco, the Company and the Surviving Corporation. Parent hereby guarantees the performance by the Surviving Corporation of the indemnification obligations pursuant to this Section 7.6.

     7.7 Employees.

          (a) Except as set forth on Schedule 7.7(a), for a period of six months following the Effective Time, Parent agrees to cause to be provided employee benefit plans, programs, arrangements and policies for the benefit of employees of the Company and its subsidiaries that in the aggregate are no less favorable to such employees than the Company Plans.

          (b) Parent acknowledges that the Surviving Corporation will honor the employment agreements, severance agreements and individual benefit arrangements listed on Schedule 7.7(b), all as in effect at the Effective Time.

     7.8 NYSE Listing. Parent shall use its best efforts to list, prior to the Effective Time, on the New York Stock Exchange, subject to official notice of issuance, the shares of Parent Common Stock to be issued to the shareholders of the Company pursuant to the Merger.

     7.9 Merger Proxy Statement and Registration Statement.

          (a) As soon as reasonably practicable after the date hereof, the Company shall:

             (i) duly call, give notice of, convene and hold a special meeting of its shareholders (the "Shareholders Meeting"), to be held as soon as practicable after the date hereof for the purpose of considering and taking action upon the Merger;

             (ii) prepare in accordance with the applicable provisions of the federal securities laws and Wisconsin laws a proxy statement for the Shareholders Meeting (the "Merger Proxy Statement") and include in the Merger Proxy Statement the recommendation of the Board of Directors that shareholders of the Company vote in favor of the approval and adoption of this Agreement and the Merger unless there exists at such time a proposal for a Third Party Acquisition and in the judgment of the Board of Directors after consultation with Company counsel, the inclusion of such recommendation would be a breach of its fiduciary duties to the Company's shareholders or other constituencies under applicable law; and

             (iii) use its reasonable efforts (A) to obtain and furnish the information required to be included by it in the Merger Proxy Statement and, after consultation with Parent and Newco, respond promptly to any comments made by the SEC with respect to the Merger Proxy Statement and any preliminary version thereof and cause the Merger Proxy Statement to be mailed to its shareholders at the earliest practicable time after the date hereof (subject to the effectiveness of the Registration Statement (defined in Section 7.9(b) below)) and (B) obtain the necessary approvals by its shareholders of this Agreement and the transactions contemplated hereby unless there exists at such time a proposal for a Third Party Acquisition and, in the judgment of the Board of Directors after consultation with Company counsel, obtaining such approvals would be a breach of its fiduciary duties to the Company's shareholders or other constituencies under applicable law.

          (b) As soon as practicable after the date hereof, Parent shall prepare a registration statement (the "Registration Statement"), of which the Merger Proxy Statement shall be a part, under the Securities Act with respect to the shares of Parent Common Stock to be issued pursuant to the Merger and file the Registration Statement with the SEC.

          (c) In connection with the Merger Proxy Statement and the Registration
     Statement:

             (i) the Company and Parent shall comply fully with the requirements of the Securities Act, the Exchange Act and the rules and regulations of the SEC under such acts applicable to the offering and sale of Parent Common Stock in connection with the Merger and the solicitation of proxies for the Shareholders Meeting;

             (ii) if either Parent or the Company shall reasonably request to include in the Merger Proxy Statement or omit therefrom any statement in order that the Merger Proxy Statement will not include any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein not misleading, the Merger Proxy Statement shall not be mailed to any shareholders of the Company without the mutual agreement of counsel for Parent and counsel for the Company that such statement need not be included in or need not be omitted from the Merger Proxy Statement; and

             (iii) each party shall furnish to the other such information relating to it and its affiliates and the transactions contemplated by this Agreement and such further and supplemental information as may be necessary or as may be reasonably requested by the other party, in light of developments occurring after the date hereof, to ensure that the statements regarding the parties hereto and their affiliates and such transactions contained in the Merger Proxy Statement, as so supplemented, will not on the effective date of the Registration Statement or the date of the Shareholders Meeting or at the Effective Time include any untrue statement of a material fact or omit to state a material fact required to be stated therein in order to make the statements therein not misleading.

             (d) Parent shall take any action required to be taken under any applicable state blue sky or securities laws in connection with the issuance of the shares of Parent Common Stock to be issued in connection with the Merger and the Company shall furnish all information concerning the Company and the holders of Shares and other assistance as Parent may reasonably request in connection with any such action.

     7.10 Agreements of Affiliates. Promptly after the Merger is submitted to a vote of the shareholders of the Company, the Company shall deliver to Parent a letter identifying all persons who are at the time of such vote, "affiliates" of the Company for purposes of Rule 145 under the Securities Act. The Company shall use its reasonable best efforts to cause each person who is identified as an "affiliate" in the letter referred to above to deliver to the Company on or prior to the Effective Time a written agreement in form and substance as previously approved by Parent or such other form approved by Parent providing that each such person will agree not to sell, pledge, transfer or otherwise dispose of the shares of Parent Common Stock acquired by such person except in compliance with the applicable provisions of the Securities Act and the applicable rules and regulations thereunder.

     7.11 Tax Representation Letter of Parent and Newco; No Disqualifying Action. Parent and Newco shall execute and deliver, at the Closing, the representation letter for tax purposes in the form previously approved by the Company or such other form approved by the Company. Neither Parent nor Newco will take any action that would cause the Merger to fail to qualify as a tax-free reorganization under Section 368(a) of the Code.

     7.12 Tax Representation Letters of Holders of Shares. The Company shall use its reasonable best efforts to have the holders of Shares listed on Schedule
7.12 execute and deliver, at the Closing, a representation letter for tax purposes in the form previously approved by Parent and the Company or such other form approved by Parent and Company.

     7.13 Tax Representation Letter of the Company; No Disqualifying Action. The Company shall execute and deliver, at the Closing, the certificate and the representation letter for tax purposes in the form previously approved by Parent. The Company will not take any action that would cause the Merger to fail to qualify as a tax-free reorganization under Section 368(a) of the Code.

     7.14 Supplemental Indenture of 7 1/2% Convertible Subordinated
Debentures. At the Closing Parent, Newco and the Company shall enter into a supplemental indenture (the "Supplemental Indenture") with the trustee under the Indenture (the "Indenture") dated as of July 1, 1986 between the Company and The Marine Trust Company N.A., as Trustee, relating to the Company's 7 1/2% Convertible Subordinated Debentures Due 2001 (the "Convertible Subordinated Debentures"). The Supplemental Indenture shall provide for the right after the Effective Time to convert Convertible Subordinated Debentures into Parent Common Stock as contemplated by Section 10.15 of the Indenture. The Company shall timely make all appropriate notices required under the Indenture with respect to the Merger and the Supplemental Indenture.

                                  ARTICLE VIII

                    CONDITIONS TO CONSUMMATION OF THE MERGER

     8.1 Conditions to Each Party's Obligations to Effect the Merger. The respective obligations of each party to effect the Merger are subject to the satisfaction at or prior to the Effective Time of the following conditions:

          (a) To the extent required by applicable law, this Agreement shall have been duly approved by the shareholders of the Company in accordance with applicable law and the Articles of Incorporation of the Company.

          (b) There shall not be in effect any statute, rule, regulation, executive order, decree, ruling or injunction or other order of a court or governmental or regulatory agency of competent jurisdiction directing that the transactions contemplated herein not be consummated; provided, however, that prior to invoking this condition each party shall use its reasonable efforts to have any such decree, ruling, injunction or order vacated.

          (c) All governmental consents, orders and approvals legally required for the consummation of the Merger and the transactions contemplated hereby shall have been obtained and be in effect at the Effective Time, except where the failure to obtain any such consent would not reasonably be expected to have a Material Adverse Effect on Parent (assuming the Merger had taken place), and the waiting periods under the HSR Act shall have expired or been terminated.

          (d) The Registration Statement covering shares of Parent Common Stock to be issued pursuant to the Merger shall have been declared effective by the SEC and no stop order with respect thereto shall be in effect.

          (e) The shares of Parent Common Stock to be issued pursuant to the Merger shall have been approved for listing on the New York Stock Exchange subject to official notice of issuance.

     8.2 Additional Conditions to the Obligations of Parent and Newco. The obligations of Parent and Newco to consummate the Merger are subject to the satisfaction, unless waived in writing by Parent, of the following further conditions:

          (a) The representation and warranty of the Company set forth in
     Section 5.25 are true and correct both when made and as of the Closing as if made, at and as of such time.

          (b) the representations and warranties of the Company (excluding those in Section 5.25) shall have been true and accurate both when made and (except for those representations and warranties that address matters only as of a particular date or only with respect to a specific period of time which need only be true and accurate as of such date or with respect to such period) as of the Closing as if made, at and as of such time other than changes resulting from actions expressly contemplated by this Agreement, unless such representations and warranties which are not true and accurate would not in the aggregate have a Significantly Material Adverse Effect;

          (c) the Company shall have performed its obligations hereunder required to be performed by it at or prior to the Closing;

          (d) all actions by or in respect of or filings with any governmental entity (other than the filing of the Articles of Merger), required to permit the consummation of the Merger shall have been obtained or completed;

          (e) since the date of this Agreement there shall not have occurred or be threatened any change in the financial condition, properties, businesses or results of operations of the Company or any of its subsidiaries that has or is reasonably likely to have a Significantly Material Adverse Effect, and Parent shall not have become aware of any fact (including, but not limited to, such change) that has or is reasonably likely to have a Significantly Material Adverse Effect;

          (f) Parent shall have received the executed letters of affiliates of the Company as contemplated by Section 7.10;

          (g) Parent shall have received a copy of each of the representation letters of certain shareholders of the Company as contemplated by Section 7.12;

          (h) Parent shall have received a copy of the certificate and of the representation letter of the Company as contemplated by Section 7.13;

          (i) the Company and the trustee under the Indenture shall have executed and delivered the Supplemental Indenture;

          (j) Parent shall have received from the Company such certificate evidencing satisfaction of the conditions set forth in Section 8.2 as Parent may reasonably request; and

          (k) Parent shall have received the written opinion of Quarles & Brady substantially as set forth in Exhibit A hereto.

     8.3 Additional Conditions to the Obligations of the Company. The obligations of the Company to consummate the Merger are subject to the satisfaction (unless waived in writing by the Company) of the following further conditions;

          (a) the representations and warranties of Parent and Newco shall have been true and accurate both when made and (except for those representations and warranties that address matters only as of a particular date or only with respect to a specific period of time, which need only be true and accurate as of such date or with respect to such period) as of the Closing as if made at and as of such time other than changes resulting from actions expressly contemplated by this Agreement, unless such representations and warranties which are not true and accurate would not have a material adverse effect on Parent and its Significant Subsidiaries taken as a whole;

          (b) Parent and Newco shall have performed all of their obligations hereunder required to be performed by them at or prior to Closing;

          (c) since the date of this Agreement, there shall not have occurred or be threatened any change in the financial condition, properties, businesses, or results of operations of Parent or any of its significant Subsidiaries that has or is reasonably likely to have a material adverse effect on Parent and its significant Subsidiaries taken as a whole, and the Company shall not have become aware of any fact (including, but not limited to, such change) that has or is reasonably likely to have a material adverse effect on Parent and its Significant Subsidiaries taken as a whole or the value of the Parent Common Stock;

          (d) the Company shall have received the representation letter of Parent and Newco as contemplated by Section 7.11;

          (e) the Company shall have received from Parent and Newco such certificate evidencing satisfaction of the conditions set forth in Section
     8.3 as the Company may reasonably request;

          (f) the Company shall have received the written opinion of Stewart S. Hudnut, Esq., the General Counsel of Parent, substantially as set forth in Exhibit B hereto; and

          (g) Parent, Newco and the trustee under the Indenture shall have executed and delivered the Supplemental Indenture.

                                   ARTICLE IX

                         TERMINATION; AMENDMENT; WAIVER

     9.1 Termination by Mutual Consent. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, by the mutual written consent of Parent and the Company.

     9.2 Termination by Either Parent or the Company. This Agreement may be terminated and the Merger may be abandoned by Parent or the Company if

          (i) any court of competent jurisdiction in the United States or any other governmental body or regulatory authority shall have issued an order, decree or ruling or taken any other action permanently restraining, enjoining or otherwise prohibiting the Merger and such order, decree, ruling or other action shall have become final and nonappealable or

          (ii) the Merger shall not have become effective prior to June 1, 1996;

provided, that the right to terminate this Agreement pursuant to this Section
9.2 shall not be available to any party whose failure to fulfill any of its obligations under this Agreement results in such failure to purchase.

     9.3 Termination by Parent. This Agreement may be terminated by Parent if

          (i) the Company shall have failed to perform in any material respect any of its material obligations under this Agreement to be performed at or prior to such date of termination, which failure to perform is incapable of being cured prior to June 1, 1996;

          (ii) either (a) the representation and warranty set forth in Section
     5.25 shall not be true and correct or (b) any representation or warranty of the Company contained in this Agreement (except for those in Section 5.25) shall not be true and correct (except for changes permitted or contemplated by this Agreement and those representations which address matters only as of a particular date, which shall remain true and correct as of such date), except, in any case, such failures to be true and correct which in the aggregate are not reasonably likely to a have a Significantly Material Adverse Effect; provided, that such failure to be true and correct is incapable of being cured prior to June 1, 1996; or

          (iii) the Board of Directors of the Company withdraws or materially modifies or changes its favorable recommendation of this Agreement or the Merger.

     9.4 Termination by the Company. This Agreement may be terminated by the Company and the Merger may be abandoned at any time prior to the Effective Time if;

          (i) Newco or Parent shall have failed to perform in any material respect any of their material obligations under this Agreement to be performed at or prior to such date of termination, which failure to perform is incapable of being cured prior to June 1, 1996;

          (ii) any representation or warranty of Newco or Parent contained in this Agreement shall not be true and correct (except for changes permitted by this Agreement and those representations which address matters only as of a particular date, which shall remain true and correct as of such date), except, in any case, such failures to be true and correct which in the aggregate are not reasonably likely to adversely affect Parent's or Newco's ability to complete the Merger; provided, that such failure to be true and correct is incapable of being cured prior to June 1, 1996; or

          (iii) the Board of Directors of the Company withdraws or materially modifies or changes its favorable recommendation of this Agreement or the Merger if there exists at such time a proposal for a Third Party Acquisition and the Board of Directors of the Company after consultation with Company counsel determines that the failure to take such action would be a breach of the Board's fiduciary duties to the Company's shareholders or other constituencies under applicable law; provided, however, that such termination under this Section 9.4(iii) shall not be effective until the Company has made payment to Parent of the Fee (as defined in Section 9.7(a)) required to be paid pursuant to Section 9.7(a) and has paid to Parent $300,000 for Expenses (as defined in Section 9.7(b)) (the Parent hereby agrees to refund any excess of such amount over actual Expenses).

     9.5 Effect of Termination. In the event of the termination and abandonment of this Agreement pursuant to Article IX, upon written notice to the other party given by the party entitled under Article IX to terminate this Agreement, this Agreement shall forthwith become void and have no effect, without any liability on the part of any party hereto or its affiliates, directors, officers or shareholders, other than the provisions of this Section 9.5 and the provisions of Sections 9.7, 10.1 and 10.2 and the last two sentences of Section 7.4. Nothing contained in this Section 9.5 shall relieve any party from liability for any breach of this Agreement.

     9.6 Extension; Waiver. At any time prior to the Effective Time, each of Parent, Newco and the Company may (i) extend the time for the performance of any of the obligations or other acts of the other party, (ii) waive any inaccuracies in the representations and warranties of the other party contained herein or in any document, certificate or writing delivered pursuant hereto or (iii) waive compliance by the other party with any of the agreements or conditions contained herein. Any agreement on the part of either party hereto to any such extension or waiver shall be valid only if set forth in any instrument in writing signed on behalf of such party. The failure of either party hereto to assert any of its rights hereunder shall not constitute a waiver of such rights.

     9.7 Special Fees and Expenses.

          (a) In the event that:

             (i) this Agreement shall have been terminated pursuant to Section 9.2(ii), 9.3(iii) or 9.4(iii) and within 12 months of such termination
        (x) a Third Party Acquisition shall occur, or (y) there is a letter of intent or similar instrument or other agreement between the Company and a Third Party (defined in Section 9.7(d)) for a Third Party Acquisition, or a public announcement by the Company of the Company's intention or plans to effect a Third Party Acquisition; or

             (ii) any person or group (other than Parent or an affiliate of Parent) shall have commenced, publicly proposed or communicated to the Company a proposal that is publicly disclosed for a tender or exchange offer for more than 20% (or which, assuming the maximum amount of securities which could be purchased, would result in any person or group beneficially owning more than 20%) of the then outstanding Shares or otherwise for the direct or indirect acquisition of the Company or all or substantially all of its assets for a per Share consideration having a value greater than the Per Share Amount, and this Agreement shall have been terminated pursuant to Section 9.2(ii), 9.3(iii) or 9.4(iii); or

             (iii) this Agreement is terminated pursuant to Section 9.3(iii) or 9.4(iii); then, in any such event, the Company shall pay the Parent promptly (but in no event later than one business day after the first of such events shall have occurred) a fee of $1,650,000 (the "Fee"), which amount shall be payable in immediately available funds, plus all Expenses; provided that, in the case described in clause (ii) of this
        Section 9.7(a), if (x) the Parent has terminated this Agreement and (y) the Board of Directors of the Company (A) shall not have withdrawn or modified in a manner adverse to Newco or the Parent its approval or favorable recommendation of this Agreement or the Merger, (B) shall not have approved or recommended the proposal of the person or group referred to in clause (ii) and (C) shall not have resolved to do any of the foregoing, the Company shall pay to the Company on such termination all Expenses and shall pay the Fee only if, within 12 months of such termination, a Third Party Acquisition shall occur.

          (b) "Expenses" means all out-of-pocket expenses and fees up to $300,000 in the aggregate (including, without limitation, legal fees and expenses, fees and expenses payable to all banks, investment banking firms, other financial institutions and other persons and their respective agents and counsel for arranging, committing to provide or providing any financing or services for the Merger and any transactions contemplated thereby or structuring the transactions, and all fees of counsel, accountants, experts, consultants and soliciting or information firms to Parent and Newco, and all printing, mailing and advertising expenses) actually incurred or accrued by any of them or on their behalf in connection with the transactions, including, without limitation, any litigation related thereto and the financing thereof, and actually incurred or accrued by banks, investment banking firms, other financial institutions and other persons and assumed by Parent or Newco in connection with the negotiation, preparation, execution and performance of this Agreement, the structuring and financing of the Merger and any transactions contemplated hereby and thereby and any litigation and any financing commitments or agreements relating thereto.

          (c) In the event that the Company shall fail to pay the Fee or any Expenses when due, the term "Expenses" shall be deemed to include the costs and expenses actually incurred or accrued by the Parent and Newco (including, without limitation, fees and expenses of counsel) in connection with the collection under and enforcement of this Section 9.7, together with interest on such unpaid Fee and Expenses, commencing on the date that the Fee or such Expenses became due, at a rate equal to the rate of interest publicly announced by Morgan Guaranty Trust Company of New York, from time to time, in the City of New York, as such bank's Prime Rate plus 1.00%.

          (d) "Third Party Acquisition" means the occurrence of any of the following events: (i) the acquisition of the Company by merger, consolidation or other business combination transaction by any person other than the Parent, Newco or any affiliate thereof (a "Third Party"); (ii) the acquisition by any

     Third Party of, or any divestiture or other transaction resulting in the Company owning less than, 50% or more (in book value or market value) of the total assets of the Company and its subsidiaries, taken as a whole as of the date hereof; (iii) the acquisition by a Third Party of 50% or more of the outstanding Shares whether by tender offer, exchange offer or otherwise; or (iv) the adoption by the Company of a plan of liquidation or a plan of recapitalization or the declaration or payment of an extraordinary dividend.

                                   ARTICLE X

                           MISCELLANEOUS AND GENERAL

     10.1 Payment of Expenses. Except as provided under Article IX, whether or not the Merger shall be consummated, each party hereto shall pay its own expenses incident to preparing for, entering into and carrying out this Agreement and the consummation of the transactions contemplated hereby, provided that the Surviving Corporation shall pay, with funds of the Company and not with funds provided by any of Parent Companies, any and all property or transfer taxes imposed on the Surviving Corporation or any Gains Taxes.

     10.2 Survival of Representations and Warranties; Survival of Confidentiality. The representations and warranties made herein shall not survive beyond the earlier of (i) termination of this Agreement or (ii) the Effective Time. This Section 10.2 shall not limit any covenant or agreement of the parties hereto which by its terms contemplates performance after the Effective Time. The Confidentiality Agreement shall survive any termination of this Agreement, and the provisions of such Confidentiality Agreement shall apply to all information and material delivered by any party hereunder.

     10.3 Modification or Amendment. Subject to the applicable provisions of the WBCL, at any time prior to the Effective Time, the parties hereto may modify or amend this Agreement, by written agreement executed and delivered by duly authorized officers of the respective parties; provided, however, that after any required approval of this Agreement by the shareholders of the Company, no amendment shall be made which changes the consideration payable in the Merger or adversely affects the rights of the Company's shareholders hereunder without the approval of such shareholders.

     10.4 Waiver of Conditions. The conditions to each of the parties' obligations to consummate the Merger are for the sole benefit of such party and may be waived by such party in whole or in part to the extent permitted by applicable law.

     10.5 Counterparts. For the convenience of the parties hereto, this Agreement may be executed in any number of counterparts, each such counterpart being deemed to be an original instrument, and all such counterparts shall together constitute the same agreement.

     10.6 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to the principles of conflicts of law thereof, applicable to contracts made and to be performed in that state, except (i) for Articles II, III and IV hereof and
Section 7.9(a) which shall be governed by and construed in accordance with the laws of the State of Wisconsin and (ii) any other provisions relating to the internal governance of the Company and Newco or other corporate matters or actions which are taken pursuant to or in reliance on the statutory or judicial authority of Wisconsin, on the one hand, or Parent, on the other hand, shall be governed by the laws of the States of Wisconsin and Delaware, respectively.

     10.7 Notices. Any notice, request, instruction or other document to be given hereunder by any party to the other parties shall be in writing and delivered personally or sent by registered or certified mail, postage prepaid, or by facsimile transmission (with a confirming copy sent by overnight courier), as follows:

        (a) IF to the Company, to

          Medalist Industries, Inc.
          Two Park Plaza, Suite 150
          Milwaukee, Wisconsin 53224
          Attention: President
          (414) 359-3000 (telephone)
          (414) 359-3005 (telecopier)

          with a copy to:

          Joseph D. Masterson
          Quarles & Brady
          411 East Wisconsin Avenue
          Milwaukee, Wisconsin 53202
          (414) 277-5169 (telephone)
          (414) 271-3552 (telecopier)

        (b) If to Parent or Newco, to

           Illinois Tool Works Inc.
           3600 West Lake Avenue
           Glenview, Illinois 60025-5811
           Attention: Corporate Secretary
           (708) 657-4074 (telephone)
           (708) 657-4392 (telecopier)

           with a copy to:

           Charles J. McCarthy
           Jenner & Block
           37th Floor
           One IBM Plaza
           Chicago, Illinois 60611
           (312) 222-9350 (telephone)
           (312) 527-0484 (telecopier)

or to such other persons or addresses as may be designated in writing by the party to receive such notice.

     10.8 Entire Agreement: Assignment. This Agreement and the Confidentiality Agreement (a) constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all other prior agreements and understandings, both written and oral, among the parties or any of them with respect to the subject matter hereof, and (b) shall not be assigned by operation of law or otherwise.

     10.9 Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each party hereto and their respective successors and assigns. Nothing in this Agreement, express or implied, other than the right to receive the consideration payable in the Merger pursuant to Article IV hereof is intended to or shall confer upon any other person any rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement; provided, however, that the provisions of Section 7.6 shall inure to the benefit of and be enforceable by the Indemnified Parties.

     10.10 Certain Definitions. As used herein:

          (a) "Acquisition Proposal" means any proposal or offer for a merger, asset acquisition or other business combination involving a person or any proposal or offer to acquire a significant equity interest in, or a significant portion of the assets of, such person other than the transactions contemplated by this Agreement.

          (b) "Counsel". Any reference herein to "counsel" shall mean legal counsel.

          (c) "Knowledge of the Company". Any reference to "knowledge of the Company" shall mean the actual knowledge of an officer or director of the Company or of a subsidiary of the Company.

          (d) "Material Adverse Effect" shall mean any adverse change in the financial condition, business or results of operations of the Company or any of its subsidiaries which is material to the Company and its subsidiaries, taken as a whole, other than any change or effect arising out of general economic conditions; for purposes of determining "material" within the meaning of the foregoing definition an amount in excess of $75,000 shall be deemed material.

          (e) "Significant Subsidiary" shall have the meaning ascribed to it under Rule 1-02 of Regulation S-X of the SEC.

          (f) "Subsidiary" shall mean, when used with reference to any entity, any corporation a majority of the outstanding voting securities of which are owned directly or indirectly by such former entity.

          (g) "Significantly Material Adverse Effect" shall mean an adverse effect on the financial condition, business, assets or results of operations of the Company and its subsidiaries taken as a whole in the amount of $2,000,000 or more.

     10.11 Obligation of Parent. Whenever this Agreement requires Newco to take any action, such requirement shall be deemed to include an undertaking on the part of Parent to cause Newco to take such action and a guarantee of the performance thereof.

     10.12 Validity. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provisions of this Agreement, each of which shall remain in full force and effect.

     10.13 Captions. The Article, Section and paragraph captions herein are for convenience of reference only, do not constitute part of this Agreement and shall not be deemed to limit or otherwise affect any of the provisions hereof.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective duly authorized officers as of the date first above written.

                                          ILLINOIS TOOL WORKS INC.

                                          By: /s/ FRANK S. PTAK

                                            ------------------------------------
                                            Name: Frank S. Ptak
                                            Title: Executive Vice President

                                          ITW ACQ. Inc.

                                          By: /s/ THOMAS J. HANSEN

                                            ------------------------------------
                                            Name: Thomas J. Hansen
                                            Title: President

                                          MEDALIST INDUSTRIES, INC.

                                          By: /s/ JAMES S. DAHLKE

                                            ------------------------------------
                                            Name: James S. Dahlke
                                            Title: President & CEO

                      [ROBERT W. BAIRD & CO. LETTERHEAD]
                                                                       EXHIBIT B

January 8, 1996

Board of Directors
Medalist Industries, Inc.
  Two Park Plaza
  Suite 150
  10850 West Park Place
  Milwaukee, Wisconsin 53224

Gentlemen:

     Medalist Industries, Inc. (the "Company") proposes to enter into an Agreement and Plan of Merger (the "Agreement") with Illinois Tool Works Inc. ("Parent") and ITW ACQ. Inc., a direct wholly-owned subsidiary of Parent ("Newco"). Pursuant to the Agreement, at the Effective Time (as defined in the Agreement), Newco will be merged with and into the Company (the "Merger") and each outstanding share of common stock, par value $1.00 per share ("Company Common Stock") of the Company (other than shares owned by Parent, Newco or any wholly-owned subsidiary of either of Parent or the Company, or shares held in the Company's treasury) will be converted solely into the right to receive the number of shares of common stock, no par value ("Parent Common Stock") of Parent equal to the Exchange Ratio (as hereinafter defined). The "Exchange Ratio" means the fraction of (i) 14.50, divided by (ii) the average per share closing price of Parent Common Stock as reported on the New York Stock Exchange Composite Transactions listing for the ten consecutive trading days ending on the second trading day prior to the Effective Time. You have requested our opinion as to the fairness, from a financial point of view, to the holders of Company Common Stock (other than Parent, Newco and their respective affiliates) of the Exchange Ratio.

     Robert W. Baird & Co. Incorporated ("Baird"), as part of its investment banking business, is engaged in the evaluation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements, and valuations for estate, corporate and other purposes.

     In conducting our investigation and analysis and in arriving at our opinion herein, we have reviewed such information and taken into account such financial and economic factors as we have deemed relevant under the circumstances. In that connection, we have, among other things: (i) reviewed certain internal information, primarily financial in nature, including projections, concerning the business and operations of the Company furnished to us by the Company for purposes of our analysis, as well as publicly available information including but not limited to the Company's recent filing with the Securities and Exchange Commission (the "SEC") and equity analyst research reports prepared by various investment banking firms including Baird; (ii) reviewed certain internal information, primarily financial in nature, as well as publicly available information including but not limited to, Parent's recent filings with the SEC and equity analyst research reports prepared by various investment banking firms including Baird; (iii) reviewed the Agreement and the draft Proxy Statement/Prospectus relating to the Merger in the form proposed to be filed with the SEC; (iv) reviewed the historical market prices and trading activity of the Company Common Stock and the Parent Common Stock and compared such price and trading histories with those of certain other publicly traded companies we deemed relevant; (v) compared the financial position and operating results of the Company and Parent with those of other publicly traded companies we deemed relevant; and (vi) compared the proposed financial terms of the Merger with the financial terms of certain other business combinations we deemed relevant. We have held discussions with certain members of the Company's and Parent's senior management concerning the Company's and Parent's respective historical and current financial condition and operating results, as well as the future prospects of the Company and Parent, respectively. We have also considered such other information, financial studies, analysis and investigations and financial, economic and market criteria which we deemed relevant for the preparation of this opinion. We have not been requested to, and did not, solicit third party indications of interest in acquiring all or any part of the Company.

     In arriving at our opinion, we have assumed and relied upon the accuracy and completeness of all of the financial and other information provided us by or on behalf of the Company and Parent, or publicly available, and have not attempted independently to verify any such information. With respect to projections, we assumed that they have been reasonably prepared and represent the best available estimates and good faith judgments of the Company's management's as to future performance of the Company. No financial forecasts with respect to the future performance of Parent have been made available to us and accordingly, with your consent, we have relied upon financial forecasts reported by recognized investment banking firms. In conducting our review, we have not made nor obtained an independent valuation or appraisal of any of the assets or liabilities of the Company or Parent nor have we made a physical inspection of the properties or facilities of the Company or Parent. Our opinion necessarily is based upon economic, monetary and market conditions as they exist and can be evaluated on the date hereof, and does not predict or take into account any changes which may occur, or information which may become available, after the date hereof.

     Our opinion has been prepared at the request and for the information of the Company's Board of Directors, and shall not be reproduced, summarized, described or referred to without the prior written consent of Baird; provided, however, that this letter may be reproduced in full in the Proxy Statement/Prospectus. This opinion does not address the relative merits of the Merger and any other potential transactions or business strategies considered by the Company's Board of Directors, and does not constitute a recommendation to any shareholder of the Company as to how any such shareholder should vote with respect to the Merger. Baird will receive a fee for rendering this opinion. In the past, we have provided investment banking services to the Company, including acting as lead manager in connection with the public offering of the Company's common stock in 1993, for which we have received our customary compensation.

     In the ordinary course of our business, we may from time to time trade the securities of the Company or Parent for our own account or the accounts of our customers and, accordingly, may at any time hold long or short positions in such securities.

     Based upon and subject to the foregoing, we are of the opinion that, as of the date hereof, the Exchange Ratio is fair, from a financial point of view, to the holders of Company Common Stock (other than Parent, Newco and their respective affiliates).

                                          Very truly yours,

                                          ROBERT W. BAIRD & CO. INCORPORATED

                                                                       EXHIBIT C

                             ARTICLES OF MERGER OF
                                 ITW ACQ. INC.

                                 WITH AND INTO

                           MEDALIST INDUSTRIES, INC.

     The undersigned corporation, pursuant to Section 180.1101 of the Wisconsin Business Corporation Law, for the purpose of merging ITW ACQ. INC., a Wisconsin corporation, into Medalist Industries, Inc., a Wisconsin corporation and the surviving corporation in such merger, hereby executes the following Articles of
Merger:

          1. The plan of merger is set forth in the Plan of Merger attached hereto as Appendix I, which is made a part hereof.

          2. The Plan of Merger was approved in accordance with Section 180.1103 of the Wisconsin Business Corporation Law.

          3. The effective date and time of the merger shall be the close of
     business on             , 1996.

     IN WITNESS WHEREOF, the undersigned corporation has caused these Articles
of Merger to be executed as of the      day of             , 1996.

                                          MEDALIST INDUSTRIES, INC.
                                          By:
                                                      James S. Dahlke,
                                                         President

                                                                      APPENDIX I

                               PLAN OF MERGER OF
                                  ITW ACQ. INC

                                 WITH AND INTO
                           MEDALIST INDUSTRIES, INC.

     THIS PLAN OF MERGER is made and entered into this   day of           , 1996
by and between ITW ACQ. Inc., a Wisconsin corporation ("Newco") and Medalist Industries, Inc., a Wisconsin corporation ("Medalist"), both of said corporations being hereinafter sometimes referred to collectively as the "Constituent Corporations."

                                   RECITALS:

     WHEREAS, the Board of Directors of each of the Constituent Corporations deems it advisable and generally to the advantage and welfare of each of the Constituent Corporations and their respective shareholders that Newco be merged with and into Medalist on the terms and conditions hereinafter set forth, and in accordance with the applicable provisions of the laws of the State of Wisconsin;

     NOW, THEREFORE, in consideration of the foregoing and of the mutual covenants, conditions and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree that Newco shall be merged with and into Medalist (the "Merger"), and that the terms and conditions of the Merger, the mode of carrying the same into effect and such other matters as are required or permitted to be set forth in the case of a merger pursuant to the laws of the State of Wisconsin are as follows:

                                   ARTICLE I

                                     MERGER

     On the Effective Date of the Merger (as hereinafter defined), Newco and Medalist shall be merged into a single corporation, in accordance with the applicable provisions of the laws of the State of Wisconsin, by Newco merging with and into Medalist, which shall be the surviving corporation (the "Surviving Corporation").

                                   ARTICLE II
                                 EFFECTIVE DATE

     The Effective Date of the Merger is hereby designated as the close of
business on             , 1996.

                                  ARTICLE III

                       CONVERSION AND EXCHANGE OF SHARES

     The manner of converting the shares of each of the Constituent Corporations shall be as follows:

          (a) At the Effective Date of the Merger, each share of Common Stock of Newco then issued and outstanding shall be converted into one validly issued, fully paid and nonassessable share of Common Stock of the Surviving Corporation.

          (b) At the Effective Date of the Merger, each share of One Dollar ($1.00) par value Common Stock of Medalist then issued and outstanding
     shall be converted into   of a share of Common Stock of Illinois Tool Works
     Inc., provided that fractional shares shall not be issued but instead shall
     be paid in cash at the rate of $     per whole share.

                                   ARTICLE IV

           ARTICLES OF INCORPORATION; BYLAWS; DIRECTORS AND OFFICERS

     4.1 The Articles of Incorporation and Bylaws of Medalist, as in effect immediately prior to the Effective Date of the Merger, shall remain the Articles of Incorporation and Bylaws of the Surviving Corporation until amended in accordance with law.

     4.2 The directors of Newco immediately prior to the Effective Date of the Merger shall be the initial directors of the Surviving Corporation, to hold office until their successors are duly elected or as otherwise provided in the Articles of Incorporation and Bylaws of the Surviving Corporation or pursuant to applicable law.

     4.3 The officers of Medalist immediately prior to the effective time of the merger shall remain the officers of the Surviving Corporation until their successors have been duly elected or appointed or as otherwise provided in the Articles of Incorporation and Bylaws of the Surviving Corporation or pursuant to applicable law.

                                   ARTICLE V
                                EFFECT OF MERGER

     The effect of the Merger shall be as provided in Section 180.1106 of the Wisconsin Business Corporation Law.

                                   ARTICLE VI
                              SHAREHOLDER APPROVAL

     6.1 This Plan of Merger shall be submitted for the approval of the shareholders of each of the Constituent Corporations as provided by the applicable laws of the State of Wisconsin.

     6.2 If this Plan of Merger is duly adopted by the required votes of such shareholders and the Merger is not abandoned, Articles of Merger setting forth this Plan of Merger shall be executed and acknowledged in compliance with the provisions of applicable law and shall be filed with the Office of the Secretary of State of Wisconsin, at such time as may be deemed appropriate by the officers of Medalist.

                                  ARTICLE VII
                          TERMINATION AND ABANDONMENT

     At any time prior to the Effective Date of the Merger, this Plan of Merger may be terminated and abandoned by the Board of Directors of either of the Constituent Corporations. In the event of such termination and abandonment of this Plan, this Plan shall become void and of no effect.

                                  ARTICLE VIII
                                 MISCELLANEOUS

     8.1 The Surviving Corporation shall pay all expenses of carrying this Plan of Merger into effect and accomplishing the Merger.

     8.2 If at any time the Surviving Corporation shall consider or be advised that any further assignments or assurances in law are necessary or desirable to vest or to perfect or to confirm of record in the Surviving Corporation the title to any property or rights of Newco, or otherwise to carry out the provisions hereof, the proper officers and directors of Newco as of the Effective Date of the Merger shall execute and deliver any and all proper deeds, assignments and assurances in law, and do all things necessary or proper to vest, perfect or confirm title to such property or rights in the Surviving Corporation, and otherwise to carry out the provisions of this Plan of Merger.

     8.3 The Constituent Corporations intend this Plan of Merger to be a Plan of Reorganization within the meaning of Section 368 of the Internal Revenue Code of 1986, as amended.

     IN WITNESS WHEREOF, pursuant to the approval and authority duly given by the resolutions adopted by the respective Boards of Directors, this Plan of Merger has been signed on behalf of both of the Constituent Corporations by a duly authorized officer all as of the date and year first above written.

                                          ITW ACQ. INC.

                                          By:
                                          --------------------------------------
                                          MEDALIST INDUSTRIES, INC.

                                          By:
                                            ------------------------------------
                                                      James S. Dahlke,
                                                         President

PROXY                      MEDALIST INDUSTRIES, INC.                       PROXY
                            10850 West Park Place
                                  Suite 150
                          Milwaukee, Wisconsin 53224

                SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

        The undersigned hereby appoints James S. Dahlke and William C. O'Loughlin, and each or both of them, proxies with full power of substitution, to represent and to vote all shares of stock which the undersigned is entitled to vote at the Special Meeting of shareholders of Medalist Industries, Inc.
(the "Company"), to be held at the Milwaukee Hilton Hotel, 509 W. Wisconsin Avenue, Milwaukee, Wisconsin, 53203 on Wednesday, May 29, 1996 at 10:00 a.m., or at any adjournment thereof, hereby revoking any proxy previously given.

                 (Continued and to be signed on reverse side.)







PROXY                      MEDALIST INDUSTRIES, INC.                       PROXY
                            10850 West Park Place
                                  Suite 150
                          Milwaukee, Wisconsin 53224

                SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

        The undersigned hereby appoints James S. Dahlke and William C. O'Loughlin, and each or both of them, proxies with full power of substitution, to represent and to vote all shares of stock which the undersigned is entitled to vote at the Special Meeting of shareholders of Medalist Industries, Inc.
(the "Company"), to be held at the Milwaukee Hilton Hotel, 509 W. Wisconsin Avenue, Milwaukee, Wisconsin, 53203 on Wednesday, May 29, 1996 at 10:00 a.m., or at any adjournment thereof, hereby revoking any proxy previously given.

                 (Continued and to be signed on reverse side.)






PROXY                      MEDALIST INDUSTRIES, INC.                       PROXY
                            10850 West Park Place
                                  Suite 150
                          Milwaukee, Wisconsin 53224

                SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

        The undersigned hereby appoints James S. Dahlke and William C. O'Loughlin, and each or both of them, proxies with full power of substitution, to represent and to vote all shares of stock which the undersigned is entitled to vote at the Special Meeting of shareholders of Medalist Industries, Inc.
(the "Company"), to be held at the Milwaukee Hilton Hotel, 509 W. Wisconsin Avenue, Milwaukee, Wisconsin, 53203 on Wednesday, May 29, 1996 at 10:00 a.m., or at any adjournment thereof, hereby revoking any proxy previously given.

                 (Continued and to be signed on reverse side.)

                          MEDALIST INDUSTRIES, INC.
    PLEASE MARK VOTE IN OVAL IN THE FOLLOWING MANNER USING DARK INK ONLY. / /



[                                                                              ]




                                                          For  Against  Abstain
1.  Proposal to Approve and Adopt the Agreement and       / /    / /      / /
    Plan of Merger pursuant to which the Company would become a wholly-owned subsidiary of Illinois Tool Works Inc. ("ITW") and each share of the Company Common Stock would be converted into a fraction of a share of ITW Common Stock valued at $14.50


2. In their discretion on such other business as may properly come before the meeting or any adjournment thereof.



         When properly executed, this proxy will be voted as directed by the undersigned shareholder. If no direction is given, this proxy will be voted FOR Proposal 1.

         Date:  _____________________________________________________, 1996


         __________________________________________________________________
         Signature

         __________________________________________________________________
         Signature

    Please sign exactly as name appears hereon. For joint accounts, all tenants should sign. Administrators, Trustee, etc., should so indicate when signing.






                          MEDALIST INDUSTRIES, INC.
    PLEASE MARK VOTE IN OVAL IN THE FOLLOWING MANNER USING DARK INK ONLY. / /



[                                                                              ]




                                                          For  Against  Abstain
1.  Proposal to Approve and Adopt the Agreement and       / /    / /      / /
    Plan of Merger pursuant to which the Company would become a wholly-owned subsidiary of Illinois Tool Works Inc. ("ITW") and each share of the Company Common Stock would be converted into a fraction of a share of ITW Common Stock valued at $14.50


2. In their discretion on such other business as may properly come before the meeting or any adjournment thereof.



         When properly executed, this proxy will be voted as directed by the undersigned shareholder. If no direction is given, this proxy will be voted FOR Proposal 1.

         Date:  _____________________________________________________, 1996


         __________________________________________________________________
         Signature

         __________________________________________________________________
         Signature

    Please sign exactly as name appears hereon. For joint accounts, all tenants should sign. Administrators, Trustee, etc., should so indicate when signing.






                          MEDALIST INDUSTRIES, INC.
    PLEASE MARK VOTE IN OVAL IN THE FOLLOWING MANNER USING DARK INK ONLY. / /



[                                                                              ]



                                                          For  Against  Abstain
1.  Proposal to Approve and Adopt the Agreement and       / /    / /      / /
    Plan of Merger pursuant to which the Company would become a wholly-owned subsidiary of Illinois Tool Works Inc. ("ITW") and each share of the Company Common Stock would be converted into a fraction of a share of ITW Common Stock valued at $14.50


2. In their discretion on such other business as may properly come before the meeting or any adjournment thereof.



         When properly executed, this proxy will be voted as directed by the undersigned shareholder. If no direction is given, this proxy will be voted FOR Proposal 1.

         Date:  _____________________________________________________, 1996


         __________________________________________________________________
         Signature

         __________________________________________________________________
         Signature

    Please sign exactly as name appears hereon. For joint accounts, all tenants should sign. Administrators, Trustee, etc., should so indicate when signing.

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20. INDEMNIFICATION OF DIRECTORS AND OFFICERS

         Section 145 of the Delaware General Corporation Law provides that ITW may, and in some circumstances must, indemnify the directors and officers of ITW against liabilities and expenses incurred by any such person by reason of the fact that such person was serving in such capacity, subject to certain limitations and conditions therein set forth. Substantially similar provisions that require such indemnification are contained in Article V of ITW's By-Laws. Article Thirteenth of ITW's Restated Certificate of Incorporation, as amended, also contains provisions limiting the liability of ITW's directors in certain circumstances. In addition, ITW has purchased insurance as permitted by Delaware law on behalf of directors and officers indemnifying then against certain civil liabilities, which may cover liabilities under the Securities Act of 1933.

         For the undertakings with respect to indemnification see Item 22 of this Part II.

ITEM 21. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

   The following exhibits are filed as part of this Registration Statement:

NUMBER                    DESCRIPTION OF EXHIBIT

Exhibit 2 Agreement and Plan of Merger among Medalist Industries, Inc., Illinois Tools Works Inc. and ITW ACQ. Inc. dated as of January 8, 1996 is set forth in full in Exhibit A to the Proxy Statement/Prospectus which is part of this Registration Statement.

Exhibit 3(i) Restated Certificate of Incorporation of Illinois Tools Works Inc., filed as Exhibit 4(a) to the ITW's Registration Statement on Form S-8(Registration No. 33-53517) filed with the Securities and Exchange Commission on May 6, 1994 and incorporated herein by reference.

Exhibit 3(ii)             By-Laws of Illinois Tools Works Inc., filed as
                          Exhibit 3(b) to ITW's Annual Report on Form 10-K for the fiscal year ended December 31, 1995 (Commission File No. 1-4797) and incorporated herein by reference.

Exhibit 5 Opinion of Stewart S. Hudnut, Senior Vice President, General Counsel and Secretary of ITW regarding the validity of the shares of Common Stock being registered.

Exhibit 8                 Opinion of Quarles & Brady as to Tax Matters

Exhibit 23.1              Consent of Arthur Anderson LLP

Exhibit 23.2              Consent of Ernst & Young LLP

Exhibit 23.3              Consent of Stewart S. Hudnut (included in Exhibit 5)

Exhibit 23.4              Consent of Quarles & Brady (included in Exhibit 8)

Exhibit 24.1              Power of Attorney of Julius W. Becton, Jr.

Exhibit 24.2              Power of Attorney of Silas S. Cathcart

Exhibit 24.3              Power of Attorney of Susan Crown

Exhibit 24.4              Power of Attorney of H. Richard Crowther

NUMBER                    DESCRIPTION OF EXHIBIT

Exhibit 24.5              Power of Attorney of W. James Farrell

Exhibit 24.6              Power of Attorney of L. Richard Flury

Exhibit 24.7              Power of Attorney of Richard M. Jones

Exhibit 24.8              Power of Attorney of George D. Kennedy

Exhibit 24.9              Power of Attorney of Richard H. Leet

Exhibit 24.10             Power of Attorney of Robert C. McCormack

Exhibit 24.11             Power of Attorney of John D. Nichols

Exhibit 24.12             Power of Attorney of Phillip B. Rooney

Exhibit 24.13             Power of Attorney of Harold B. Smith

Exhibit 24.14             Power of Attorney of Ormand J. Wade

Exhibit 24.15             Power of Attorney of Calvin A. H. Waller

Exhibit 24.16             Power of Attorney of Michael W. Gregg

ITEM 22. UNDERTAKINGS

   (1) ITW hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b), 11 or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the Registration Statement through the date of responding to the request.

   (2) ITW hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the Registration Statement when it became effective.

   (3) ITW hereby undertakes: (1) to file, during any period in which offers or sales are being made, a post-effective amendment to this Registration
Statement: (i) to include any prospectus required by section 10(a)(3) of the Securities Act of 1933; (ii) to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high and of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b), if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement; (iii) to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement; (2) that, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; (3) to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

   (4) ITW hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of ITW's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

   (5) ITW hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this Registration Statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

   (6) ITW undertakes that every prospectus: (i) that is filed pursuant to paragraph (5) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Securities Act of 1933 and is used in connection with an offering of securities subject to Rule 415, will be filed as part of an amendment to the Registration Statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

   Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of ITW pursuant to the provisions referred to in Item 20 hereof, or otherwise, ITW has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by ITW of expenses incurred or paid by a director, officer or controlling person of ITW in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, ITW will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

                                   SIGNATURES

         PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THE REGISTRANT HAS DULY CAUSED THIS REGISTRATION STATEMENT TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED, THEREUNTO DULY AUTHORIZED, IN THE CITY OF GLENVIEW, STATE OF ILLINOIS ON THE 18th DAY OF April, 1996.

                                      ILLINOIS TOOL WORKS INC.



                                      BY:  /s/ W. James Farrell
                                           -------------------------------------
                                           W. JAMES FARRELL
                                           PRESIDENT AND CHIEF EXECUTIVE OFFICER

         Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons on behalf of the registrant and in the capacities indicated on the 18th day of April, 1996.

/s/ Micheal W. Gregg
- -----------------------------------        Senior Vice President and Controller,
         Michael W. Gregg                  Accounting (Principal Accounting
                                             and Financial Officer)

         Julius W. Becton, Jr.             Director
         Silas S. Cathcart                 Director
         Susan Crown                       Director
         H. Richard Crowther               Director
         W. James Farrell                  Director
         L. Richard Flury                  Director
         Richard M. Jones                  Director
         George D. Kennedy                 Director
         Richard H. Leet                   Director
         Robert C. McCormack               Director
         John D. Nichols                   Director
         Phillip B. Rooney                 Director

         Harold B. Smith                   Director
         Ormand J. Wade                    Director
         Calvin A.H. Waller                Director


                                      BY:  /s/ W. James Farrell
                                           -------------------------------------
                                           W. James Farrell (Individual
                                           and as Attorney-in-Fact)

         Original powers of attorney authorizing W. James Farrell to sign this registration statement on Form S-4 and amendments thereto on behalf of the above-named directors of the registrant have been filed with the Securities and Exchange Commission as part of this registration statement on Form S-4.

                                EXHIBIT INDEX


   The following exhibits are filed as part of this Registration Statement:

NUMBER                    DESCRIPTION OF EXHIBIT

Exhibit 2 Agreement and Plan of Merger among Medalist Industries, Inc., Illinois Tools Works Inc. and ITW ACQ. Inc. dated as of January 8, 1996 is set forth in full in Exhibit A to the Proxy Statement/Prospectus which is part of this Registration Statement.

Exhibit 3(i) Restated Certificate of Incorporation of Illinois Tools Works Inc., filed as Exhibit 4(a) to the ITW's Registration Statement on Form S-8(Registration No. 33-53517) filed with the Securities and Exchange Commission on May 6, 1994 and incorporated herein by reference.

Exhibit 3(ii)             By-Laws of Illinois Tools Works Inc., filed as
                          Exhibit 3(b) to ITW's Annual Report on Form 10-K for the fiscal year ended December 31, 1995 (Commission File No. 1-4797) and incorporated herein by reference.

Exhibit 5 Opinion of Stewart S. Hudnut, Senior Vice President, General Counsel and Secretary of ITW regarding the validity of the shares of Common Stock being registered.

Exhibit 8                 Opinion of Quarles & Brady as to Tax Matters

Exhibit 23.1              Consent of Arthur Anderson LLP

Exhibit 23.2              Consent of Ernst & Young LLP

Exhibit 23.3              Consent of Stewart S. Hudnut (included in Exhibit 5)

Exhibit 23.4              Consent of Quarles & Brady (included in Exhibit 8)

Exhibit 24.1              Power of Attorney of Julius W. Becton, Jr.

Exhibit 24.2              Power of Attorney of Silas S. Cathcart

Exhibit 24.3              Power of Attorney of Susan Crown

Exhibit 24.4              Power of Attorney of H. Richard Crowther

Exhibit 24.5              Power of Attorney of W. James Farrell

Exhibit 24.6              Power of Attorney of L. Richard Flury

Exhibit 24.7              Power of Attorney of Richard M. Jones

Exhibit 24.8              Power of Attorney of George D. Kennedy

Exhibit 24.9              Power of Attorney of Richard H. Leet

Exhibit 24.10             Power of Attorney of Robert C. McCormack

Exhibit 24.11             Power of Attorney of John D. Nichols

Exhibit 24.12             Power of Attorney of Phillip B. Rooney

Exhibit 24.13             Power of Attorney of Harold B. Smith

Exhibit 24.14             Power of Attorney of Ormand J. Wade

Exhibit 24.15             Power of Attorney of Calvin A. H. Waller

Exhibit 24.16             Power of Attorney of Michael W. Gregg